UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CBRE Group, Inc.

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2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

(214) 979-6100

April 5, 2021

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of CBRE Group, Inc., I cordially invite you to attend our annual meeting of stockholders on Wednesday, May 19, 2021 at 10:00 a.m. (Central Time) (the “Annual Meeting” or the “2021 Annual Meeting”). The 2021 Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the 2021 Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/CBRE2021. Stockholders will be able to listen, vote, and submit questions from their home or any location with internet connectivity. To participate in the meeting, you must have the 16-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. The notice of meeting and proxy statement that follow describe the business that we will consider at the meeting.

We hope that you will be able to attend the meeting via our live webcast. However, regardless of whether you attend the meeting, your vote is very important. We are pleased to again offer multiple options for voting your shares. You may vote by telephone, via the internet, by mail or through our live webcast of the Annual Meeting, as described beginning on page 1 of the proxy statement.

Thank you for your continued support of CBRE Group, Inc.

Sincerely yours,

Robert E. Sulentic

President and Chief Executive Officer

 Notice of 2021 Annual Meeting

 of Stockholders

May 19, 2021

10:00 a.m. (Central Time)

www.virtualshareholdermeeting.com/CBRE2021

You can attend the Annual Meeting online through our live webcast, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/CBRE2021. You will need to have the 16-digit number included on your notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

AGENDA:

1.	Elect the 10 Board-nominated directors named in the Proxy Statement;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.	Conduct an advisory vote on named executive officer compensation for the fiscal year ended December 31, 2020;

4.	If properly presented, consider a stockholder proposal regarding our stockholders’ ability to call special stockholder meetings; and

5.	Transact any other business properly introduced at the Annual Meeting.

Only stockholders of record as of March 22, 2021 will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2021 Annual Meeting for a period of 10 days prior to the 2021 Annual Meeting at our principal executive offices at 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201 and electronically during the 2021 Annual Meeting at www.virtualshareholdermeeting.com/CBRE2021.

Please note that if you held common stock on March 22, 2021 in “street name” (that is, through a broker, bank or other nominee), you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares. You will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

We hope that you can attend the Annual Meeting. Regardless of whether you will attend via our live webcast, please complete and return your proxy so that your shares can be voted at the Annual Meeting in accordance with your instructions.

We are pleased to furnish proxy materials to our stockholders on the internet. We believe that this allows us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

April 5, 2021

By Order of the Board of Directors

Laurence H. Midler

Executive Vice President, General Counsel and Secretary

This Proxy Statement and accompanying proxy card are first being made available on or about April 5, 2021.

References in this Proxy Statement to “CBRE,” “the company,” “we,” “us” or “our” refer to CBRE Group, Inc. and include all of its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise. References to “the Board” refer to our Board of Directors. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder who requested paper copies of these materials and will also be available at www.proxyvote.com.

Proxy Summary Information

To assist you in reviewing the proposals to be voted upon at our 2021 Annual Meeting, we have summarized important information contained in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement and Annual Report on Form 10-K before voting.

Voting

Stockholders of record as of March 22, 2021 may cast their votes in any of the following ways:

Internet	Phone	Mail	Via webcast during the Annual Meeting

Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	Visit www.virtualshareholdermeeting.com /CBRE2021. You will need the 16-digit number included in your proxy card, voter instruction form or notice. Online access begins at 9:45 a.m. (Central Time).

Voting Matters and Board Recommendation

Proposal	Board Vote Recommendation
Elect Directors (page 7)	✓ FOR each Director Nominee
Ratify the Appointment of Independent Registered Public Accounting Firm for 2021 (page 27)	✓ FOR
Advisory Vote to Approve Named Executive Officer Compensation for 2020 (page 30)	✓ FOR
If Properly Presented, Consider a Stockholder Proposal Regarding Special Stockholder Meetings (page 67)	✘ AGAINST

Fiscal Year 2020 Business Highlights(1)

We are the world’s largest commercial real estate services and investment firm, based on 2020 revenue, with leading global market positions in our leasing, property sales, occupier outsourcing and valuation businesses. As of December 31, 2020, we had more than 100,000 employees (excluding affiliates) serving clients in more than 100 countries.

•	Our services include:

–	real estate advisory and outsourcing services operating under the “CBRE” brand name;
–	investment management services operating under the “CBRE Global Investors” brand name;

–	U.S. development services operating under the “Trammell Crow Company” brand name;

–	U.K. development services operating under the “Telford Homes” brand name; and

–	flexible-space solutions operating under the “Hana” brand name.

(1)

For more complete information regarding our fiscal year 2020 performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. You can obtain a free copy of our Annual Report on Form 10-K at the SEC’s website (www.sec.gov) or by submitting a written request by (i) mail to CBRE Group, Inc., Attention: Investor Relations, 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, (ii) telephone at (214) 863-3145 or (iii) email at investorrelations@cbre.com.

CBRE - 2021 Proxy Statement	1

     PROXY SUMMARY INFORMATION

Like all real estate companies, our business was under stress from the effects of the Covid-19 pandemic for much of 2020. The company adapted quickly, while focusing on the health and wellbeing of everyone associated with CBRE. We re-doubled our commitment to our clients, focused on parts of our business that continued to grow and recalibrated our expense base to match lower levels of business activity. This limited some of the pandemic’s effects on our financial performance:

•	Revenue nearly matched 2019 levels at $23.8 billion.

•	Fee revenue declined 8.2% to $10.9 billion.(2)(3)

•	GAAP net income was $752 million, down 41.4%.

•	Adjusted EBITDA was $1.9 billion, down 8.3%.(3)

•	GAAP EPS was $2.22, down 41%.

•	Adjusted EPS was $3.27, down 11.7%.(3)

•	We ended the year with a net cash position.

•

Our performance in 2020 has highlighted the increased resiliency we’ve built into our business, which allowed us to weather steep declines in high-margin property sales and leasing activities. This resiliency stems from greater diversification across four key dimensions: property types, lines of business, geographic markets and clients.

•	We generated revenue from a highly diversified client base. In 2020, our client roster included more than 90 of the Fortune 100 companies.

•

In December 2020, we launched a Special Purpose Acquisition Company (“SPAC”), CBRE Acquisition Holdings, Inc. (NYSE:CBAH.U). The SPAC will take public a company with promising growth prospects that would benefit from alignment with CBRE but does not fit comfortably in our operating platform.

•

In early 2021, we acquired a 35% interest in Industrious, a leading provider of premium flexible workplace solutions. This investment, which is expected to increase to 40%, aligns us with an exceptional operator and outstanding leadership team, and enables us to participate in the rapidly growing flex-space opportunity at scale.

•

In early 2021, we were named Fortune’s Most Admired Company in real estate for the third consecutive year. We have been voted the most recognized commercial real estate brand in the Lipsey Company survey for 20 years in a row (including 2021). We have also been rated a World’s Most Ethical Company by the Ethisphere Institute for eight consecutive years (including 2021), and have been included in both the Dow Jones Sustainability World Index and the Bloomberg Gender-Equality Index in 2020 and 2021. In 2021, Barron’s rated us the 22nd Most Sustainable Company out of 1,000 U.S.-based companies evaluated.

Our Corporate Strategy

In 2020, we completed a comprehensive review of our business, markets, competitive position and potential disruptions to our operating model. This review resulted in an update of our corporate strategy with an increased emphasis on strategies specific to our three business segments: Advisory Services, Global Workplace Solutions and Real Estate Investments. Our strategy review took into account the anticipated effects of the Covid-19 pandemic.

At its core, our strategy continues to be underpinned by a strong focus on delivering consistently superior outcomes for three key stakeholder groups – our clients, our employees and our stockholders. The strategy is framed by five key themes, each selected to help further distinguish our performance from the competition:

•	Drive operational excellence by streamlining processes, increasing efficiency and strengthening corporate functions.

•	Differentiate our service offering—particularly property leasing and sales—with data.

•	Build on core line of business and geographic strengths in the Advisory Services and Global Workplace Solutions segments.

•	Amplify our principal investments in our investment management and real estate development business lines.

•	Execute focused strategic bets on new and enhanced offerings in areas where we see opportunities for rapid growth.

(2)	Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work.

(3)

These are non-GAAP financial measures. For supplemental financial data and a corresponding reconciliation of (i) revenue computed in accordance with GAAP to fee revenue, (ii) net income computed in accordance with GAAP to adjusted net income and to adjusted EPS, and (iii) net income computed in accordance with GAAP to adjusted EBITDA, in each case for the fiscal years ended December 31, 2020 and 2019, see Annex A to this Proxy Statement. We also refer to “adjusted net income,” “adjusted EPS,” and “adjusted EBITDA” from time to time in our public reporting as “net income attributable to CBRE Group, Inc., as adjusted,” “diluted income per share attributable to CBRE Group, Inc. stockholders, as adjusted” and “EBITDA, as adjusted,” respectively. As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, our Board and management use non-GAAP financial measures to evaluate our performance and manage our operations. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP. The term “GAAP,” as used in this Proxy Statement, means generally accepted accounting principles in the United States.

2	CBRE - 2021 Proxy Statement

PROXY SUMMARY INFORMATION

Corporate Governance Highlights

Our practices

•	Robust director selection process resulting in a diverse Board in terms of gender, race, ethnicity, experience, skills and tenure

•	Independent Board Chair

•	9 out of 10 of our director nominees are independent

•	7 out of 10 of our directors are diverse

•	Annual election of directors

•	Majority voting standard for uncontested elections

•	Maximum of one Board-nominated management director

•	12-year director term limit, which has resulted in the addition of seven new directors since October 2015

•	Proxy access right for director nominations
•	Stockholder rights to call a special meeting

•	Annual Board, committee and individual director evaluations and self-assessments

•	Regular executive sessions, where independent directors meet without management present

•	Active risk oversight by the Board and its key committees

•	Stock ownership requirements for directors and executive officers

•	Policy restricting trading, and prohibiting hedging and short-selling of, CBRE stock

•	Compensation clawback policy for executive officers

•	Ongoing stockholder outreach and engagement

Summary of Board Nominees

The following table provides summary information about each of the director nominees who is being voted on by stockholders at the Annual Meeting.

Name	Age	Director Since	Principal Occupation	Committees	Other Public Company Boards

Brandon B. Boze*†	40	2012	Partner and President of ValueAct Capital	EC	1

Beth F. Cobert*	62	2017	Chief Operating Officer of the Markle Foundation and Chief Executive Officer of Skillful	CC, GC	0

Reginald H. Gilyard*	57	2018	Senior Advisor to The Boston Consulting Group	CC, GC	2

Shira D. Goodman*	60	2019	Advisory Director of Charlesbank Capital Partners	AC, CC	2

Christopher T. Jenny*	65	2016	Chair and Chief Executive Officer of Jennus Innovation	AC, GC	0

Gerardo I. Lopez*	61	2015	Operating Partner of Softbank Group	CC, GC	2

Oscar Munoz*	62	2020	Executive Chair of United Airlines Holdings	N/A	1

Robert E. Sulentic	64	2012	President and Chief Executive Officer of CBRE	EC	1

Laura D. Tyson*	73	2010	Distinguished Professor of the Graduate School, Haas School of Business, University of California, Berkeley	AC	0

Sanjiv Yajnik*	64	2017	President of Capital One Financial Services	AC, CC	0

*	Independent Director

†	Board Chair

Key:

AC	Audit Committee

CC	Compensation Committee

EC	Executive Committee

GC	Corporate Governance and Nominating Committee

CBRE - 2021 Proxy Statement	3

     PROXY SUMMARY INFORMATION

Executive Compensation Highlights

Our Philosophy—Our executive compensation program is designed to reinforce our corporate strategy and to attract and retain accomplished and high-performing executives and to motivate those executives to consistently achieve short- and long-term goals consistent with and in furtherance of our corporate strategy. To do this, we focus a significant percentage of our executive officers’ compensation on both annual and long-term incentive awards intended to drive growth in our business and in our share price in the short and long term, with a relatively modest portion of compensation paid in fixed base salary.

In 2020, we continued to place a significant percentage of our named executive officers’ total annual target direct compensation “at risk,” with incentive programs tied to financial and strategic performance objectives. In 2020, our named executive officers (“NEOs”) collectively had on average approximately (1) 87% of their total annual target direct compensation tied to variable, as opposed to fixed, compensation, (2) 59% of their total annual target direct compensation tied to financial and strategic objectives (our annual cash bonus awards and Adjusted EPS Equity Awards) and (3) 67% of their total annual target direct compensation tied to our stock price performance (our Adjusted EPS Equity Awards and Time Vesting Equity Awards).

The total target direct compensation mix for 2020 for (i) our Chief Executive Officer (“CEO”) and (ii) our CEO together with our other NEOs is illustrated in the following charts (which charts reflect the named executive officer’s full base salaries without accounting for the temporary base salary reductions for 2020):

2020 Performance—Despite our solid overall financial and operational performance in 2020 and strong performance by each of our executive officers to build a more resilient business, the impact of the Covid-19 pandemic led to a meaningful reduction in named executive officer compensation in a number of ways:

•

Mr. Sulentic voluntarily agreed to a temporary reduction of 100% of his base salary. Ms. Stearns and Messrs. Durburg, Lafitte and Queenan also voluntarily agreed to a 15% temporary reduction of their base salary. The temporary executive salary reductions took effect on April 4, 2020 and expired on December 31, 2020. The temporary base salary reductions did not impact other items tied to base salary such as minimum common stock ownership requirements.

•

Compared to annual cash bonus targets, 2020 cash bonuses awarded to the named executive officers averaged 60.6% of target, and ranged from 37.3% to 93.8%, reflecting the severe economic effects of the Covid-19 pandemic on the performance of our Advisory Services segment on the one hand, and the resiliency of our Global Workplace Solutions segment on the other hand.

•	2019 Adjusted EPS Awards were earned at 52.5% of target.

4	CBRE - 2021 Proxy Statement

PROXY SUMMARY INFORMATION

Annual Compensation—Set forth below is the 2020 compensation for our named executive officers. See the footnotes accompanying the Summary Compensation Table on page 52 for more information.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Annual Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Robert E. Sulentic President and Chief Executive Officer	2020	249,315	—	10,649,973	1,089,677	4,500	11,993,465

Leah C. Stearns Chief Financial Officer	2020	621,178	—	2,299,964	544,838	4,500	3,470,480

John E. Durburg Global Chief Executive Officer—Global Workplace Solutions	2020	621,178	—	2,299,964	937,783	4,500	3,863,425

Michael J. Lafitte Global Chief Executive Officer—Real Estate Investments	2020	652,237	—	2,659,968	753,839	4,500	4,070,544

Daniel G. Queenan Global Chief Executive Officer—Advisory Services	2020	621,178	—	2,299,964	373,349	4,500	3,298,991

(1)

In 2020, Mr. Sulentic’s base salary was $1,000,000, Ms. Stearns and Messrs. Durburg and Queenan’s base salaries were $700,000, and Mr. Lafitte’s base salary was $735,000. In light of the company’s contingency planning related to the financial impact of the Covid-19 pandemic, Mr. Sulentic voluntarily agreed to a temporary reduction of 100% of his base salary. Ms. Stearns, and Messrs. Durburg, Lafitte and Queenan also voluntarily agreed to a 15% temporary reduction of their base salaries. The temporary executive salary reductions took effect on April 4, 2020 and expired on December 31, 2020.

CBRE - 2021 Proxy Statement	5

6	CBRE - 2021 Proxy Statement

PROPOSAL 1  ELECT DIRECTORS

Our Board has nominated 10 directors for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees were selected to serve on our Board based on one or more of the following criteria:

•	outstanding achievement in their professional careers;

•	broad experience;

•	personal and professional integrity;

•	their ability to make independent, analytical inquiries;

•	financial literacy;

•	mature judgment;
•	high-performance standards;

•	familiarity with our business and industry;

•	an ability to work collegially.

We also believe that all of our director nominees have a reputation for honesty and adherence to high ethical standards. Each agreed to be named in this Proxy Statement and to serve if elected.

Director Nomination Criteria: Qualifications, Skills and Experience

Our by-laws provide that our Board may not nominate (i) more than one member of the company’s current management to serve on the Board at any one time or (ii) any non-management director for re-election to the Board if that director has completed 12 years of service as an independent member of the Board. Our Board believes that these restrictions contribute to Board stability, vitality and diversity and help ensure that our Board continuously benefits from a balanced mix of perspectives and experiences. Our focus on Board refreshment has resulted in the addition of seven new directors since October 2015.

Our Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and decisions. In nominating candidates, our Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. Our Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference. When evaluating candidates, our Board considers whether potential nominees possess integrity, accountability, informed judgment, financial literacy, mature confidence and high-performance standards.

Our Board is especially interested in adding candidates over time who are operating executives (particularly current chief executives or other operating executives of other large public companies) or who have a strong technology background and in both cases a passion for building a transformative business on a global basis. Other factors include having directors with international experience, including knowledge of emerging markets or management of business operations and resources that are dispersed across a global platform. In addition, a majority of our Board must be independent, consistent with our Corporate Governance Guidelines and New York Stock Exchange, or NYSE, listing standards. Further, at least one member of our Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act, as defined by the rules of the Securities and Exchange Commission, or SEC.

The Corporate Governance and Nominating Committee of our Board of Directors, or the Governance Committee, is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to our Board for nomination, as well as performing assessments of the skills and experience needed to properly oversee our interests.

The Governance Committee regularly reviews the composition of our Board and determines whether the addition of directors with particular experience, skills or characteristics would make our Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills or characteristics would make our Board more effective, the Governance Committee conducts targeted efforts to identify and recruit individuals who have the identified qualifications. As a part of the search process, the Governance Committee may consult with other directors and members of our senior management and may also hire a search firm to assist in identifying and evaluating potential candidates.

CBRE - 2021 Proxy Statement	7

PROPOSAL 1

All potential candidates are interviewed by our CEO, our Board Chair, our Governance Committee Chair and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel reviews a director questionnaire submitted by the candidate, and a background and reference check is conducted as appropriate. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy and to add an additional Board member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances so warrant.

The Governance Committee will also consider candidates recommended to our Board by our stockholders. See “Corporate Governance—Stockholder Recommendations and Nominations of Director Candidates—Stockholder Recommendations” on page 15 for more information.

Board Composition

We believe our director nominees bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the company and fresh perspectives. The director qualifications and demographic matrix below summarizes some of the key attributes that our Board has identified as particularly valuable to the effective oversight of our company and the execution of our corporate strategy. This director qualifications and demographic matrix is not intended to be an exhaustive list of each of our director nominees’ skills or contributions to the Board. Further information on each director nominee, including some of their specific experience, qualifications, attributes and skills is set forth in the biographies on pages 9 to 12 of this Proxy Statement.

8	CBRE - 2021 Proxy Statement

PROPOSAL 1

2021 Director Nominees

Brandon B. Boze

Age: 40

Director Since: December 2012

Board Committee:	Executive (Chair)

Mr. Boze has served as the Independent Chair of our Board since May 2018. He is the President, a Partner and a member of the Management Committee of ValueAct Capital, a privately owned investment firm that he joined in August 2005. Prior to joining ValueAct Capital, Mr. Boze was an investment banker at Lehman Brothers, focused on power utilities and technology mergers and acquisitions.

Qualifications, Attributes, Skills and Experience:

Mr. Boze brings to our Board experience in finance, strategy, mergers and acquisitions and investment business. He serves on the board of directors of Trinity Industries, Inc. and previously served on the board of directors of Valeant Pharmaceuticals International. Mr. Boze holds a B.E. from Vanderbilt University and is a CFA charterholder.

Beth F. Cobert

Age: 62

Director Since: May 2017

Board Committees:	Compensation (Chair)
Governance

Ms. Cobert has served as the Chief Operating Officer of the Markle Foundation, since July 2020 and as the Chief Executive Officer of Skillful, a non-profit initiative of the Markle Foundation that focuses on enabling workers to secure good jobs in the digital economy, since June 2017. She previously served as the Acting Director of the U.S. Office of Personnel Management from July 2015 to January 2017, and as the Deputy Director for Management of the U.S. Office of Management and Budget from October 2013 to July 2015. From 2001 to October 2013, Ms. Cobert served as a Senior Partner at McKinsey & Company, a global business strategy consulting firm. From 1990 to 2001, Ms. Cobert was a Partner at McKinsey & Company. She joined the firm in 1984 as an Associate and served in various leadership roles at McKinsey & Company.

Qualifications, Attributes, Skills and Experience:

Ms. Cobert brings to our Board nearly 30 years of experience as a consultant in business strategy, where she worked with corporate, non-profit and government entities on key strategic, operational and organizational issues across a range of sectors, including financial services, health care, legal services, real estate and telecommunications. Our Board also benefits from Ms. Cobert’s government service. Ms. Cobert serves on the Board of Trustees of Princeton University and previously served as a member of the board of directors and chair of the United Way of the Bay Area and as a member of the Stanford University Graduate School of Business Advisory Council. Ms. Cobert holds a B.A. from Princeton University and an M.B.A. from Stanford University.

Reginald H. Gilyard

Age: 57

Director Since: November 2018

Board Committees:	Compensation
Governance

Mr. Gilyard has served as a Senior Advisor to The Boston Consulting Group, Inc. (BCG), a global management consulting firm, since August 2017. Prior to this role, Mr. Gilyard served as the Dean of The Argyros School of Business and Economics at Chapman University from August 2012 to July 2017. Prior to joining Chapman University, Mr. Gilyard served as Partner and Managing Director at BCG, where he led strategy, M&A and business transformation initiatives for large corporations, from 1996 to 2012. Prior to BCG, he served nine years in the U.S. Air Force and three years in the U.S. Air Force Reserves, rising to Major in the Reserves.

Qualifications, Attributes, Skills and Experience:

Mr. Gilyard brings to our Board more than 20 years of experience developing and implementing successful strategies for Fortune 500 companies, educational institutions and large national foundations. Mr. Gilyard serves on the board of directors of First American Financial Corporation and Realty Income Corporation. He also serves as the Board Chair of Pacific Charter School Development, a real estate development company serving low income families in urban centers across the country. Mr. Gilyard holds a B.S. from the United States Air Force Academy, an M.S. from the United States Air Force Institute of Technology and an M.B.A. from Harvard Business School.

CBRE - 2021 Proxy Statement	9

PROPOSAL 1

Shira D. Goodman

Age: 60

Director Since: May 2019

Board Committees:	Audit
Compensation

Ms. Goodman has served as an Advisory Director to Charlesbank Capital Partners, a private equity firm, since January 2019. She previously served as the Chief Executive Officer of Staples, Inc. from September 2016 to January 2018. Ms. Goodman served in roles with increasing responsibility at Staples since joining Staples in 1992, including President and Interim Chief Executive Officer from June 2016 to September 2016, President, North American Operations from January 2016 to June 2016, and President, North American Commercial from February 2014 to June 2016. Prior to that, she served as Executive Vice President of Global Growth from February 2012 to February 2014, Executive Vice President of Human Resources from March 2009 to February 2012, Executive Vice President of Marketing from May 2001 to March 2009, and in various other management positions. Prior to Staples, Ms. Goodman worked at Bain & Company from 1986 to 1992, in project design, client relationships and case team management.

Qualifications, Attributes, Skills and Experience:

Ms. Goodman brings to our Board more than 25 years of experience in business operations, marketing, sales force management, human resources, business growth and distribution logistics. She serves on the board of directors of CarMax, Inc. and Henry Schein, Inc. and previously served on the board of directors of Staples, Inc. and The Stride Rite Corporation. She holds a B.A. from Princeton University, an M.S. in Management from the Massachusetts Institute of Technology and a J.D. from Harvard University.

Christopher T. Jenny

Age: 65

Director Since: January 2016

Board Committees:	Audit
Governance (Chair)

Mr. Jenny has served as the Chief Executive Officer of Jennus Innovation, a business development incubator/accelerator, since February 2021 and as its Chair since January 2018. He previously served as a Senior Advisor to EY-Parthenon from January 2016 to December 2018 and as a Senior Managing Director from August 2014 to December 2015. He previously served as President and Senior Partner with The Parthenon Group LLC, a Boston-based private management consulting firm, from 1995 to 2014 prior to its merger with Ernst & Young in August 2014. Prior to joining The Parthenon Group LLC in 1995, Mr. Jenny was a Partner at Bain & Company, Inc., a global business strategy consulting firm.

Qualifications, Attributes, Skills and Experience:

Mr. Jenny brings to our Board more than 30 years of experience as a consultant in business strategy, and has worked on issues related to business-unit strategy, profit improvement and mergers and acquisitions. He has experience as a senior operating executive and has managed portfolio companies for two of the nation’s leading private-equity firms. He is a member of the board of directors of Jennus Innovation, The Guardian Life Insurance Company of America, Mobile Virtual Player and PLT4M. He previously served on the board of directors of Mac-Gray Corporation. Mr. Jenny holds a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

Gerardo I. Lopez

Age: 61

Director Since: October 2015

Board Committees:	Compensation
Governance

Mr. Lopez has served as an Operating Partner at Softbank Group, since December 2018. He previously served as an Operating Partner at High Bluff Capital from June 2018 to December 2018. From January 2018 to March 2018, Mr. Lopez served as a Senior Advisor to Extended Stay America, Inc. and its paired-share REIT, ESH Hospitality, Inc. and was its President and Chief Executive Officer from August 2015 to December 2017. Mr. Lopez previously served as President and Chief Executive Officer of AMC Entertainment Holdings, Inc. and its subsidiary, AMC Entertainment Inc., from March 2009 through August 2015. Prior to that, he was Executive Vice President of Starbucks Coffee Company and President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice divisions from September 2004 to March 2009, and President of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez has also held a variety of executive management positions with International Home Foods, Frito Lay, Pepsi-Cola and the Procter & Gamble Company.

Qualifications, Attributes, Skills and Experience:

Mr. Lopez brings to our Board his skills, knowledge and business leadership as a senior executive at hospitality, entertainment and consumer products companies. He has over 35 years of experience in marketing, sales and operations and management in public and private companies and has public company experience across diverse consumer-focused industries. He serves on the board of directors of Newell Brands and Realty Income Corporation, and previously served on the board of directors of Brinker International, Inc., Extended Stay America, Inc., AMC Entertainment Holdings, Inc., Digital Cinema Implementation Partners, National Cinemedia, LLC, Open Road Films, Safeco Insurance, TXU, Inc. and Recreational Equipment, Inc. Mr. Lopez holds a B.A. from George Washington University and an M.B.A. from Harvard Business School.

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PROPOSAL 1

Oscar Munoz

Age: 62

Director Since: November 2020

Mr. Munoz has served as the Executive Chair of United Airlines Holdings, Inc., since May 2020. He previously served as its Chief Executive Officer from September 2015 to May 2020 and President from September 2015 to August 2016. Prior to United, Mr. Munoz served as the President and Chief Operating Officer of CSX Corporation, a railroad and intermodal transportation services company, from February 2015 to September 2015, as Executive Vice President and Chief Operating Officer of CSX from 2012 to 2015, and as Executive Vice President and Chief Financial Officer of CSX from 2003 to 2012.

Qualifications, Attributes, Skills and Experience:

Mr. Munoz brings to our Board his skills, knowledge and business leadership as a senior executive in various financial and strategic capacities at some of the world’s most recognized consumer brands. He has over 30 years of experience in management, finance, accounting and auditing, and has held key executive positions within the telecommunications, beverage and transportation industries. He is a member of the board of directors of United Airlines Holdings, Inc. and Univision Holdings, Inc., and previously served on the board of directors of Continental Airlines, Inc. and CSX Corporation. Mr. Munoz holds a B.S. in business administration from the University of Southern California and an M.B.A. from Pepperdine University.

Robert E. Sulentic

Age: 64

Director Since: December 2012

Board Committee:	Executive

Mr. Sulentic has been our CEO since December 2012 and President since March 2010. He previously served as the President of our Development Services business from December 2006 to April 2011, as our Chief Financial Officer from March 2009 until March 2010 and as our Group President from July 2009 until March 2010. Mr. Sulentic was a member of our Board and Group President of Development Services, Asia Pacific and Europe, Middle East and Africa from December 2006 through March 2009. He was President and Chief Executive Officer of Trammell Crow Company from October 2000 through our acquisition of that company in December 2006, and prior to that served as its Executive Vice President and Chief Financial Officer from September 1998 to October 2000.

Qualifications, Attributes, Skills and Experience:

Mr. Sulentic brings to our Board a significant operating background in the commercial real estate industry through extensive experience, previously with the Trammell Crow Company before its acquisition by us, and later with the company in his capacities as Group President of several service lines, as our Chief Financial Officer, and currently as our President and CEO. Mr. Sulentic is the Board Chair and a member of the board of directors of CBRE Acquisition Holdings, Inc., a publicly traded special purpose acquisition company we sponsored. He previously served as the Independent Board Chair and member of the board of directors of Staples, Inc., and previously served on the board of directors of Trammell Crow Company from December 1997 through December 2006, including as its Chair from May 2002 through December 2006. Mr. Sulentic holds a B.A. from Iowa State University and an M.B.A. from Harvard Business School.

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PROPOSAL 1

Laura D. Tyson

Age: 73

Director Since: March 2010

Board Committee:	Audit

Dr. Tyson has been a Distinguished Professor of the Graduate School, Haas School of Business, University of California, Berkeley, since July 2016. She served as the Faculty Director of the Haas School of Business’s Institute for Business and Social Impact (IBSI) from July 2013 to 2019 and as Interim Faculty Director of IBSI from 2019 to 2020. In 2019, Dr. Tyson was the Richard C. Holbrooke Fellow at the American Academy in Berlin. Dr. Tyson was previously Dean of the London Business School from January 2002 to December 2006 and Dean of the Haas School of Business from July 1998 to December 2001, and was Professor of Business Administration and Economics there from 1992 to 2016. She was a member of President Clinton’s cabinet from 1993 through 1996. During that time, she served as the Chair of the Council of Economic Advisers (CEA) from January 1993 to February 1995 and was the first woman to Chair the CEA. From February 1995 to December 1996, Dr. Tyson served as the Director of the National Economic Council.

Qualifications, Attributes, Skills and Experience:

Dr. Tyson brings experience from serving on the boards of directors of complex global organizations, and is a noted economist who brings experience in government and broad knowledge of macroeconomics and international economic issues to our Board. She is the co-chair of the California Governor’s Council of Economic Advisors and serves on French President Emmanuel Macron’s Commission d’experts sur les grand défis économiques. Dr. Tyson served as a member of President Obama’s Economic Recovery Advisory Board from 2009 through 2011, as a member of President Obama’s Council on Jobs and Competitiveness from 2011 through 2012, and as a member of the U.S. State Department Foreign Affairs Policy Board from 2011 through 2013. She serves on the board of directors of Lexmark International, Inc. and APEX Swiss Holdings SARL. She also serves as Chair of the Board of Trustees of the Blum Center for Developing Economies at the University of California, Berkeley and serves on the board of the Opportunity Institute. She previously served on the board of directors of AT&T, Inc., Eastman Kodak Company, Morgan Stanley and Silver Spring Networks, Inc. Dr. Tyson holds a B.A. from Smith College and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Sanjiv Yajnik

Age: 64

Director Since: November 2017

Board Committees:	Audit
Compensation

Mr. Yajnik has been the President of Capital One Financial Services, a division of Capital One, since June 2009. He is also President and Director of Capital One National Association, one of Capital One’s two national bank subsidiaries, and serves on Capital One’s Executive Committee. In addition, Mr. Yajnik oversees Capital One’s community relations throughout Texas, Oklahoma and Louisiana as President of the company’s South-Central Region. Since joining Capital One in 1998, he has held a number of senior leadership positions in Europe, Canada and the United States. Prior to Capital One, he held leadership positions at PepsiCo and Circuit City and was a Chief Engineer for Mobil Oil Corporation’s shipping business. He is the Chair of the Dallas Symphony Association, and leads the Board of Governors in overseeing the direction and governance for the Dallas Symphony Orchestra.

Qualifications, Attributes, Skills and Experience:

Mr. Yajnik brings to our board his broad business background and his experience in leading the transformation of a large, service-oriented global organization through technology enablement. He has spent the past two decades in financial services, with a wide range of experience in the U.S and international markets. Mr. Yajnik previously served as Chair of the Texas Economic Development Corporation. He received an M.B.A. with honors from the University of Western Ontario, Canada, and completed the Executive Management Program at Stanford University. He is a medalist Chartered Engineer (I), and graduated with distinction from the Marine Engineering Research Institute, India.

Messrs. Feeny and Wirta, who currently serve on our Board, have a combined 34 years of director service to us. They are not eligible to stand for re-election due to our term limit restrictions and will retire from our Board at the expiration of their current terms at the 2021 Annual Meeting. We are grateful for their many years of service to CBRE.

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PROPOSAL 1

The following summarizes the independence, tenure, race and ethnicity, and gender of our 2021 director nominees:

Required Vote

This is an uncontested Board election. As such, in order to be elected, each nominee must receive the affirmative vote of a majority of the votes cast on his or her election (i.e., votes cast “FOR” a nominee must exceed votes cast as “AGAINST”). Votes to “ABSTAIN” with respect to a nominee and broker non-votes are not considered votes cast, and so will not affect the outcome of the nominee’s election.

Recommendation

Our Board recommends that stockholders vote “FOR” all of the nominees.

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CORPORATE GOVERNANCE

We are governed by a Board and committees of the Board that meet several times throughout the year, and we are committed to maintaining the highest standards of business conduct and corporate governance. Governance is a continuous focus for us, starting with our Board and extending to management and our employees. Our Board has also established Corporate Governance Guidelines that provide a framework for the effective governance of the company.

GOVERNANCE HIGHLIGHTS

Corporate Governance	Compensation	Stockholder Rights
• Robust director selection process resulting in a diverse Board in terms of gender, race, ethnicity, experience, skills and tenure	• Pay-for-performance compensation program, which includes performance-based equity grants	• Annual election of all directors
• 10 director nominees, 9 of whom are independent	• Annual “say on pay” votes, with most recent favorable “say on pay” vote of approximately 94%	• Majority voting requirement for directors in uncontested elections
• Director Term Limits (12 years)	• Stock ownership requirements for directors and executive officers	• Stockholder rights to call special meetings
• Independent Board Chair	• Policy restricting trading, and prohibiting hedging and short-selling, of CBRE stock	• No poison pill takeover defense plans
• Annual Board, committee and individual director evaluations and self-assessments	• Compensation clawback policy for executive officers	• Stockholders may act by written consent
• Maximum of one Board-nominated management director		• Proxy access for director nominations
• All incumbent directors attended at least 75% of Board and Board committee meetings		• Ongoing stockholder outreach and engagement
• Robust Standards of Business Conduct and governance policies
• No “over-boarding” by our directors on other public-company boards

Process for Selecting Director Candidates

The Governance Committee identifies and evaluates potential candidates and recommends candidates to our Board for nomination. For greater detail about the criteria for director candidates and the nomination process, see “Proposal 1—Elect Directors—Director Nomination Criteria: Qualifications, Skills and Experience” on page 7.

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CORPORATE GOVERNANCE

Stockholder Recommendations and Nominations of Director Candidates

Stockholder Recommendations

If you are a stockholder who would like to recommend a candidate for our Governance Committee to consider for possible inclusion in our 2022 proxy statement, you must send notice to Laurence H. Midler, Secretary, CBRE Group, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, by registered, certified or express mail, and provide him with a brief biographical sketch of the recommended candidate, a document indicating the recommended candidate’s willingness to serve if elected, and evidence of your stock ownership. The Governance Committee or its chair will then consider the recommended director candidate in accordance with the criteria for director selection described under “Proposal 1—Elect Directors—Director Nomination Criteria: Qualifications, Skills and Experience” on page 7.

Stockholder Nominations

Our “proxy access” by-laws allow stockholders to submit director nominations to be included in our proxy materials. A stockholder who wishes to nominate a candidate and have that candidate included in our proxy materials through proxy access must follow the procedures described in Article I, Section 12 of our by-laws. See “Submission of Stockholder Proposals and Board Nominees—Stockholder Director Nominations for Inclusion in the 2022 Proxy Statement” on page 25 for additional details. In addition, our by-laws also allow stockholders to nominate one or more persons for election as directors outside of the proxy access process described above. See “Submission of Stockholder Proposals and Board Nominees” on page 25 for further information.

Director Independence

Pursuant to our Board’s Corporate Governance Guidelines and the listing standards of the NYSE, our Board must consist of a majority of independent directors. In addition, all members of the Audit Committee, Compensation Committee and Governance Committee must be independent directors as defined by our Corporate Governance Guidelines and NYSE listing standards. Members of the Compensation Committee must also meet applicable NYSE independence requirements for compensation committee members, and members of the Audit Committee must further satisfy a separate SEC independence requirement, which generally provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries, other than their compensation as directors or members of the Audit Committee or any other committees of our Board or (ii) be an affiliated person of ours.

Our Board regularly conducts a review of possible conflicts of interest and related-party transactions through the use of questionnaires, director self-reporting and diligence conducted by management. This review includes consideration of any investments and agreements between directors and their related persons and the company, including those described under “Related-Party Transactions” in this Proxy Statement, and such person’s beneficial ownership of our securities. The Board has determined that 90% of our director nominees (all except for Mr. Sulentic) are independent in accordance with NYSE listing standards and our Board’s Categorical Independence Standards that it has adopted relating to our director independence. These Categorical Independence Standards are posted on the Corporate Governance section of the Investor Relations page on our website at www.cbre.com.

Independent Director Meetings

Our non-management directors meet in executive session without management present each time the full Board convenes for a regularly scheduled meeting. If our Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. The Chair of our Board is a non-management director that presides over executive sessions of our Board.

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CORPORATE GOVERNANCE

Majority Voting to Elect Directors

In uncontested elections, directors are elected by a “majority vote” requirement. Under this requirement, in order for a nominee to be elected in an uncontested election, the nominee must receive the affirmative vote of a majority of the votes cast in his or her election (i.e., votes cast “FOR” a nominee must exceed votes cast as “AGAINST”). Votes to “ABSTAIN” with respect to a nominee and broker non-votes are not considered votes cast, and so will not affect the outcome of the nominee’s election.

The company maintains a plurality vote standard in contested director elections, where the number of nominees exceeds the number of directors to be elected.

Director Resignation Policy Upon Change of Employment

Our Board’s Corporate Governance Guidelines require that directors tender their resignation upon a change of their employment. The Governance Committee will then consider whether the change in employment has any bearing on the director’s ability to serve on our Board, our Board’s goals regarding Board composition or any other factors considered appropriate and relevant. Our Board will then determine whether to accept or reject the tendered resignation.

Term Limits

Under our by-laws, the Board may not nominate any non-management director for re-election to the Board if that director has completed 12 years of service as an independent member of the Board on or prior to the date of election to which such nomination relates. No exemptions are permitted. The Board believes that this restriction contributes to Board stability and vitality.

Board Structure and Leadership

Our Board currently consists of 12 directors, 10 of whom have been nominated for re-election. As previously noted, Messrs. Feeny and Wirta currently serve on our Board, but will not stand for re-election due to our term limit restrictions and will retire from our Board following the expiration of their current terms at the Annual Meeting.

All of our directors are elected at each annual meeting of stockholders and hold office until the next election. Our Board has authority under our by-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease its size between annual meetings of stockholders.

The Board has determined that it is in the best interests of the company and its stockholders that the size of the Board be reduced to 10 members effective as of the date of the Annual Meeting.

Since 2001, we have separated the roles of CEO and Chair of the Board in recognition of the differences between the two positions. Our CEO is responsible for setting the strategic direction and overseeing the day-to-day leadership and performance of the company. The Chair of our Board, who is independent of management, provides oversight and guidance to our CEO. Although it has been our longstanding policy to have an independent Board Chair, we amended our by-laws in 2015 to require that the Board Chair be an independent director.

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CORPORATE GOVERNANCE

Board Risk Management

Oversight of Risk

•  The Board oversees risk management.

• Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out our Board’s risk oversight function.

• Company management is charged with managing risk through rigorous risk mitigation activities and strong internal controls.

Our Board regularly reviews information regarding our most significant strategic, operational, financial and compliance risks and is responsible for ensuring that the company has crisis management and business continuity plans in place to deal with potential crises. Our Board maintains direct oversight over our enterprise risk management process rather than delegating this function to a Board or management committee.

We maintain an executive risk committee chaired by our Chief Risk Officer and consisting of senior executives representing a cross-section of our lines of business, operational areas and geographic regions who are responsible for identifying, assessing and managing our most significant risks. Multiple times during the year, our Chief Risk Officer provides a detailed presentation on identified significant risks to the Board or a committee of the Board. Certain risks that are determined to be best managed directly by the Board versus management or that are in areas specific to a particular Board committee expertise are monitored and overseen at the Board or committee level as appropriate.

•

The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. For additional information regarding the Compensation Committee’s assessment of our compensation-related risk, please see “Compensation Discussion and Analysis—How We Make Compensation Decisions—Compensation Risk Assessment” on page 37.

•

The Audit Committee oversees management of risks related to our financial reports and record-keeping and potential conflicts of interest, and also oversees our risk assessment and risk management processes more generally, including major business, financial, information technology risks (including cybersecurity and data security risks), legal and reputational risk exposures, as well as risks related to crisis management and business continuity. In furtherance of this oversight responsibility, the Audit Committee typically receives quarterly reports from our Chief Financial Officer, our Chief Ethics & Compliance Officer, our Senior Vice President, Risk and Assurance, our Chief Digital & Technology Officer as well as updates from our General Counsel and Chief Risk Officer on any developments affecting our overall risk profile and on issues of non-compliance and incident management.

•	The Governance Committee manages risks associated with corporate governance practices, investor activism, the independence of the Board and the composition of our Board and its committees.

Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee chair reports about such risks. These reports are presented at every regularly scheduled Board meeting.

Oversight of Covid-19 Risks

We have assembled a cross-disciplinary crisis management team, which includes all our executive officers, for the continuous monitoring of the rapidly evolving situation involving the coronavirus pandemic and timely implementation of measures to help support safe and continuous operations. The health, safety and well-being of our people and the communities in which we live and work is paramount, and we are committed to being a responsible corporate citizen during this time of unprecedented crisis. Over the course of 2020, our Board was actively engaged with management in monitoring the severe market developments and other effects of the coronavirus outbreak, and management was in regular communication with the Board about the assessment and management of the significant risks to the company and impact on our business.

CBRE - 2021 Proxy Statement	17

CORPORATE GOVERNANCE

Oversight of Information Technology Risks

Information and cyber security are critical components of our risk management program. The Audit Committee receives regular, quarterly reports on these matters from our Chief Digital & Technology Officer and our Chief Information

Officer, including on the status of projects to strengthen the company’s security systems and improve cyber readiness, as well as on existing and emerging threat landscapes.

Our information and cyber security program is focused on the following areas:

•

Governance: We operate under an Information Security Management System (“ISMS”) which is clearly defined through specific policies and standards. Policies are owned by senior management to ensure that they are well embedded in the business and all subsequent standards align to the wider business strategy. These policies are reviewed, at a minimum, annually to ensure they remain relevant and third-party subject matter experts are leveraged across several fields to ensure we maintain an approach that is in line with leading industry recommendations. Through our ISMS, we meet or exceed ISO and local legislative frameworks.

•

Security Awareness / Training: All of our employees are required to adhere to our Standards of Business Conduct, which identifies an employee’s responsibility for information security. We provide annual cybersecurity training for all employees, as well as additional role-specific information security training. In addition to annual training, security awareness articles are disseminated periodically throughout the year. We also sponsor a “Cyber Security Month” in October each year and conduct regular phishing exercises.

•

Technical Safeguards: We deploy measures to protect our network perimeter and internal Information Technology platforms, such as internal and external firewalls, network intrusion detection and prevention, penetration testing, vulnerability assessments, threat intelligence, anti-malware and access controls.

•

Supplier Relationships: We conduct vendor security reviews for prospective and current third-party suppliers and service providers. This evaluates numerous key security controls and the outputs of these reviews are used as part of business decisions regarding procurement and to assess their overall security posture relative to a defined set of security criteria.

•

Incident Response Plans: We maintain and update incident response plans that address the life cycle of a cyber incident from a technical perspective (i.e., detection, response and recovery), as well as data breach response (with a focus on external communication and legal compliance); and testing those plans (both internally and through external exercises) through breach simulations and penetration testing.

•

Certifications: We have obtained ISO 27001 certifications for our Americas, EMEA and APAC and India IT offices. We have also certified our platform to SOC1 Type II and SOC2 Type II standards. Our security program is audited on an annual basis by an accredited certification body, leading accounting firms and institutional clients.

•	Insurance: We maintain an information security insurance policy to protect our company against computer-related crimes and losses.

Succession Planning

Our Board reviews management succession and development plans with the CEO on at least an annual basis, and as-needed throughout the year. These plans include CEO succession in the event of an emergency or retirement, as well as the succession plans for the CEO’s direct reports and other employees critical to our continued operations and success.

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CORPORATE GOVERNANCE

Board Meetings and Committees

Our Board held seven meetings during fiscal year 2020 to review significant developments, engage in strategic planning and act on matters requiring Board approval. In 2020, each incumbent director attended at least 75% of our Board meetings and meetings of committees on which he or she served (taken in the aggregate) during the period that he or she served thereon.

Our Board currently has four standing committees that met or acted by written consent during fiscal year 2020: the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee.

The following table describes the current members of each of the committees of our Board, and the number of meetings held during fiscal year 2020:

Director	Board	Audit	Compensation	Governance	Executive

Brandon B. Boze	CHAIR				CHAIR

Beth F. Cobert	✓		CHAIR	✓

Curtis F. Feeny	✓	CHAIR		✓	✓

Reginald H. Gilyard	✓		✓	✓

Shira D. Goodman(1)	✓	✓	✓

Christopher T. Jenny	✓	✓		CHAIR

Gerardo I. Lopez	✓		✓	✓

Oscar Munoz	✓

Robert E. Sulentic	✓				✓

Laura D. Tyson	✓	✓

Ray Wirta	✓				✓

Sanjiv Yajnik	✓	✓	✓

Number of Meetings	7	9	3	5	1

(1)	Ms. Goodman is expected to serve as the Audit Committee Chair upon Mr. Feeny’s retirement at the 2021 Annual Meeting.

Each committee (other than the Executive Committee) is composed entirely of directors whom our Board has determined to be independent under current NYSE standards. Each committee operates under a charter approved by our Board that sets out the purposes and responsibilities of the committee and that are published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. In accordance with our Board’s Corporate Governance Guidelines, our Board and each of the Audit Committee, Compensation Committee and Governance Committee conducts an annual performance self-assessment with the purpose of increasing the effectiveness of our Board and its committees. The responsibilities of all of our Board committees are described below.

Audit Committee—The Audit Committee provides oversight of our accounting and financial reporting and disclosure processes; the adequacy of the systems of disclosure and internal control established by management; our compliance with legal and regulatory requirements; risk oversight and management generally; and the audit of our financial statements. Among other things, the Audit Committee: (i) retains, compensates, oversees and terminates the independent auditor and evaluates its qualifications, independence and performance; (ii) pre-approves all audit and any non-audit services performed by the independent auditor; (iii) reviews the results of the independent audit and internal audits as well as reports from our Chief Financial Officer, our Chief Ethics & Compliance Officer, our Senior Vice President, Risk and Assurance, our Chief Digital &

Technology Officer and our General Counsel and Chief Risk Officer; (iv) reviews the independent auditor’s report describing our internal quality-control procedures and any material issues raised by the most recent internal quality-control review or any inquiry by governmental authorities; (v) in consultation with the independent auditor, management and internal auditors, reviews the integrity of our internal and external financial reporting processes; (vi) reviews financial statements and releases and guidance provided to analysts and rating agencies; (vii) reviews the Chief Ethics & Compliance Officer’s report on the effectiveness of our compliance with applicable ethical, legal, and regulatory requirements; (viii) reviews our cybersecurity readiness and other policies and procedures related to data governance; and (ix) establishes procedures to handle complaints regarding accounting, internal controls or auditing matters.

All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and our Board’s Corporate Governance Guidelines. Our Board has determined that each member of the Audit Committee is financially literate as required under NYSE rules. Our Board has also determined that each of Dr. Tyson and Messrs. Feeny, Jenny and Yajnik meets the qualifications of an “audit committee financial expert” in accordance with SEC rules and that they have the requisite accounting, related financial management and/or other relevant expertise, as described under “Proposal 1—Elect Directors” beginning on page 7.

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CORPORATE GOVERNANCE

Compensation Committee—The Compensation Committee oversees the development and administration of our executive compensation policies, plans and programs, including reviewing and approving compensation of our executive officers and any compensation contracts or arrangements with our executive officers. In addition, the Compensation Committee reviews the performance of our executive officers, including our CEO. Each of the members of the Compensation Committee qualifies as a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and each of them is also independent within the meaning of the listing standards and rules of the NYSE applicable to members of compensation committees. For additional information on the responsibilities and activities of the Compensation Committee, including the Compensation Committee’s processes for determining executive compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 31.

Governance Committee—The Governance Committee oversees our Board’s corporate governance procedures and practices, including the recommendations of individuals for service on our Board and recommendations to our Board regarding corporate governance matters and practices, including as to director compensation and directors’ and officers’ liability insurance. In addition, the Governance Committee consults with our CEO regarding management succession planning. All of the members of the Governance Committee are independent within the meaning of the listing standards and rules of the NYSE.

Executive Committee—The Executive Committee implements policy decisions of our Board and is authorized to act on our Board’s behalf between meetings of our Board, including by approving certain transactions within dollar thresholds established by our Board. The Executive Committee also engages in the periodic review of our balance sheet management, borrowings and capital markets activities.

Board Attendance at Annual Meeting of Stockholders

Although the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, it is the Board’s policy that all directors should attend these meetings. All of our then-serving directors attended our 2020 annual meeting of stockholders on May 14, 2020.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth in the table on page 19. None of Mses. Cobert and Goodman or Messrs. Gilyard, Lopez and Yajnik has ever been an officer or employee of the company or any of its subsidiaries. In addition, during 2020, none of our directors was employed as an executive officer of another entity where any of our executive officers served on that entity’s board of directors or compensation committee (or its equivalent).

Director Compensation

Our director compensation policy provides for the following annual compensation for each of our non-employee directors:

•	a $100,000 annual cash retainer payable in full upon commencement of the director’s term;

•

a restricted stock unit grant for a number of shares equal to $200,000 divided by the fair market value of our common stock on the date of grant, which shares vest in full on the earlier of the one-year anniversary of grant or the next annual meeting of stockholders;

•	the Chair of the Audit Committee receives an additional annual cash retainer of $25,000;

•	the Chair of the Compensation Committee receives an additional annual cash retainer of $20,000;

•	the Chair of the Governance Committee receives an additional annual cash retainer of $15,000; and

•	there are no board or committee meeting attendance fees.

In all cases, our non-employee directors may elect to receive shares of our common stock in lieu of cash payments (in like amounts). Non-employee directors who are appointed or elected off-cycle (i.e., outside an annual meeting) receive a pro rata portion of their cash retainer and restricted stock unit grant based on the length of their service until the next annual meeting.

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CORPORATE GOVERNANCE

Our non-employee directors are eligible to defer their compensation through our Deferred Compensation Plan, as described under “Executive Compensation—Summary of Plans, Programs and Agreements—Deferred Compensation Plan” on page 58. We also reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Employee directors do not receive any fees for attendance at meetings or for their service on our Board.

Our Board has also adopted stock ownership requirements that are applicable to non-employee directors. A description of these stock ownership requirements can be found under “Stock Ownership Requirements” on page 23.

In response to the Covid-19 pandemic, our Board determined that each director serving on the Board would forego 50% of his or her 2020 restricted stock unit grant.

The following table provides information regarding compensation earned during the fiscal year ended December 31, 2020 by each non-employee director for his or her Board and committee service. Robert E. Sulentic, who is our President and CEO, is not compensated for his role as a director. Compensation information for Mr. Sulentic is described under “Compensation Discussion and Analysis” beginning on page 31 and under “Executive Compensation” beginning on page 52. For stock awards in the table below, the dollar amounts indicated reflect the aggregate grant date fair value for awards granted during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Brandon B. Boze	100,000	99,986	—	199,986
Beth F. Cobert	120,000	99,986	—	219,986
Curtis F. Feeny	125,000	99,986	—	224,986
Reginald H. Gilyard	100,000	99,986	—	199,986
Shira D. Goodman	100,000	99,986	—	199,986
Christopher T. Jenny	115,000	99,986	—	214,986
Gerardo I. Lopez	100,000	99,986	—	199,986
Oscar Munoz(4)	50,137	50,109	—	100,246
Laura D. Tyson	100,000	99,986	—	199,986
Ray Wirta	100,000	99,986	—	199,986
Sanjiv Yajnik	100,000	99,986	—	199,986

(1)

Includes fees associated with the annual Board service retainer and chairing a Board committee. Our non-employee directors may elect to receive shares of our common stock in lieu of cash payments (in like amounts). We reflect these “stock in lieu of cash” payments under the column titled “Fees Earned or Paid in Cash,” and not under the “Stock Awards” column.

(2)

This represents the grant date fair value under Financial Accounting Standards Board, Accounting Standards Codification (“ASC”), Topic 718, Stock Compensation, of all restricted stock units granted to the directors during 2020. See also Note 2 “Significant Accounting Policies” and Note 14 “Employee Benefit Plans” to our consolidated financial statements as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of the valuation of our stock awards.

(3)

Each of Mses. Cobert, Goodman and Dr. Tyson and Messrs. Boze, Feeny, Gilyard, Jenny, Lopez, Wirta and Yajnik was awarded 2,789 restricted stock units, which represents 50% of the award they would otherwise have been entitled to receive under our director compensation policy. These restricted stock units were valued at the fair market value of our common stock of $35.85 per share on the award date of May 14, 2020.

(4)

Mr. Munoz was appointed to our Board on November 19, 2020 and as such received pro-rated director compensation for 2020. The pro-rated portion of his annual cash retainer under our director compensation policy was $50,137 and the pro-rated portion of his equity grant (which was 50% of what the annual grant otherwise would have been) was 857 restricted stock units, valued at the fair market value of our common stock of $58.47 per share on the award date of November 19, 2020.

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The table below shows the aggregate number of stock awards (i.e., restricted stock units) outstanding for each non-employee director as of December 31, 2020 (no option awards were outstanding on that date):

Name	Aggregate Number of Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Brandon B. Boze	2,789	—
Beth F. Cobert	2,789	—
Curtis F. Feeny	2,789	—
Reginald H. Gilyard	2,789	—
Shira D. Goodman	2,789	—
Christopher T. Jenny	2,789	—
Gerardo I. Lopez	2,789	—
Oscar Munoz	857	—
Laura D. Tyson	2,789	—
Ray Wirta	2,789	—
Sanjiv Yajnik	2,789	—

Standards of Business Conduct and Corporate Governance Guidelines

Our Board has adopted a Standards of Business Conduct applicable to all directors, officers and employees that set forth our corporate values and ethical standards, including our commitment to respect, integrity, service and excellence. We are firmly committed to conducting business with the highest integrity and in compliance with the letter and spirit of the law. In addition, our Board has adopted Corporate Governance Guidelines, which set forth a framework within which our Board, assisted by its committees, directs our affairs.

Other key governance policies include:

•

Policy Regarding Transactions with Interested Parties and Corporate Opportunities. Our Board has adopted a related-party transactions and corporate opportunities policy that directs our Audit Committee to review and approve, among other things, potential conflicts of interest between us and our directors and executive officers. See “Related-Party Transactions—Review and Approval of Transactions with Interested Persons” on page 73.

•	Whistleblower Policy. We have a Whistleblower Policy that directs our Audit Committee to investigate complaints (received directly or through management) regarding:

–	deficiencies in or noncompliance with our internal accounting controls or accounting policies;

–	circumvention of our internal accounting controls;

–	fraud in the preparation or review of our financial statements or records;
–	misrepresentations regarding our financial statements or reports;

–	violations of legal or regulatory requirements; and

–	retaliation against whistleblowers.

•

Equity Award Policy. We have an Equity Award Policy that is designed to maintain the integrity of the equity award process and to ensure compliance with all applicable laws. The Equity Award Policy sets forth the procedures that must be followed in connection with employee awards. Our Equity Award Policy is described in greater detail under the heading “Compensation Discussion and Analysis—Other Relevant Policies and Practices—Equity Award Policy and procedures for equity grants” on page 48.

•

Compensation Clawback Policy. We have a policy that permits us, subject to the discretion and approval of our Board, to recover cash-based and performance-based-equity incentive compensation paid to any current or former “Section 16 officer” if there is a restatement of our financial results in certain circumstances. These circumstances are described in greater detail under “Compensation Discussion and Analysis—Other Relevant Policies and Practices—Compensation Clawback Policy” on page 48.

•

Anti-Corruption Policy. Our global Anti-Corruption Policy contains strict prohibitions on any employee or agent of the company offering or providing anything that could be perceived as a bribe to gain or maintain any business advantage.

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CORPORATE GOVERNANCE

Current copies of our Board’s Standards of Business Conduct, Corporate Governance Guidelines, Policy Regarding Transactions with Interested Parties and Corporate Opportunities, Whistleblower Policy, Equity Award Policy and Anti-Corruption Policy are available on our website and in print upon written request to our Investor Relations Department at CBRE Group, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201 or by email at investorrelations@cbre.com. If the Board grants any waivers from the Board’s Standards of Business Conduct to any of our directors or executive officers, or if we amend such policies, we will, if required, disclose these matters through the Investor Relations section of our website on a timely basis.

Stock Ownership Requirements

In order to align the interests of our Board members and executives with the interests of our stockholders, our Board has adopted stock ownership requirements for non-employee directors, and the Compensation Committee has adopted executive officer stock ownership requirements that are applicable to all of our Section 16 officers.

Non-Employee Directors. Each non-employee director has a target minimum common stock ownership requirement of five times the value of the annual stock grants made by us to the non-employee director pursuant to our then current director compensation plan. If at any time the target common stock ownership requirement is not satisfied, the director must retain the shares remaining after payment of taxes and exercise price upon exercise of stock options, the vesting of restricted stock or the settlement of vested restricted stock units, as applicable. Shares that count toward compliance with the requirements include: shares owned outright by the director (either directly or beneficially, e.g., through a family trust); and shares issued upon the settlement of vested restricted stock units. Shares that do not count toward achievement of the requirements include: (i) shares held by mutual or hedge funds in which the non-employee director is a general partner, limited partner or investor; (ii) unexercised outstanding stock options (whether or not vested); (iii) unvested/unearned restricted stock units or restricted stock; and (iv) shares transferred to a non-employee director’s employer pursuant to such employer’s policies.

Executive Officers. Depending on their positions, our executive officers have a target minimum common stock ownership requirement of two to five times their annual base salary. The CEO’s target minimum ownership requirement is five times his annual base salary, and the target minimum ownership requirement for our other named executive officers for 2020 is three times their annual base salary. If at any time an executive officer’s equity holdings do not satisfy these target minimum ownership requirements, depending on his or her position, the executive must retain 100% (for our CEO) or 75% (for our other named executive officers) of the shares remaining after payment of taxes and exercise price upon the exercise of stock options or upon the vesting of restricted stock or the settlement of vested restricted stock units, as applicable. Shares that count toward compliance with the requirements include: shares owned outright (either directly or indirectly); shares issued upon the settlement of vested restricted stock units; and allocated shares in other company benefit plans. Unexercised outstanding stock options (whether or not vested) and unvested/unearned restricted stock and restricted stock units do not count toward compliance with the requirements.

Our Environmental and Social Responsibility Efforts

We are determined to set the pace for our sector on key environmental and social topics. To lead our corporate effort, we created the role of Chief Responsibility Officer, a senior executive-level position reporting directly to our Chief Executive Officer.

Commitment to Diversity, Equity and Inclusion (“DE&I”)

The events of the past year have strengthened our resolve to accelerate our measurable progress in advancing diversity,

equity and inclusion. To drive greater impact, we added “equity” to our diversity and inclusion strategy. This addition signifies our expanded commitment to identify and eliminate barriers that could prevent the full participation of any groups or individuals. To speed up our pace of change, we also refined our DE&I strategy to focus more on impact and outcomes for measurable progress. One notable commitment is the use of our supply chain to advance diversity by spending $1 billion with minority and women-owned businesses in 2021 and to grow this spend to $3 billion

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CORPORATE GOVERNANCE

annually by 2025. Accelerating our progress with recruiting and developing diverse team members remains a core focus. In addition, we have incorporated strategic objectives for diversity and inclusion into our senior executives’ go-forward compensation structures for fiscal 2021.

Commitment to Environmental Sustainability

As the world’s largest manager of commercial properties, we can play an outsized role in helping to limit the rise in global temperatures and improve the efficiency and sustainability of building operations. This also benefits our stockholders, given the heightened demand for sustainability services. Late last year, the Science Based Target Initiative approved our science-based target to significantly reduce greenhouse gas emissions (“GHG”) from both our own operations and the properties we manage for investors and occupiers. This includes a goal to decrease GHG emissions from our operations 68% by 2035, which we plan to accomplish through achieving 100% renewable electricity in our offices by 2025 and to transitioning our vehicle fleet to electric vehicles. We also set similarly ambitious GHG emissions reductions goals for the properties and facilities we manage for clients.

We are committed to providing transparency on meaningful sustainability-related information to stakeholders and have published SASB and TCFD-aligned disclosures in our Corporate Responsibility Report since 2017 and 2019, respectively.

Awards and Recognition

In 2020 and in early 2021, our environmental, social & governance efforts (“ESG”) were recognized with the following awards and accolades:

•

We were named to the Dow Jones Sustainability World Index in 2020 for the second year in a row and included in the Dow Jones Sustainability Index – North America for the seventh year in a row. Inclusion in these indexes are based on an assessment of a company’s financially material ESG factors.

•	We remained a constituent of the FTSE4Good Index, which we have been a part of since 2014. The FTSE4Good Index
Series is designed to measure the performance of companies demonstrating strong environmental, social and governance practices.

•	For the eighth consecutive year, we were named as one of the World’s Most Ethical Companies by Ethisphere, a global leader in defining and advancing the standards of ethical business practices.

•

In 2021, we were listed #22 on Barron’s list of the 100 Most Sustainable Companies in the U.S., marking the fourth consecutive year of recognition. The 1,000 largest U.S. publicly held companies were considered for this recognition based on various environmental, social and governance performance indicators.

•	We were included in the 3BL Media 100 Best Corporate Citizens list for the second year in a row, which recognizes outstanding environmental, social and governance transparency and performance.

•

We earned a place in the 2021 Bloomberg Gender-Equality Index (“GEI”) for the second straight year. The public companies in the Bloomberg GEI support gender equality through policy development, representation and transparency.

•

We were named a Best Place to Work for LGBTQ Equality according to the Human Rights Campaign. CBRE received a perfect score on the 2021 Corporate Equality Index, a national benchmarking survey and report on corporate policies and practices related to LGBTQ workplace equality, for the eighth consecutive year.

•	We received a 2020 EPA ENERGY STAR® Partner of the Year – Sustained Excellence Award, marking the 13th consecutive year of ENERGY STAR recognition.

To learn more about our ESG efforts, please view our Corporate Responsibility Report on www.cbre.com/responsibility. The information contained on or available through this website is not a part of, or incorporated by reference into, this Proxy Statement.

Stockholder Engagement

Throughout each year, management and members of our Board engage with a significant portion of our stockholders through a number of forums, including quarterly earnings presentations, our annual meeting, our annual Corporate Responsibility Report, investor conferences and web communications, as well as our SEC filings, our annual report and proxy statement.

We also have a formal corporate governance outreach program. This program covers a wide array of topics with a broad group of stockholders, and stockholder feedback is regularly provided to the Board and the company’s management. In 2020, topics of discussion included company strategy and performance, executive compensation, board diversity and refreshment, corporate governance policies and corporate responsibility and sustainability initiatives. With regard to corporate responsibility and sustainability

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CORPORATE GOVERNANCE

discussions, investors were particularly focused on the company’s new science-based greenhouse gas emission reduction targets and progress on diversity, equity and inclusion. As a result of investor feedback, we have incorporated strategic objectives for diversity and inclusion into our executives’ go-forward compensation structures for fiscal 2021. We have also made a commitment to use our supply chain to advance diversity by spending $1 billion with minority and women-owned businesses in 2021 and to grow this spend to $3 billion annually by 2025.

Communications with our Board

Stockholders and other interested parties may write to the Board Chair (who acts as the lead independent director), the entire Board or any of its members at CBRE Group, Inc., c/o Laurence H. Midler, Executive Vice President, General Counsel and Secretary, 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201 or via email to larry.midler@cbre.com. The Board considers stockholder questions and comments to be important and endeavors to respond promptly and appropriately, even though the Board may not be able to respond to all stockholder inquiries directly.

The Board has developed a process to assist with managing inquiries and communications. The General Counsel will review any stockholder communications and will forward to the Chair of our Board, our Board or any of its members a summary and/or copies of any such correspondence that deals with the functions of our Board or committees thereof or that the General Counsel otherwise determines requires their attention. Certain circumstances may require that our Board depart from the procedures described above, such as the receipt of threatening letters or emails or voluminous inquiries with respect to the same subject matter.

Submission of Stockholder Proposals and Board Nominees

If you would like to include a proposal for stockholder consideration in our 2022 proxy statement or bring business before our annual meeting of stockholders in 2022, you must send notice to Laurence H. Midler, Secretary, CBRE Group, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, by registered, certified, or express mail and provide the required information and follow the other procedural requirements described below.

Stockholder Proposals for Inclusion in the 2022 Proxy Statement. Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2022 annual meeting of stockholders must submit their proposals in accordance with that rule so that they are received by the Secretary at the address set forth above no later than the close of business on December 6, 2021. If the date of our 2022 annual meeting is more than 30 days before or after May 19, 2022, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.

Stockholder Director Nominations for Inclusion in the 2022 Proxy Statement. Our by-laws permit any stockholder, or group of up to 20 stockholders, who has beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit director nominations to be included in our proxy materials. The maximum number of director nominees included in our proxy pursuant to this process (known as “proxy access”) shall be the greater of (i) 20% of the total number of directors serving in office at the deadline for nominations (rounded down to the nearest whole number) and (ii) two. The notice required to nominate a director for the 2022 annual meeting through this proxy access process must be delivered to (or mailed to and received at) the address set forth above no later than February 18, 2022 and no earlier than January 19, 2022, unless our 2022 annual meeting of stockholders is to be held more than 30 days before, or more than 70 days after, May 19, 2022, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2022 annual meeting and not later than the close of business on the later of the 90th day prior to the 2022 annual meeting or the 10th day after public announcement of the date of the 2022 annual meeting is first made. The notice must set forth the information required by our by-laws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2022 annual meeting and must otherwise be in compliance with our by-laws.

Other Stockholder Proposals or Nominations for Presentation at the 2022 Annual Meeting. If a stockholder wishes to bring business to a meeting for consideration other than a matter brought pursuant to SEC Rule 14a-8, the stockholder must give our Secretary written notice of the

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CORPORATE GOVERNANCE

stockholder’s intent to do so and provide the information required by the provision of our by-laws dealing with stockholder proposals. In addition, our by-laws allow stockholders to nominate one or more persons for election as directors outside of the proxy access process described above (although doing so relieves the company of the obligation to include a director nominee in the proxy materials prepared for the relevant stockholders meeting). The notice of such a proposal or director nomination must be delivered to (or mailed to and received at) the address set forth above no later than February 18, 2022 and no earlier than January 19, 2022, unless our 2022 annual meeting of stockholders is to be held more than 30 days before, or more than 70 days after, May 19, 2022, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2022 annual meeting and not later than the close of business on the later of the 90th day prior to the 2022 annual meeting or the 10th day after public announcement of the date of the 2022 annual meeting is first made. In the event that the number of directors to be elected at the annual meeting is increased and no public announcement naming all of the nominees or specifying the size of the increased Board has been made by February 8, 2022, then notice of a stockholder’s nomination to fill the new position or positions may be delivered to (or mailed to and received at) the address set forth above no later than the close of business on the 10th day after public announcement of such increase is first made. The requirements for such stockholder’s notice are set forth in our by-laws, which are posted in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. We will submit all candidates nominated by a stockholder pursuant to the procedures and requirements outlined in this “—Other Stockholder Proposals or Nominations for Presentation at the 2022 Annual Meeting” section to the Governance Committee for its review, and this submission may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with the foregoing process will be notified of the Governance Committee’s decision. The information contained on or accessible through our corporate websites is not part of or incorporated by reference into this Proxy Statement.

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PROPOSAL 2  RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021. During 2020, KPMG LLP served as our independent accountant and reported on our consolidated financial statements for that year. KPMG LLP has been our independent auditor at all times since 2008.

The Audit Committee periodically considers whether to rotate our independent auditor in order to assure continuing auditor independence. The Board and the members of the Audit Committee believe that the continued retention of KPMG LLP as the company’s independent auditor in fiscal year 2021 is in the best interests of the company and its stockholders.

We expect that representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of KPMG LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If KPMG LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate KPMG LLP’s engagement as our independent accountant without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

Required Vote

Approval of this Proposal 2 requires the affirmative vote (i.e., “FOR” votes) of a majority of the shares present or represented and entitled to vote thereon at our 2021 Annual Meeting. A vote to “ABSTAIN” will count as “present” for purposes of this proposal and so will have the same effect as a vote “AGAINST” this proposal. In the absence of instructions, your broker may vote your shares on this proposal. For more information, see “General Information about the Annual Meeting—Voting Instructions and Information—If you do not vote/effect of broker non-votes” beginning on page 76.

Recommendation

Our Board recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

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AUDIT AND OTHER FEES

The following table shows the fees for audit and other services provided by KPMG LLP for the fiscal years ended December 31, 2020 and 2019 (in millions):

Fees	Fiscal 2020	Fiscal 2019
Audit Fees	$16.1	13.4
Audit-Related Fees	2.9	3.0
Tax Fees	2.1	1.9
All Other Fees	—	—

Total Fees	$21.1	18.3

A description of the types of services provided in each category is as follows:

Audit Fees—Includes fees associated with the audit of our annual financial statements, review of our annual report on Form 10-K and quarterly reports on Form 10-Q, statutory audits, and consents and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees related to KPMG LLP’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees—Includes fees associated with the audit of our employee benefit plans, accounting consultations related to GAAP and the application of GAAP to proposed transactions. In addition, audit-related fees include those fees related to KPMG LLP’s examination of the effectiveness of our internal controls over client accounting.

Tax Fees—Includes fees associated with tax compliance at international locations, domestic and international tax advice and planning and assistance with tax audits and appeals.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for overseeing and approving our independent auditor’s fees, and pre-approves all audit and permissible non-audit services provided by our independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval process and the fees for the services performed to date. In certain one-off cases, the Audit Committee Chair (on behalf of the Audit Committee) may also pre-approve particular services, with that pre-approval subject to subsequent Audit Committee ratification.

Audit Committee Report

The Audit Committee consists of five directors, each of whom is independent under NYSE rules and applicable securities laws. The Board has determined that each member of the Audit Committee is financially literate as required under NYSE rules. Our Board has also determined that each of Dr. Tyson and Messrs. Feeny, Jenny and Yajnik meets the qualifications of an audit committee financial expert as described under “Corporate Governance—Board Meetings and Committees—Audit Committee” on page 19. The Audit Committee operates under a written charter adopted by the Board, a copy of which is published in the Corporate Governance section of the Investor Relations page of our website at www.cbre.com.

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AUDIT AND OTHER FEES

The Audit Committee assists the Board in fulfilling its responsibilities to our stockholders with respect to our independent auditors, our corporate accounting and reporting practices, risk oversight and the quality and integrity of our financial statements and reports. The Audit Committee is directly responsible for overseeing the appointment, compensation, retention and oversight of the work of our independent auditor, and the Audit Committee and its chair oversee the selection of our independent auditor’s lead engagement partner. In addition, the Audit Committee reviews and considers all potential related-party and corporate-opportunity transactions involving us and our directors and executive officers.

The Audit Committee discussed with our independent auditors the scope, extent and procedures for the fiscal 2020 audit. Following completion of the audit, the Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of our internal controls over financial reporting and the overall quality of our financial reporting.

Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In ensuring that our management fulfilled that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and an assessment of the work of the independent auditors.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with GAAP. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed by Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received from the independent auditors written disclosures and a letter regarding their independence as required by applicable rules of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, discussed with the independent auditors their independence from us and our management and considered the compatibility of non-audit services with the auditors’ independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

In addition, the Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The Board concurred with the selection of KPMG LLP. The Board has recommended to our stockholders that they ratify and approve the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints that we receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission of complaints by our employees received through established procedures of concerns regarding questionable accounting or auditing matters. The Audit Committee approved the establishment of an ethics and compliance program in 2004 and receives periodic reports from our Chief Ethics & Compliance Officer regarding that program.

Audit Committee

Curtis F. Feeny, Chair

Shira D. Goodman

Christopher T. Jenny

Laura D. Tyson

Sanjiv Yajnik

Notwithstanding any statement in any of our filings with the SEC that might be deemed to incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Audit Committee is not incorporated into any such filings.

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PROPOSAL 3  ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is committed to excellence in governance and recognizes the interest of our stockholders in our executive compensation program. As a part of that commitment, and in accordance with SEC rules, we are asking you to approve, on an advisory basis, a resolution on the compensation of the named executive officers as reported in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our 2020 executive compensation program and policies for our named executive officers. The Board has adopted a policy providing for annual “say on pay” advisory votes. Accordingly, the next “say on pay” vote will occur at our annual meeting of stockholders in 2022.

In deciding how to vote on this proposal, our Board encourages you to review the “Compensation Discussion and Analysis” in this Proxy Statement beginning on page 31 for a detailed description of our executive compensation philosophy and programs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that was paid in 2020 to our named executive officers resulting from our compensation objectives, policies and practices as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board. However, the Board and the Compensation Committee value the opinions expressed by our stockholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

We received strong support for our executive compensation from our stockholders at our 2020 annual meeting of stockholders, at which approximately 94% of the votes cast on the “say on pay” proposal were in favor of the 2019 compensation that we paid to our named executive officers. In addition, stockholders that we engaged with as part of our outreach program generally reported that executive compensation was viewed as well-aligned with performance.

Our executive compensation program is designed to reinforce our corporate strategy and to attract and retain accomplished and high-performing executives and to motivate those executives to consistently achieve short- and long-term goals consistent with and in furtherance of our corporate strategy. To achieve this goal, we have designed an executive compensation program based on the following principles:

•

Paying for performance—A significant portion of each executive’s potential compensation is “at risk,” with incentive programs tied to financial metrics and strategic performance objectives. The financial metrics may be at the global company level, or based on a combination of global and segment performance, depending on the executive’s position.

•

Alignment with the interests of stockholders—Equity awards (including those tied to our financial performance) and promoting stock ownership align our executives’ financial interests with those of our stockholders.

•	Attracting and retaining top talent—The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives.

•	Transparency and corporate governance—It is critical to us that we are transparent and reflect best practices in corporate governance when establishing our executive compensation.

The text of the resolution in respect of Proposal 3 is as follows:

RESOLVED, that the compensation paid to our named executive officers for 2020 set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, is hereby approved on an advisory basis.

Required Vote

Approval of this Proposal 3 requires the affirmative vote (i.e., “FOR” votes) of a majority of the shares present or represented and entitled to vote thereon at our 2021 Annual Meeting. A vote to “ABSTAIN” will count as “present” for purposes of this proposal and so will have the same effect as a vote “AGAINST” this proposal. A broker non-vote will not count as “present,” and so will have no effect in determining the outcome with respect to this proposal.

Recommendation

Our Board recommends that stockholders vote “FOR” the advisory approval of the compensation of our named executive officers for the fiscal year ended December 31, 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, provides you with detailed information regarding the material elements of compensation paid to our executive officers, including the considerations and objectives underlying our compensation policies and practices. Although our executive compensation program is generally applicable to all of our executive officers, this CD&A focuses primarily on the program as applied to the following executives (whom we refer to as “named executive officers”):

Robert E. Sulentic	President and CEO
Leah C. Stearns	Chief Financial Officer
John E. Durburg	Global Chief Executive Officer—Global Workplace Solutions
Michael J. Lafitte	Global Chief Executive Officer—Real Estate Investments
Daniel G. Queenan	Global Chief Executive Officer—Advisory Services

Executive Summary

Executive Compensation Highlights

Our executive compensation program is designed to reinforce our corporate strategy, to attract and retain accomplished and high-performing executives and to motivate those executives to consistently achieve short- and long-term goals consistent with our corporate strategy. Our pay philosophy emphasizes pay-for-performance through significant variable compensation tied to accomplishment of financial and strategic objectives.

Despite our solid overall financial and operational performance in 2020 and strong performance by each of our executive officers to build a more resilient business, the impact of the Covid-19 pandemic led to a meaningful reduction in named executive officer compensation in a number of ways:

•

Mr. Sulentic voluntarily agreed to a temporary reduction of 100% of his base salary. Ms. Stearns and Messrs. Durburg, Lafitte and Queenan also voluntarily agreed to a 15% temporary reduction of their base salary. The temporary executive salary reductions took effect on April 4, 2020 and expired on December 31, 2020. The temporary base salary reductions did not impact other items tied to base salary such as minimum common stock ownership requirements.

•

Compared to annual cash bonus targets, 2020 cash bonuses awarded to the named executive officers averaged 60.6% of target, and ranged from 37.3% to 93.8%, reflecting the severe economic effects of the Covid-19 pandemic on the performance of our Advisory Services segment on the one hand, and the resiliency of our Global Workplace Solutions segment on the other hand.

•	2019 Adjusted EPS Awards were earned at 52.5% of target.

Summarized on page 32 are the key components of our executive compensation program established and administered by the Board’s Compensation Committee (referred to in this CD&A as the “Committee”) with respect to our executive compensation program for the named executive officers for 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Compensation Component	Description and Purpose	Committee Actions for 2020
Base Salary

• Provides a level of fixed compensation necessary to attract and retain senior executives.

• Set at a level that recognizes the skills, experience, leadership and individual contribution of each executive as well as the scope and complexity of the executive’s role, giving due consideration to appropriate comparator group benchmarking.

• 2020 base salaries for our named executive officers were unchanged from 2019.

• In light of the company’s contingency planning related to the financial impact of the Covid-19 pandemic, Mr. Sulentic voluntarily agreed to a temporary reduction of 100% of his base salary. Ms. Stearns and Messrs. Durburg, Lafitte and Queenan also voluntarily agreed to a 15% temporary reduction of their base salaries. The temporary salary reductions took effect on April 4, 2020 and expired on December 31, 2020.

Annual Performance Awards

• Variable cash incentive opportunity tied to achievement of financial and individual strategic objectives.

• The financial performance measure that determined a significant portion of each executive’s 2020 earned award was the company’s global adjusted EBITDA. Messrs. Durburg, Lafitte and Queenan’s awards were also impacted by the operating profit generated by the GWS segment, Real Estate Investments segment and Advisory Services segment, respectively.

• In 2020, the Committee used global adjusted EBITDA and segment operating profit to establish financial performance objectives in order to effectively tie annual cash performance compensation to our operating results. We believe that global adjusted EBITDA and segment operating profit are appropriate measures to evaluate our operating performance because they focus on profitability but exclude certain items that management does not consider directly indicative of the company’s ongoing performance.

• Each executive had a target cash performance award opportunity, which is initially funded depending on the company’s financial performance (the “financial adjustment factor”). Fifty percent of the funded amount may be further adjusted up or down (+50%/-100%) based on the executive’s personal performance (the “strategic adjustment factor”).

• 2020 target annual performance award opportunities for our named executive officers were unchanged from 2019.

• Global adjusted EBITDA for 2020 was $1.9 billion, which was below the target level and resulted in a financial adjustment factor of 44.5%. Operating profit for our Advisory Services segment was $1.4 billion, which was below target, and resulted in a financial adjustment factor of 16.5%. Operating profit for our Global Workplace Solutions segment was $580 million, which was above target, and resulted in a financial adjustment factor of 108.6%. Operating profit for our Real Estate Investments segment was $255 million, which was below target, and resulted in a financial adjustment factor of 67.4%. The financial adjustment factor for Mr. Sulentic and Ms. Stearns, was based solely on global adjusted EBITDA. Global adjusted EBITDA comprised 50% of the financial adjustment factor for Messrs. Durburg, Lafitte and Queenan and segment operating profit for their applicable segment comprised the other half.

• Compared to annual bonus targets, 2020 bonuses awarded to the named executive officers averaged 60.6% of target, and ranged from 37.3% to 93.8%.

• For more detail on each named executive officer’s target bonus opportunity and the performance factors considered in determining actual earned bonuses for 2020, please refer to the discussion beginning on page 38 in this CD&A.

Annual Long-Term Incentives

• Annual grants of restricted stock units are intended to align the interests of our executives with those of stockholders over a multi-year period, and to support executive retention objectives.

• In 2020, our CEO was granted one-third of his target annual long-term incentive award value in the form of a Time Vesting Equity Award, and two-thirds in the form of an Adjusted EPS Equity Award. Our other named executive officers were granted one-half of their target annual long-term incentive award value in the form of a Time Vesting Equity Award, and the other one-half in the form of an Adjusted EPS Equity Award. We describe these two types of awards in greater detail under the heading “Components of Our Program—Elements of our compensation program” on page 43.

• In 2020, the Committee increased the target annual equity award for the following executives, to reflect their strong performance and to better align with market rates:

– Mr. Sulentic to $10,650,000 (an increase of $650,000).

– Ms. Stearns to $2,300,000 (an increase of $100,000).

– Mr. Durburg to $2,300,000 (an increase of $100,000).

• 2020 target annual equity awards for Mr. Lafitte was unchanged from 2019.

• The Adjusted EPS Equity Awards granted in 2019 and held by each of our named executive officers were earned at 52.5% of target, based on Committee certified cumulative Adjusted EPS results of $7.13 for 2019 and 2020. Such awards will vest in February 2022 for Messrs. Sulentic, Durburg, Lafitte and Queenan and in May 2022 for Ms. Stearns, subject to each executive’s continued service.

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COMPENSATION DISCUSSION AND ANALYSIS

Corporate Governance Highlights

Compensation and Corporate Governance Policies and Practices
• Independence

100% of our Compensation Committee members are independent. The Committee engages its own compensation consultant and confirms each year that the consultant has no conflicts of interest and is independent.

• No Hedging

We have a policy that prohibits all directors, executive officers and other designated insiders from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in hedging or other derivative transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

• Compensation Clawback Policy

We have a “compensation clawback policy” that permits the company, subject to the discretion and approval of our Board, to recover cash-based and performance-based-equity incentive compensation paid to any current or former “Section 16 officer” if there is a restatement of our financial results in certain circumstances. These circumstances are described in greater detail in this CD&A under the heading “Other Relevant Policies and Practices—Compensation Clawback Policy” on page 48.

• Stock Ownership Requirements

We have stock ownership requirements for directors and our executive officers that require retention of threshold amounts of the net shares acquired upon the exercise of stock options, the vesting of restricted stock or the settlement of vested restricted stock units until required ownership levels are met. The stock ownership requirements for our named executive officers are set forth in this CD&A under “Other Relevant Policies and Practices—Equity Ownership Policy” on page 47.

• Equity Award Policy

We have an Equity Award Policy that is designed to maintain the integrity of the equity award process and to ensure compliance with all applicable laws. The Equity Award Policy sets forth the procedures that must be followed in connection with employee awards. Our Equity Award Policy is described in greater detail in this CD&A under the heading “Other Relevant Policies and Practices—Equity Award Policy and procedures for equity grants” on page 48.

• No “Single Trigger” Change of Control Payments

We do not have employment contracts, plans or other agreements that provide for “single trigger” change of control payments or benefits (including automatic accelerated vesting of equity awards upon a change of control only) to any of our named executive officers.

• No Special Perquisites

Our named executive officers receive no special perquisites or other personal benefits, unless such benefits serve a reasonable business purpose, such as benefits specifically relating to healthcare and insurance.

• No Tax Gross-Ups

As a policy matter, we do not provide tax gross-ups to our named executive officers, other than in connection with tax liabilities incurred with relocations and, if applicable, expatriate tax equalization.

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COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Our Executive Compensation Program

Compensation plays a vital role in supporting short- and long-term business objectives that ultimately drive business success. We believe that our compensation programs should reinforce our corporate strategy and focus our executives on creating sustainable stockholder value. As a result, we reward our executives for annual and long-term business performance based on global company and/or segment financial performance as well as based on progress against individual strategic performance objectives.

The Committee establishes and administers our executive compensation program. The primary objectives of the program are to attract and retain accomplished and high-performing executives and to motivate those executives to consistently achieve short- and long-term goals consistent with our corporate strategy. These short- and long-term compensation incentives are designed to:

•

Link pay to performance—We place a significant portion of each executive officer’s potential compensation “at risk,” with incentive programs tied to financial metrics and strategic performance objectives. Depending on the executive’s position, the financial metrics may be at the global consolidated level (i.e., based on our global consolidated results) or based on a combination of global company and segment performance. Depending on the achievement of these financial and strategic objectives, the resulting payout could be above, at or below target amounts. In addition, all of our long-term incentives have a performance component in that the ultimate value of those incentives depends upon our stock price over a multi-year period. We seek to further link our long-term incentives to our financial results and stockholder returns by awarding a combination of Adjusted EPS Equity Awards and Time Vesting Equity Awards. The one-time Strategic Equity Award granted in 2017 (and to Ms. Stearns upon her commencement of employment with us in 2019) is also strongly performance-based, with the payout on two-thirds of the award driven by the extent to which the company achieves rigorous cumulative Adjusted EPS and total shareholder return performance hurdles relative to the S&P 500 over a six-year performance period. Such performance awards will not vest unless the company’s performance on the relevant metric exceeds 50th percentile performance. These awards are further described under the heading “Components of Our Program—Elements of our compensation program—One-Time Strategic Equity Award” beginning on page 44.

•

Align the interests of our executives with those of our stockholders—We seek to instill a sense of ownership in the company through equity-based awards and stock ownership requirements applicable to our directors and executives. Equity awards align an executive’s financial interests with those of our stockholders by creating incentives to preserve and increase stockholder value as well as achieve solid financial results for our stockholders over a multi-year period.

•

Attract and retain top leadership talent—To successfully execute our business strategy, we must attract and retain top talent in our industry. This requires us to provide our executives with compensation opportunities at a level commensurate with other organizations competing for their talents.

•

Be transparent and reflect best practices in corporate governance—In addition to implementing compensation programs that are easily understood and tracked, we have adopted specific policies and practices that are designed to further align executive compensation with long-term stockholder interests as described under “Corporate Governance Highlights” on page 33.

How We Make Compensation Decisions

Our Compensation Committee

At the beginning of each performance year, the Committee determines the appropriate target levels of each component of compensation and establishes annual financial and strategic performance objectives for each executive officer based on factors the Committee deems relevant in its business judgment. Following year-end, performance relative to these objectives is measured, and individual annual performance awards are then determined. When establishing target compensation levels and annual performance objectives the Committee may consider such factors as they deem relevant, including:

•	Industry and market conditions;

•	The company’s financial performance (i.e., based on our global consolidated results and/or segment results);

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COMPENSATION DISCUSSION AND ANALYSIS

•	The company’s global and segment performance relative to competitors;

•	Our Board-approved annual operating plan and related strategy and objectives;

•	Individual factors, including performance and expectations, responsibilities, experience, retention risk, succession planning, prior compensation and positioning among other senior executives;

•	Overall effectiveness of the compensation program in achieving, measuring and rewarding desired performance levels;
•	The results of our annual “say on pay” vote from the prior year’s annual meeting of stockholders;

•	Advice from the Committee’s independent compensation consultant;

•	Market compensation data among comparable companies; and

•	Current and evolving practices and trends among comparable companies.

These factors may vary from year to year based upon the Committee’s subjective business judgment reflecting its members’ collective experience.

Our Chief Executive Officer

Our CEO meets with the Committee and its independent compensation consultant to provide perspective about us and our industry that may be helpful in conducting an accurate survey of relevant market data from time to time. In addition, our CEO makes recommendations on non-CEO executive compensation and reviews and provides the Committee with commentary on the competitive pay information regarding non-CEO executive compensation contained in the consultant’s report to the Committee. At the invitation of the Committee, our CEO also attends meetings when the performance of other executive officers is discussed. During these meetings, our CEO provides an assessment of those executives’ performance and recommends a payout percentage with respect to the strategic objectives portion of the annual performance bonus for each of those executive officers. The Committee makes all ultimate compensation decisions with respect to our executive officers (including for our CEO), incorporating both the feedback from its independent compensation consultant and our CEO. Our CEO does not attend Committee discussions where the Committee evaluates his performance or sets his compensation.

The Committee’s Independent Compensation Consultant

The Committee has retained Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant. FW Cook reports directly to the Committee, attends meetings and provides advice to the Committee. FW Cook prepares analyses for the Committee based on its review of market data that it believes to be relevant, including compensation levels at, and the financial performance of, a comparator group of companies identified for the relevant period. FW Cook meets with the Committee and with management to solicit input on job scope, performance, retention issues and other factors that it views as relevant. FW Cook then prepares reports for the Committee with respect to management recommendations as to compensation opportunities of the applicable executive officers and the reasonableness of such recommendations. FW Cook also advises the Committee on compensation-related developments and best practices.

FW Cook has not provided the company any services other than the services that it provided to the Committee. After considering, among other things, the other factors described elsewhere in this Proxy Statement with respect to FW Cook’s work for the Committee and (i) the absence of any business or personal relationship between FW Cook and any member of the Committee or any of our executive officers, (ii) a certification from FW Cook that it does not trade in our securities, (iii) FW Cook’s Independence Policy that is reviewed annually by its board of directors, and (iv) FW Cook’s policy of proactively notifying the Committee chair of any potential or perceived conflicts of interest, the Committee has concluded that FW Cook is independent and that its work does not raise any conflict of interest.

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COMPENSATION DISCUSSION AND ANALYSIS

Comparative Market Data

We seek to offer total compensation opportunities competitive with the market in which we compete for executive talent. For some positions, this market is broader than the commercial real estate services and investment industry in which we operate. Accordingly, the Committee periodically reviews comparator company compensation data, general industry compensation survey data and recommendations from the Committee’s independent compensation consultant to understand whether our executive compensation is reasonable and competitive. For certain executives, the Committee examines target compensation levels against business services sector comparators and a broad group of non-manufacturing companies, including those that the Committee considers to be our most comparable public company competitors. This group changes from time to time, and for 2020 executive-compensation-planning purposes it consisted of the following companies:

Accenture	DXC Technology Company
ADP	Fluor Corporation
AECOM	Hewlett Packard Enterprise
Aon plc	Jacobs Engineering Group Inc.
Bank of New York Mellon	Jones Lang LaSalle Incorporated
Brookfield Asset Management Inc.	ManpowerGroup Inc.
Cognizant Technology Solutions Corporation	Marsh & McLennan Companies, Inc.
Cushman & Wakefield	Willis Towers Watson

The group of companies listed above includes business services companies outside our industry, with stature, size and complexity that are generally similar to our own, in recognition of the fact that all of our direct competitors are smaller than us and/or are non-public organizations, and competition for certain senior management talent is not limited to our industry. We believe that the compensation paid by the comparator group, taken as a whole, serves as one appropriate reference for our executive compensation, and we do not target any particular compensation percentile within the comparator group when setting executive compensation.

The Committee considers market compensation data that it believes to be reliable and relevant when establishing executive compensation targets. As one factor in setting compensation targets for our CEO, the Committee examines data for comparable positions in the comparator group described above, which indicates, for example, that our CEO’s base salary and annual incentive targets should be significantly more than those of the next highest paid company executive. This is partly a function of competitive market data, which indicates that chief executive officers are paid significantly higher than other executives, but it also reflects the Committee’s view that our CEO bears ultimate responsibility for our global results and our overall success, such that his compensation opportunity should be set higher. Because reliable comparative data for other positions that might be specific to our business, such as a business-line chief executive officer, is not broadly available from the comparator group, the Committee also reviews compensation data from the comparator group for the most comparable level positions (e.g., 2nd or 3rd highest paid), as well as other data from outside the identified comparator group that it considers to be a reliable indicator of market compensation levels for those positions. As noted above under “—How We Make Compensation Decisions—Our Compensation Committee” on page 34, market compensation data is only one of many factors considered by the Committee when setting the compensation mix and levels for any particular executive. The actual factors considered by the Committee may vary from year to year based upon the Committee’s subjective business judgment reflecting its members’ collective experience.

Say on Pay Results

The Committee also considers the results of annual stockholder advisory votes on the compensation of our named executive officers in connection with the discharge of its responsibilities. We received strong support for our executive compensation from our stockholders at our 2020 annual meeting of stockholders, at which approximately 94% of the votes cast on the “say on pay” proposal were in favor of the 2019 compensation for our named executive officers. At the

2021 Annual Meeting, we will again hold an advisory vote to approve our named executive officer compensation for 2020. See “Proposal 3—Advisory Vote on Executive Compensation” on page 30. The Committee will continue to consider the results of these annual advisory votes in evaluating our executive compensation policies and programs.

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COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Outreach

In 2020, we continued our stockholder outreach program and sought feedback from stockholders on a variety of topics, including company strategy and performance, executive compensation, board diversity and refreshment, corporate governance policies, corporate responsibility and sustainability initiatives. With respect to executive compensation, stockholders generally reported that executive compensation was viewed as well-aligned with performance. The Committee endeavors to incorporate feedback from our stockholders into our annual compensation decisions. As a result of investor feedback, we have incorporated strategic objectives for diversity and inclusion into our executives’ go-forward compensation structures for fiscal 2021.

Compensation Risk Assessment

The Committee annually reviews the risks that may arise from our compensation programs, and in 2020, we undertook a comprehensive assessment of risk relating to those programs. Our management prepared a detailed inventory of all of our compensation programs, and FW Cook, on behalf of the Committee, worked with our management to analyze each program’s design to determine whether the program creates or encourages excessive or inappropriate risk taking. Based on this review and analysis, we and the Committee have concluded that our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on us.

Components of Our Program

Elements of our compensation program

The compensation program for our named executive officers consists primarily of three elements, which are described in more detail below:

•	Base salary;

•	Annual performance awards (paid in cash); and

•	Long-term equity-based incentives (granted with time-based and performance-based vesting conditions).

We endeavor to attract, motivate and retain exceptional individuals with demonstrated leadership and other capabilities required to implement innovative business initiatives, while concurrently encouraging those leaders to work towards ambitious long-term business objectives. We further seek to customize our pay practices based on individual performance, leadership and potential, as well as global company and segment results. We assess our executives in the context of a methodical performance management process. We believe that our pay practices support all of these efforts.

A significant percentage of our executive officers’ annual compensation package is variable, consisting of annual cash performance awards and long-term equity-based incentives. As shown in the charts below (which charts reflect the named executive officer’s full base salaries without accounting for the temporary base salary reductions for 2020), for 2020, the targeted annual cash performance awards and long-term equity incentives comprised approximately (i) 93% of total target direct compensation for our CEO and (ii) on average 87% of total target direct compensation for our CEO together with our other named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

We provide competitive base salaries that allow us to attract and retain a high-performing leadership team at a reasonable level of fixed costs. Base pay levels generally reflect a variety of factors, such as the executive’s skill and experience, the seniority of the position, the difficulty of finding a replacement, affordability and the positioning of the base pay against market salary levels and against base salaries of other senior executives at the company. Base salaries are generally reviewed annually during the first quarter of the year but may also be reviewed at other times if an executive officer’s responsibilities have materially changed or other special circumstances so warrant.

In 2020, the Committee established the annual base salaries for our named executive officers as set forth in the table below. In light of the company’s contingency planning related to the financial impact of the Covid-19 pandemic, Mr. Sulentic voluntarily agreed to a temporary reduction of 100% of his base salary. Ms. Stearns and Messrs. Durburg, Lafitte and Queenan also voluntarily agreed to a 15% temporary reduction of their base salaries. The temporary executive salary reductions took effect on April 4, 2020 and expired on December 31, 2020.

Name	2020 Base Salary	Change from 2019
Robert E. Sulentic President and Chief Executive Officer	$1,000,000	No change.
Leah C. Stearns Chief Financial Officer	$700,000	No change.
John E. Durburg Global Chief Executive Officer—Global Workplace Solutions	$700,000	No change.
Michael J. Lafitte Global Chief Executive Officer—Real Estate Investments	$735,000	No change.
Daniel G. Queenan Global Chief Executive Officer—Advisory Services	$700,000	Mr. Queenan was not a named executive officer for 2019, and so we did not present compensation information for him for that year.

Annual Performance Awards

In 2020, the Committee granted annual performance awards to our executive officers under our Executive Bonus Plan, or EBP. Within the framework of the EBP, the Committee establishes target and maximum award opportunities and corresponding performance goals and determines actual payouts thereunder for our executives. The EBP is designed to motivate and reward executives by aligning pay with annual performance, and the amount of an award thereunder is measured by the executive’s success against a combination of challenging financial and strategic performance objectives established by the Committee. We may determine in any year to pay an award under the EBP in cash, or in the form of company stock or other non-cash forms of compensation.

Annual EBP Target Award

In 2020, the Committee established annual performance award targets for our named executive officers under the EBP as set forth in the table below.

Name	2020 EBP Target Awards	Change from 2019
Robert E. Sulentic President and Chief Executive Officer	$2,000,000	No change.
Leah C. Stearns Chief Financial Officer	$1,000,000	No change.
John E. Durburg Global Chief Executive Officer—Global Workplace Solutions	$1,000,000	No change.
Michael J. Lafitte Global Chief Executive Officer—Real Estate Investments	$1,100,000	No change.
Daniel G. Queenan Global Chief Executive Officer—Advisory Services	$1,000,000	Mr. Queenan was not a named executive officer for 2019, and so we did not present compensation information for him for that year.

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COMPENSATION DISCUSSION AND ANALYSIS

2020 Financial Metrics Under the EBP

The Committee used adjusted EBITDA1 for our global business (measured against plan) when establishing 2020 financial performance targets under the EBP for our CEO and other corporate executives with enterprise-wide roles to effectively tie compensation to our operating results. We believe that adjusted EBITDA is an appropriate measure to evaluate our operating performance because it focuses on profitability but excludes certain items that management does not consider directly indicative of the company’s ongoing performance.

For our executives who run our business segments, their 2020 financial performance targets were based on a combination of adjusted EBITDA for the global business and a new metric—segment operating profit1. Although not the primary measure of profit or loss used by our CEO, we believe segment operating profit is an appropriate measure to evaluate segment operating performance because it focuses on profitability but excludes certain items that management does not consider directly indicative of the relevant segment’s ongoing performance. Segment operating profit is also the metric by which management tracked segment financial performance in 2020. We believe it is appropriate that the financial metrics driving compensation outcomes match the metrics by which the business is managed. We believe that this combined measurement encourages our executives to collaborate across and contribute to the success of our entire enterprise, while also holding executives accountable for the results of the segment they lead.

Following year-end, our actual financial performance is then compared to the targeted financial performance. For our executives to be eligible to receive any award under the EBP for 2020, our actual financial performance had to exceed 70% of the applicable target for adjusted EBITDA/segment operating profit. Performance at the target level for adjusted EBITDA/segment operating profit would have resulted in a 100% financial adjustment factor (i.e., no premium or discount applied to the EBP target award), and performance at 130% or greater of the target level for adjusted EBITDA/segment operating profit would have resulted in a 200% financial adjustment factor. The financial adjustment factor for performance between 70% and 130% of the target level is linearly interpolated. For example, in 2020 our adjusted EBITDA at the global level was 83.3% of target (resulting in a 44.5% financial adjustment factor to the portion of the EBP target subject to global performance); operating profit for our Advisory Services segment was 74.9% of target, resulting in a 16.5% financial adjustment factor which was applied to 50% of the EBP target for Mr. Queenan; operating profit for our Global Workplace Solutions segment was 102.6% of target, resulting in a 108.6% financial adjustment factor which was applied to 50% of the EBP target for Mr. Durburg; and operating profit for our Real Estate Investments segment was 90.2% of target, resulting in a 67.4% financial adjustment factor which was applied to 50% of the EBP target for Mr. Lafitte.

The 2020 adjusted EBITDA/segment operating targets for our named executive officers, as compared to actual adjusted EBITDA/actual segment operating profit in 2020, were as follows:

	Target for 2020 adjusted EBITDA/ segment operating profit (in millions)		Actual 2020 adjusted EBITDA/ segment operating profit (in millions)		Actual Achievement Against Target		Financial Adjustment Factor		Relevant Business Objective Weighting
Robert E. Sulentic President and Chief Executive Officer Leah C. Stearns Chief Financial Officer		$2,271		$1,892	83.3%		44.5%		Global (100%)
John E. Durburg Global Chief Executive Officer—Global Workplace Solutions	$ $	2,271 566	$ $	1,892 580	83.3 102.6	% %	44.5 108.6	% %	Global (50%) GWS (50%)
Michael J. Lafitte Global Chief Executive Officer—Real Estate Investments	$ $	2,271 282	$ $	1,892 255	83.3 90.2	% %	44.5 67.4	% %	Global (50%) REI (50%)
Daniel G. Queenan Global Chief Executive Officer—Advisory Services	$ $	2,271 1,806	$ $	1,892 1,354	83.3 74.9	% %	44.5 16.5	% %	Global (50%) Advisory Services (50%)

[1]

These are non-GAAP financial measures. For supplemental financial data and a corresponding reconciliation of (i) net income computed in accordance with GAAP to adjusted EBITDA, for the fiscal years ended December 31, 2020 and 2019, and (ii) segment adjusted EBITDA calculated in accordance with GAAP to segment operating profit, see Annex A to this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

Financial Performance Portion

One-half of the product of the annual performance award target and the financial performance factor is set aside as the “financial performance portion.”

2020 Strategic Objectives under the EBP

Although company financial performance is critical to our success, the Committee also believes that a substantial portion of the EBP award (50% for 2020) should be affected by the executive’s overall performance and against important strategic objectives. The strategic objective component of annual performance awards under the EBP is more subjective in nature and qualitative in measurement. These objectives—which the Committee approves for each executive at the beginning of each performance year—enable the Committee to influence management’s performance against strategies beyond near-term financial objectives to include certain strategic objectives related to the quality of our earnings, the positioning of our business for the future and the mitigation of risk.

Pursuant to the EBP, following the end of the performance year, the CEO (or in the case of the CEO, the Committee) reviews each executive’s overall performance, taking into account the various strategic objectives that were established at the beginning of the year and any special factors that could have affected performance during the year, such as other objectives and measures that may have become important to us or the executive during the year that are not reflected in the formal strategic objectives approved at the beginning of the performance year.

Under our EBP, the CEO (or the Committee, as applicable) then determines a “strategic adjustment factor” using the ratings framework below:

STRATEGIC PERFORMANCE MEASUREMENT SCORECARD

Rating	Performance Assessment	Strategic Adjustment Factor
1	Far Below Expectations	0%
2	Partially Met Expectations	75%
3	Met Expectations	100%
4	Somewhat Exceeded Expectations	125%
5	Far Exceeded Expectations	150%

Strategic Performance Portion

The “strategic adjustment factor” is then applied to the strategic objectives portion of the EBP award (50% of the amount initially funded by the “financial adjustment factor” described above). The resulting product becomes the “final strategic performance portion” of the total EBP award.

With respect to the CEO, the Committee determines his overall performance, including his strategic adjustment factor. With respect to other executive officers, the Committee reviews the determinations and recommendations of the CEO and then makes the final decision as to their performance and percentage payout assigned.

2020 EBP Award Payout Determination

The “financial performance portion” and the “strategic performance portion” of the EBP award, each as described above, were then added together to arrive at a total 2020 EBP award, subject to an overall cap of 200% of the target EBP award under the terms of the EBP.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below generally describes the financial and strategic objectives applied to each of our named executive officers and their resulting payouts against targets under the EBP for 2020. For 2020, each of the Company’s executive officers (including each named executive officer) received a strategic adjustment factor of 145% in recognition of their outstanding performance as a team during an extremely challenging year where the Covid-19 pandemic caused significant disruption to our business and the business of our clients.

Name	Financial Objectives	Strategic Objectives	2020 Target	2020 Payout
Robert E. Sulentic President and Chief Executive Officer	• Global adjusted EBITDA—100%

Mr. Sulentic was expected to achieve specific objectives set for him in the following general areas in support of the company’s corporate strategy:

• Complete the enterprise strategy update, including developing an actionable roadmap of initiatives.

• Establish clear aspirations for employee engagement across the enterprise.

• Ensure plans are developed to differentiate the company’s service offerings.

• Working with the CFO, develop a 2020 budget for the business segments and functional groups, with particular focus on cost containment.

• Make material gains in succession planning and executive development for senior leaders and roles.

			$ 2,000,000	$ 1,089,677
	Actual Achievement Against Target: 83.3% Financial Adjustment Factor: 44.5%	Strategic Adjustment Factor: 145%
Leah C. Stearns Chief Financial Officer	• Global adjusted EBITDA—100%

Ms. Stearns was expected to achieve specific objectives set for her in the following general areas in support of the company’s corporate strategy:

• Drive efficiency and cost effectiveness across the enterprise.

• Effectively execute the transformation of the finance organization.

• Develop a 2020 budget for the business segments and functional groups, with particular focus on cost containment.

• Ensure the finance organization makes meaningful progress in financial performance reporting for all parts of the business.

			$ 1,000,000	$ 544,838
	Actual Achievement Against Target: 83.3% Financial Adjustment Factor: 44.5%	Strategic Adjustment Factor: 145%
John E. Durburg Global Chief Executive Officer— Global Workplace Solutions	• Global adjusted EBITDA—50% • GWS operating profit—50%

Mr. Durburg was expected to achieve specific objectives set for him in the following general areas in support of the company’s corporate strategy:

• Develop and make meaningful progress in executing a plan to differentiate the company’s GWS service offerings.

• Complete a strategy update for the GWS business.

• Develop plans to identify and address material performance and risk management issues in APAC/EMEA.

• Make material gains in succession planning and executive development for GWS senior leaders and roles.

			$ 1,000,000	$ 937,783
	Actual Achievement Against Target: 83.3% (Global); 102.6% (GWS) Global Financial Adjustment Factor: 44.5% GWS Financial Adjustment Factor: 108.6%	Strategic Adjustment Factor: 145%

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COMPENSATION DISCUSSION AND ANALYSIS

Name	Financial Objectives	Strategic Objectives	2020 Target	2020 Payout
Michael J. Lafitte Global Chief Executive Officer— Real Estate Investments	• Global adjusted EBITDA—50% • REI operating profit—50%

Mr. Lafitte was expected to achieve specific objectives set for him in the following general areas in support of the company’s corporate strategy:

• Complete a strategy update for the REI business.

• Develop and execute a plan to achieve target capital allocation levels.

• Complete the onboarding of the new Global Investors CEO and ensure that the Global Investors’ senior leadership effectively executes on identified business plans and initiatives.

• Make material gains in succession planning and executive development for REI senior leaders and roles.

			$ 1,100,000	$ 753,839
	Actual Achievement Against Target: 83.3% (Global); 90.2% (REI) Global Financial Adjustment Factor: 44.5% REI Financial Adjustment Factor: 67.4%	Strategic Adjustment Factor: 145%
Daniel G. Queenan Global Chief Executive Officer— Advisory Services	• Global adjusted EBITDA—50% • Advisory Services operating profit—50%

Mr. Queenan was expected to achieve specific objectives set for him in the following general areas in support of the company’s corporate strategy:

• Develop and make meaningful progress in executing a plan to differentiate the company’s Advisory Services offerings.

• Complete a strategy update for the Advisory Services business.

• Develop plans to identify and address material performance and risk management issues within the Americas, APAC and EMEA.

• Identify, recruit and onboard a new Global CEO of Capital Markets.

• Make material gains in succession planning and executive development for Advisory Services senior leaders and roles.

			$ 1,000,000	$ 373,349
	Actual Achievement Against Target: 83.3% (Global); 74.9% (Advisory Services) Global Financial Adjustment Factor: 44.5% Advisory Services Financial Adjustment Factor: 16.5%	Strategic Adjustment Factor: 145%

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentives

We use equity compensation as a long-term incentive to create alignment with stockholders, to reward achievement of multi-year financial objectives, and as a retention tool for top executives that have the most direct impact on corporate results. The link to performance in our long-term incentive grants is prospective in nature. For example, equity grants encourage executives not only to contribute to the creation of additional stockholder value but also to help maintain and preserve existing stockholder value—because the executives share in that value through their equity. Our equity grants are subject to multi-year vesting schedules, which help us to retain key talent.

Annual Long-Term Incentive Program

In 2020, the Committee granted annual equity awards in two forms—a Time Vesting Equity Award and an Adjusted EPS Equity Award, as outlined below:

•	Time Vesting Equity Award—A time vesting award that vests 25% per year on each of March 3, 2021, 2022, 2023 and 2024.

•

Adjusted EPS Equity Award—A performance-vesting award that vests in full in March 2023, depending on the extent to which our cumulative 2020 to 2021 adjusted EPS performance meets, exceeds or falls short of established targets. If actual adjusted EPS is less than the minimum threshold, then none of the units will be earned. If actual adjusted EPS exceeds the target, then up to 200% of the target units will be earned. The payout is linearly interpolated for performance between the adjusted EPS threshold and the adjusted EPS maximum.

With respect to our CEO, the Committee determines the amount of his equity award. With respect to other executive officers, our CEO recommends to the Committee each year the recipients of equity awards as well as the amount of each award. In evaluating these recommendations and making its final award determinations for all executive officers, the Committee considers:

•	the executive’s position within our organization;

•	ongoing performance and expected contributions by the executive to our future success; and

•

input from the Committee’s independent compensation consultant (FW Cook), taking into consideration relevant market data (when applicable), pay equity among the relevant employee group and other factors.

As part of the review of target annual compensation opportunities, the Committee approved increases in 2020 to the annual long-term equity targets for Messrs. Sulentic and Durburg and Ms. Stearns. These increases reflect their strong performance as well as better alignment relative to their respective market peers and other CBRE global executives.

The 2020 annual equity award for Mr. Sulentic was granted two-thirds in Adjusted EPS Equity Awards and one-third in Time-Vesting Equity Awards. The 2020 annual equity awards for the other named executive officers were granted one-half in Adjusted EPS Equity Awards and one-half in Time-Vesting Equity Awards.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below represents the dollar values (measured at grant date fair value) underlying the annual equity awards that were made to our named executive officers for 2020.

Name	Adjusted EPS Equity Award (at Target)(1)(2)	Time Vesting Equity Award(1)(3)	Total 2020 Annual Equity Awards(1)	Change from 2019 Target
Robert E. Sulentic President and Chief Executive Officer(4)	$ 7,100,000	$ 3,550,000	$ 10,650,000	Increased in 2020 by $650,000 to reflect his strong performance and to better align with market levels.
Leah C. Stearns Chief Financial Officer	$ 1,150,000	$ 1,150,000	$ 2,300,000	Increased in 2020 by $100,000 to reflect her strong performance and to better align with market levels.
John E. Durburg Global Chief Executive Officer—Global Workplace Solutions	$ 1,150,000	$ 1,150,000	$ 2,300,000	Increased in 2020 by $100,000 to reflect his strong performance and to better align with market levels.
Michael J. Lafitte Global Chief Executive Officer—Real Estate Investments	$ 1,330,000	$ 1,330,000	$ 2,660,000	No change.
Daniel G. Queenan Global Chief Executive Officer—Advisory Services	$ 1,150,000	$ 1,150,000	$ 2,300,000	Mr. Queenan was not a named executive officer for 2019, and so we did not present compensation information for him for that year.

(1)

These amounts reflect the Committee-approved award values, with the actual number of restricted stock units granted rounded down to the nearest whole share as set forth on the “Grants of Plan-Based Awards” table on page 54.

(2)

The Adjusted EPS Equity Award was granted with a target number of restricted stock units, zero to 200% of which may be earned based on the extent of our achievement against adjusted EPS performance targets (over a minimum threshold) as measured on a cumulative basis for the 2020 and 2021 fiscal years, with full vesting of any earned amount on March 3, 2023. If actual adjusted EPS is less than the minimum threshold, then none of the units will be earned. The maximum number of units available under the award is 200% of the target number of units, and the payout is linearly interpolated for performance between the various adjusted EPS performance goals.

(3)	The Time Vesting Equity Award will vest 25% per year on each of March 3, 2021, 2022, 2023 and 2024.

(4)

Mr. Sulentic became retirement eligible in September 2018. For additional information regarding the treatment of his outstanding equity awards upon retirement, please refer to the discussion under “—Severance Plan; Treatment of Death, Disability and Retirement Under 2017, 2018, 2019 and 2020 Equity Award Agreements; Treatment of Qualifying Termination and Retirement Under Strategic Equity Award Agreements” beginning on page 59.

One-Time Strategic Equity Award

In 2017, in exchange for the execution of certain restrictive covenants described below, a group of our most senior executives around the globe, including Messrs. Durburg, Lafitte and Queenan, received a one-time Strategic Equity Award with a six-year cliff vesting period. The Committee also offered Mr. Sulentic a significant Strategic Equity Award. Mr. Sulentic determined (and the Committee agreed) that it was in the best interest of the company that he decline such award in order to maintain his independence and avoid any conflict of interest or appearance of conflict of interest as he was actively involved in designing the program and advocating for such awards and the related restrictive covenants with both our Board and our senior executives around the globe. Upon joining the company in 2019, Ms. Stearns also received a one-time Strategic Equity Award having the same terms and conditions as the Strategic Equity Awards granted in 2017. For additional information, please refer to the discussion under “Executive Compensation Employment Agreements” beginning on page 53.

The one-time Strategic Equity Award granted to Messrs. Durburg, Lafitte and Queenan and Ms. Stearns is strongly performance-based, with vesting of two-thirds of the award to each executive driven by the extent to which the company achieves rigorous cumulative Adjusted EPS and total shareholder return performance hurdles relative to the S&P 500 over a six-year performance period.

The Strategic Equity Award was structured to:

•	encourage focus on longer-term business outcomes (performance periods are six years); and

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COMPENSATION DISCUSSION AND ANALYSIS

•	provide our executives with a significant and incremental financial incentive to achieve superior outcomes for our stockholders.

The Strategic Equity Award is split into three types of restricted stock unit (“RSU”) awards:

•	Time Vesting Strategic Equity Award (one-third of target grant value)—cliff vests on December 1, 2023.

•

Relative TSR (“rTSR”) Strategic Equity Award (one-third of target grant value)—granted with a target number of restricted stock units, zero to 175% of which may be earned based on the cumulative total shareholder return (“TSR”) of the company compared to the cumulative TSR of each of the other companies comprising the S&P 500 on December 1, 2017 (the “S&P 500 Comparison Group”) over a six-year measurement period commencing on December 1, 2017 and ending on December 1, 2023.

•

Relative EPS (“rEPS”) Strategic Equity Award (one-third of target grant value)—granted with a target number of restricted stock units, zero to 175% of which may be earned based on the cumulative adjusted EPS growth of the company compared to the cumulative EPS growth, as reported under GAAP, of each of the other companies in the S&P 500 Comparison Group over a six-year measurement period commencing on January 1, 2018 and ending on December 31, 2023.

The performance and payout schedule for the rTSR and rEPS Strategic Equity Awards is intended to be extremely challenging, as evidenced by the fact that such performance awards will not vest unless the company’s performance on the relevant metric exceeds 50th percentile performance. The payout schedule for the rTSR and rEPS Strategic Equity Awards is as follows:

CBRE’s rTSR Performance (Percentile Rank)	% of Target rTSR Share Units that Vest	CBRE’s rEPS Performance (Percentile Rank)	% of Target rEPS Share Units that Vest
<= 50th Percentile	0%	<= 50th Percentile	0%
>= 75th Percentile	175%	>= 75th Percentile	175%

If the company’s performance percentile ranking is less than or equal to the 50th percentile, then none of the relevant performance awards will be earned. If the company’s performance percentile ranking is greater than or equal to the 75th percentile, then 175% of the relevant performance awards will be earned. The payout percentage is linearly interpolated if the company’s performance percentile ranking falls between the 50th percentile and 75th percentile. The rTSR Strategic Equity Awards and rEPS Strategic Equity Awards will vest on the date on which the Committee certifies the performance percentile ranking achieved (which certification will occur as soon as practicable following the end of the performance period, but in no event more than 60 days with respect to the rTSR Strategic Equity Awards and 90 days with respect to the rEPS Strategic Equity Awards).

Restrictive Covenants Agreement Executed in Connection with Strategic Equity Award

As a condition to receiving the Strategic Equity Award, the group of global senior executives participating in the program, including Messrs. Durburg, Lafitte and Queenan entered into a restrictive covenants agreement with the company which provides for certain post-termination non-competition, non-solicitation of clients and non-solicitation of employees covenants. Ms. Stearns also entered into this restrictive covenants agreement upon joining the company. For additional information, please refer to the discussion under “Executive Compensation—Employment Agreements” beginning on page 53. Although Mr. Sulentic declined his Strategic Equity Award as stated above, he nonetheless entered into the same restrictive covenants agreement with the company as our other named executive officers.

Certified Achievement for Adjusted EPS Equity Awards Granted in 2019

In 2019, we granted (including to our named executive officers for 2020) Adjusted EPS Equity Awards. These 2019 Adjusted EPS Equity Awards were granted with a target number of restricted stock units, of which zero to 200% could be earned based on the extent to which the company achieves adjusted EPS targets over a minimum threshold as measured on a cumulative basis for the 2019 and 2020 fiscal years. The cumulative adjusted EPS “threshold” and “target” for the 2019 Adjusted EPS Equity Awards were $7.11 and $7.52, respectively.

On March 2, 2021, the Committee certified the company’s cumulative adjusted EPS performance for the performance period at $7.13. These certified results included adjustments for one-time, direct Covid-19 related expenses (e.g., frontline worker bonuses, charitable contributions for Covid-19 and social justice causes, Covid-19 Employee Response Center costs, PPE and office deep cleaning costs, etc.), net of government subsidies, aggregating $0.15 (2.1% of the performance threshold). Refer to Annex A for a reconciliation of cumulative GAAP EPS to cumulative Adjusted EPS, as certified by the Committee. As such, Messrs, Sulentic, Durburg, Lafitte and Queenan will vest on February 28, 2022 and Ms. Stearns will vest on May 15, 2022 into 52.5% of the target number of the 2019 Adjusted EPS Equity Awards, subject to forfeiture in certain circumstances as set forth in their award agreement.

CBRE - 2021 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

Additional Elements of Our Compensation Program

•

Deferred Compensation Plan—The purpose of our Deferred Compensation Plan, or DCP, is to provide select management employees whose incomes exceed a certain threshold (including our executive officers) and non-employee directors a tax-efficient manner in which to defer compensation to future years, thus increasing the value of our overall compensation program in support of our recruitment and retention objectives. None of our non-employee directors or named executive officers deferred compensation under the DCP in 2020. The DCP is described in more detail under “Executive Compensation—Summary of Plans, Programs and Agreements—Deferred Compensation Plan” on page 58.

•

No “Single Trigger” Change of Control Payments—We do not have agreements or plans that provide for “single trigger” change of control payments or benefits (including automatic accelerated vesting of equity awards upon a change of control only) to any of our named executive officers.

•

Severance Plan; Treatment of Annual Equity Awards on Termination due to Death, Disability and Retirement; Treatment of Strategic Equity Awards on Qualifying Termination or Retirement—We have a Change in Control and Severance Plan for Senior Management, which we refer to in this Proxy Statement as the Severance Plan, in which all of our named executive officers for 2020 participate. The Committee believes that the Severance Plan is reflective of current compensation practices and trends and is essential to recruiting, retaining and developing high-quality executive talent in the competitive market because it provides protection to the executive if the company does not retain him or her in certain circumstances. Participants under the Severance Plan are eligible to receive (i) severance benefits upon a qualifying termination of employment, including enhanced benefits for a qualifying termination that occurs within a window period surrounding a change in control of the company, and (ii) continued vesting in respect of equity awards held by them if they remain employed with us on the date of a change in control of the company (or accelerated vesting if such equity awards are not assumed by the successor company). In addition, the award agreements pursuant to which we granted our 2017, 2018, 2019 and 2020 equity awards provide for continued or accelerated vesting of the unvested portion of those awards in the event of termination of employment due to death, disability or retirement. Furthermore, the award agreements pursuant to which we granted the one-time Strategic Equity Awards provide for continued or accelerated vesting of a pro-rata amount of the unvested portion of those awards in the event of termination of employment due to death or disability, by the company without cause or the grantee for good reason, or due to retirement. We describe these severance benefits and continued or accelerated vesting terms in greater detail under the heading “Executive Compensation—Summary of Plans, Programs and Agreements—Severance Plan; Treatment of Death, Disability and Retirement Under 2017, 2018, 2019 and 2020 Equity Award Agreements; Treatment of Qualifying Termination and Retirement Under Strategic Equity Award Agreements” beginning on page 59.

•

Indirect Elements of Compensation—Our named executive officers are eligible to participate in the same health, welfare and insurance benefit plans in which our employees are generally able to participate. In addition, we offer our named executive officers out of country medical coverage and reimbursement for an annual physical. Some or all of our executive officers may also participate in broad-based plans and policies (such as our 401(k) plan), and our named executive officers for 2020 also participate in our Severance Plan as described briefly above and in more detail under “Executive Compensation—Summary of Plans, Programs and Agreements” beginning on page 57. We believe that these other elements of compensation are important to attract, motivate and retain the top executive talent for which we compete.

•

No Tax Gross-Ups—As a policy matter, we do not provide tax gross-ups to our named executive officers, other than in connection with tax liabilities incurred with relocations and, if applicable, expatriate tax equalization.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Relevant Policies and Practices

Equity Ownership Policy

Our objective to link compensation to our long-term success is reinforced by an equity ownership policy applicable to our executives. To further align our executives’ interests with our stockholders over the long term, this policy restricts selling of company stock by each executive officer until the executive acquires and maintains significant levels of company stock.

For our named executive officers, the minimum ownership requirements are indicated in the table below. Our executives are permitted to satisfy their ownership requirements over time through existing and new equity awards. As of December 31, 2020, all of our named executive officers (except for Ms. Stearns, who became an executive officer on May 15, 2019) have satisfied their minimum ownership requirements.

STOCK OWNERSHIP REQUIREMENT

Name	Minimum Requirement
Robert E. Sulentic President and Chief Executive Officer	5x Base Salary
Leah C. Stearns Chief Financial Officer	3x Base Salary
John E. Durburg Global Chief Executive Officer—Global Workplace Solutions	3x Base Salary
Michael J. Lafitte Global Chief Executive Officer—Real Estate Investments	3x Base Salary
Daniel G. Queenan Global Chief Executive Officer—Advisory Services	3x Base Salary

A further description of this policy and the applicable thresholds can be found under “Corporate Governance—Stock Ownership Requirements” on page 23.

Policies restricting stock trading and prohibiting hedging and short-selling

We have a pre-clearance policy and process for trades in company securities that all directors, executive officers and other designated insiders must follow. Under this policy, our directors, executive officers and other designated insiders are prohibited from trading in company securities outside of our quarterly trading windows, and trades inside the windows are subject to pre-clearance through our General Counsel, in each case except under pre-approved SEC Rule 10b5-1 trading plans. In addition, as part of this policy, we prohibit all directors, executive officers and other designated insiders from (i) engaging in short-term investment activities such as arbitrage trading or day trading, (ii) taking short positions in the company’s securities and (iii) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in hedging or other derivative transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. This is intended to, among other things, prohibit our directors, executive officers and designated insiders from insulating themselves from the effects of poor stock price performance.

CBRE - 2021 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Clawback Policy

We have a compensation clawback policy. This policy permits us, subject to the discretion and approval of the Board, to recover cash-based and performance-based-equity incentive compensation (e.g., our Adjusted EPS Equity Awards) paid to any current or former “Section 16 officer” (as so designated by the Board and our Audit Committee under Rule 16a-1(f) of the Exchange Act) in the event of a restatement of our financial results in certain circumstances described below.

Specifically, the policy provides that (i) if we are required to restate our financial statements due to material non-compliance by us with any financial reporting requirement under securities laws (other than due to changes in accounting policy, generally accepted accounting principles or applicable law), (ii) fraud or willful misconduct contributed to the restatement, and (iii) any executive officer received a recoverable incentive-based compensation award in excess of the amount that he or she would have received had the restated financial statements been in effect for the period in which the incentive-based compensation amount was awarded, then we are entitled to recover the overpayment. The policy permits clawback from any executive who received an award overpayment, irrespective of whether the executive contributed to the fraud or willful misconduct. Awards are subject to clawback under the policy for up to three years after the award (or any portion thereof) vests (for awards subject to vesting conditions) or is granted (for all other recoverable incentive-based compensation).

Equity Award Policy and procedures for equity grants

We have an Equity Award Policy that is designed to maintain the integrity of the equity award process. This policy has the following characteristics:

•	Requires Board approval for delegation by the Committee to any other committee or individual of its authority under our equity incentive plans;

•

Provides that the effective date of a grant is the date the Committee approves the award, unless a later date is required (for instance in connection with a grant to a new hire who starts work on a date after the Committee has approved the award, or the opening of a trading window);

•

Provides that the exercise price of stock options and value of restricted stock and restricted stock unit awards is determined using the closing price of our common stock on the NYSE on the grant date; and

•

Permits our CEO to make special recruitment and retention awards in the periods between Committee meetings, but never to executive officers or an award consisting of stock options, and there are limitations on the terms and amounts of those grants as well as a requirement to provide reports of such grants to the Committee.

The policy is published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com.

Tax Deductibility and Accounting Implications

As a general matter, the Committee always takes into account the various tax and accounting implications of compensation. When determining amounts of equity grants to executives and employees, the Committee also examines the accounting cost associated with the grants.

Section 162(m) of the Internal Revenue Code, or Section 162(m), limits the tax deductibility of compensation for certain executive officers that is more than $1 million.

Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.” This exemption for “performance-based compensation” was repealed, effective for taxable years beginning after December 31, 2017. The Committee continues to have the flexibility to pay nondeductible compensation if it believes it is in the best interests of the company.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee reviewed and discussed with management of the company the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee

Beth F. Cobert, Chair

Reginald H. Gilyard

Shira D. Goodman

Gerardo I. Lopez

Sanjiv Yajnik

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Compensation Committee Report is not incorporated into any such filings.

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EXECUTIVE MANAGEMENT

We have provided below summary biographies of our named executive officers who are described above in the CD&A, as well as our other executive officers as of March 22, 2021 (other than Mr. Sulentic). Information on Mr. Sulentic can be found on page 11 under “Elect Directors—2021 Director Nominees.”

Chandra Dhandapani

Age: 53

Chief Administrative Officer

Ms. Dhandapani has been our Chief Administrative Officer since June 2020. She previously served as our Chief Digital & Technology Officer from July 2016 to July 2020 and as our Global Group President from May 2019 to June 2020. Prior to joining CBRE, Ms. Dhandapani served in senior technology roles at Capital One Financial for 17 years, including serving as Digital Transformation Leader and Chief Information Officer, Financial Services division of Capital One from January 2013 to July 2016, Managing Vice President and Chief Information Officer, Financial Services division from March 2010 to December 2012 and Vice President and Chief Information Officer, Capital One Auto Finance from August 2009 to March 2010. She is a member of the board of directors of Exeter Finance Corp. and previously served on the board of directors of On Deck Capital, Inc. Ms. Dhandapani holds a B.S. from Stella Maris College, University of Madras, India, an M.B.A. from IRMA India and an M.B.A. from the University of Texas at Arlington.

John E. Durburg

Age: 55

Global Chief Executive Officer—Global Workplace Solutions

Mr. Durburg has been our Global Chief Executive Officer—Global Workplace Solutions since January 2020. He previously served as our Global Chief Operating Officer from August 2018 to December 2019, Group President from January 2018 to August 2018, Chief Executive Officer—Americas from June 2016 to August 2018, Global President, Advisory and Transaction Services from July 2012 to June 2016 and President of the Central division from August 2011 to July 2012. Prior to that, Mr. Durburg served as Executive Managing Director of the Chicago region from April 2008 to August 2011, Senior Managing Director of the Chicago region from July 2003 to April 2008 and Managing Director of the Chicago region from May 2001 to July 2003. From June 1995 to May 2001, Mr. Durburg was a Vice President and Regional Leasing Director with Jones Lang LaSalle, Chicago. Mr. Durburg holds a B.A. from the Kelley School of Business from Indiana University, Bloomington and an M.B.A. from the Charles H. Jellstadt Graduate School of Business at DePaul University.

J. Christopher Kirk

Age: 55

Global Chief Operating Officer

Mr. Kirk has been our Global Chief Operating Officer since January 2020. He previously served as our Chief Executive Talent Officer from August 2018 to December 2019 and Chief Administrative Officer from July 2012 to December 2019. He was our Global Director of Human Resources from June 2010 to July 2012. Mr. Kirk previously served as the Chief Operating Officer from 2007 to July 2011 and General Counsel from 2001 to 2011 of Trammell Crow Company. Prior to joining Trammell Crow Company, Mr. Kirk was a partner at the Dallas office of Vinson & Elkins LLP, where he was a corporate finance, securities and M&A lawyer. Mr. Kirk holds a B.B.A. and an M.B.A. from the University of Texas and a J.D. from the University of Texas School of Law.

Michael J. Lafitte

Age: 60

Global Chief Executive Officer—Real Estate Investments

Mr. Lafitte has been our Global Chief Executive Officer—Real Estate Investments since January 2020 and Chief Executive Officer of Trammell Crow Company, our real estate development subsidiary, since January 2021. He previously served as our Global Chief Executive Officer—Advisory Services from August 2018 to December 2019, Global Group President from June 2016 to August 2018, Chief Operating Officer from February 2013 to June 2016, Global President of our Services business from July 2012 to February 2013 and prior to that was the President of our Americas region from August 2009 to July 2012. Prior to that, he served as President of our Institutional & Corporate Services business beginning in December 2006. He served as President, Global Services of Trammell Crow Company from June 2003 until our acquisition of that company in December 2006, and prior to that served as Trammell Crow Company’s Chief Operating Officer, Global Services beginning in September 2002. Mr. Lafitte holds a B.B.A. from the University of Texas and an M.B.A. from Southern Methodist University.

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EXECUTIVE MANAGEMENT

Laurence H. Midler

Age: 56

Executive Vice President, General Counsel, Chief Risk Officer and Secretary

Mr. Midler has been our Executive Vice President and General Counsel since April 2004 and Chief Risk Officer since August 2018. He also serves as our Secretary. Mr. Midler previously served as our Chief Compliance Officer from April 2004 to January 2014. Mr. Midler served as Executive Vice President, General Counsel and Secretary to Micro Warehouse, Inc., from July 2001 until April 2004. Mr. Midler began his legal career as an associate at Latham & Watkins, a global law firm, in 1990. He holds a B.A. from the University of Virginia and a J.D. from The New York University School of Law.

Daniel G. Queenan

Age: 49

Global Chief Executive Officer—Advisory Services

Mr. Queenan has been our Global Chief Executive Officer—Advisory Services since January 2020. He previously served as our Global Chief Executive Officer—Real Estate Investments from August 2018 to December 2019, Group President, Real Estate Investments from January 2018 to December 2019, President, CBRE Global Investors from April 2017 to December 2019, Chief Operating Officer, CBRE Global Investors from October 2015 to April 2017, Chief Executive Officer, Trammell Crow Company from

April 2011 to March 2016, Chief Executive Officer, Asia Pacific from March 2014 to October 2015, Chief Operating Officer, Asia Pacific from August 2013 to March 2014 and President, Central division of Trammell Crow Company from March 2010 to November 2011. From May 2005 to March 2010, Mr. Queenan was the President and Chief Executive Officer of Opus North Corporation, a large U.S. real estate development company. Mr. Queenan holds a B.A. from Marquette University and a J.D. from Mitchell Hamline School of Law.

Leah C. Stearns

Age: 40

Chief Financial Officer

Ms. Stearns has been our Chief Financial Officer since May 2019. She previously served as Senior Vice President and Chief Financial Officer for the U.S. division of American Tower Corporation, a real estate investment trust, from November 2018 to May 2019. Prior to that, Ms. Stearns served in roles of increasing responsibility at American Tower for 17 years, including serving as Senior Vice President, Corporate Finance and Treasurer from July 2018 to November 2018, Chief Executive Officer, EMEA from July 2017 to July 2018, Senior Vice President, Treasurer and Investor Relations from December 2014 to July 2017 and Vice President, Treasurer and Investor Relations from December 2013 to December 2014. Ms. Stearns holds a B.S. from Boston University and an M.B.A. from Boston College.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information in respect of the fiscal years ended December 31, 2020, 2019 and 2018 for our CEO, Chief Financial Officer and the three other most highly compensated executive officers for 2020. In light of the company’s contingency planning related to the financial impact of the Covid-19 pandemic, Mr. Sulentic voluntarily agreed to a temporary reduction of 100% of his base salary. Ms. Stearns, and Messrs. Durburg, Lafitte and Queenan also voluntarily agreed to a 15% temporary reduction of their base salaries. The temporary executive salary reductions took effect on April 4, 2020 and expired on December 31, 2020.

				Stock Awards ($)
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Annual Stock Award(2)(3) ($)	One-Time Strategic Equity Award ($)	One-Time Transition Equity Award ($)	Total Stock Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Robert E. Sulentic(6)	2020	249,315	—	10,649,973	—	—	10,649,973	1,089,677	4,500	11,993,465
President and Chief Executive Officer	2019	1,000,000	—	9,999,919	—	—	9,999,919	2,415,000	4,500	13,419,419
	2018	997,500	—	6,799,978	—	—	6,799,978	2,532,843	4,500	10,334,821

Leah C. Stearns(7)	2020	621,178	—	2,299,964	—	—	2,299,964	544,838	4,500	3,470,480
Chief Financial Officer	2019	443,014	1,632,877	1,392,294	3,060,919	1,999,961	6,453,174	114,709	472,826	9,116,600

John E. Durburg	2020	621,178	—	2,299,964	—	—	2,299,964	937,783	4,500	3,863,425
Global CEO—Global Workplace Solutions	2019 2018	687,500 637,500	— —	2,199,939 1,399,935	— —	— —	2,199,939 1,399,935	1,181,250 976,552	4,500 4,500	4,073,189 3,018,487

Michael J. Lafitte	2020	652,237	—	2,659,968	—	—	2,659,968	753,839	4,500	4,070,544
Global CEO—Real Estate Investments	2019 2018	735,000 726,250	— —	2,659,921 2,659,975	— —	— —	2,659,921 2,659,975	1,175,167 1,367,503	4,500 4,500	4,574,588 4,758,228

Daniel G. Queenan(8)	2020	621,178	—	2,299,964	—	—	2,299,964	373,349	4,500	3,298,991
Global CEO—Advisory Services

(1)

In light of the company’s contingency planning related to the financial impact of the Covid-19 pandemic, Mr. Sulentic voluntarily agreed to a temporary reduction of 100% of his base salary. Ms. Stearns, and Messrs. Durburg, Lafitte and Queenan also voluntarily agreed to a 15% temporary reduction of their base salaries. The temporary executive salary reductions took effect on April 4, 2020 and expired on December 31, 2020. The salaries in this column reflect these temporary base salary reductions.

(2)

See Note 2 “Significant Accounting Policies” and Note 14 “Employee Benefit Plans” to our consolidated financial statements as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of the valuation of our stock awards.

(3)

Our 2020 annual equity awards were made under and governed by the 2019 Equity Incentive Plan, as described under “Summary of Plans, Programs and Agreements” on page 57, and include (i) Time Vesting Equity Awards that were granted to each of Mr. Sulentic, Ms. Stearns and Messrs. Durburg, Lafitte and Queenan in the amount of 61,493, 19,920, 19,920, 23,038 and 19,920 restricted stock units, respectively, which are scheduled to vest 25% per year over four years (on each of March 3, 2021, 2022, 2023 and 2024) and (ii) Adjusted EPS Equity Awards that were granted to each of Mr. Sulentic, Ms. Stearns and Messrs. Durburg, Lafitte and Queenan with a target unit amount equal to 122,986, 19,920, 19,920, 23,038 and 19,920 restricted stock units, respectively, which are eligible to be earned based on the extent to which the company achieves adjusted EPS targets (over a minimum threshold) measured on a cumulative basis for the 2020 and 2021 fiscal years, with full vesting of any earned amount on March 3, 2023. For our Adjusted EPS Equity Awards, in this table we have assumed that achievement at 100% of target is the probable outcome of the related performance conditions, which was our assumption on the grant date. With respect to the Adjusted EPS Equity Awards granted for 2020, the aggregate grant date fair value for these awards, assuming the achievement of the highest level of performance (which is 200% of the target unit amount), is $14,199,964 for Mr. Sulentic, $2,299,963 for Ms. Stearns, $2,299,963 for Mr. Durburg, $2,659,967 for Mr. Lafitte and $2,299,963 for Mr. Queenan.

(4)

Amounts in this column relate to compensation pursuant to our annual performance award plan referred to in this Proxy Statement as the EBP, which is described below under “Summary of Plans, Programs and Agreements” on page 57. Amounts reflected in this table generally are based on the achievement of financial and strategic performance objectives that are established at the beginning of each fiscal year and that are further described under the heading “Compensation Discussion and Analysis—Components of Our Program—Elements of our compensation program” beginning on page 37 and “Grants of Plan-Based Awards” on page 54.

(5)

The amounts in this column for each of Mr. Sulentic, Ms. Stearns and Messrs. Durburg, Lafitte and Queenan reflect our matching contributions to their 401(k) accounts pursuant to our employee 401(k) match policy based on their respective contributions to such accounts.

(6)

Mr. Sulentic became retirement eligible in September 2018. For additional information regarding the treatment of his outstanding equity awards upon retirement, please refer to the discussion under “—Severance Plan; Treatment of Death, Disability and Retirement Under 2017, 2018, 2019 and 2020 Equity Award Agreements; Treatment of Qualifying Termination and Retirement Under Strategic Equity Award Agreements” beginning on page 59.

(7)	We have not shown compensation for Ms. Stearns for the fiscal year ended December 31, 2018 because Ms. Stearns was not a named executive officer for that year.

(8)	We have not shown compensation for Mr. Queenan for the fiscal years ended December 31, 2019 and 2018 because Mr. Queenan was not a named executive officer for those years.

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Employment Agreements

Except for Ms. Stearns, none of our named executive officers for 2020 are parties to an employment agreement. The company and Ms. Stearns entered into a letter agreement on April 4, 2019 (the “offer letter”) in connection with her joining the company as Chief Financial Officer. Upon joining the company, Ms. Stearns received a one-time equity award of $3,000,000 on the same terms as the Strategic Equity Awards received by other senior executives described under the heading “Components of Our Program—Elements of our compensation program—One-Time Strategic Equity Award” beginning on page 44, including that Ms. Stearns’ Strategic Equity Awards will vest on the same dates as the Strategic Equity Awards granted to our other named executive officers and the requirement that Ms. Stearns execute the same restrictive covenants agreement entered into by our other senior executives. Ms. Stearns also received a $2,000,000 transition equity award which will vest ratably over a four-year period, beginning on the first anniversary of the grant date, subject to the terms of the company’s 2017 Equity Incentive Plan and a cash transition bonus of $1,000,000, which will be subject to repayment in full if she resigns from the company prior to the fourth anniversary of her start date. The transition equity award and cash transition bonus are intended to compensate Ms. Stearns for equity awards that she forfeited at her previous employer. In addition, the company reimbursed Ms. Stearns for certain expenses in connection with her relocation to Dallas, where she is based.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth information concerning stock and cash awards in respect of the fiscal year ended December 31, 2020 to the persons named in the table under the heading “Summary Compensation Table,” which awards were granted pursuant to our 2019 Equity Incentive Plan or Executive Bonus Plan described below under “Summary of Plans, Programs and Agreements” on page 57.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2)(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert E. Sulentic		—	2,000,000	4,000,000	—	—	—	—	—
	03/03/20(4)	—	—	—	—	—	—	61,493	3,549,991
	03/03/20(5)	—	—	—	61,493	122,986	245,972	—	7,099,982
Leah C. Stearns		—	1,000,000	2,000,000	—	—	—	—	—
	03/03/20(4)	—	—	—	—	—	—	19,920	1,149,982
	03/03/20(5)	—	—	—	9,960	19,920	39,840	—	1,149,982
John E. Durburg		—	1,000,000	2,000,000	—	—	—	—	—
	03/03/20(4)	—	—	—	—	—	—	19,920	1,149,982
	03/03/20(5)	—	—	—	9,960	19,920	39,840	—	1,149,982
Michael J. Lafitte		—	1,100,000	2,200,000	—	—	—	—	—
	03/03/20(4)	—	—	—	—	—	—	23,038	1,329,984
	03/03/20(5)	—	—	—	11,519	23,038	46,076	—	1,329,984
Daniel G. Queenan		—	1,000,000	2,000,000	—	—	—	—	—
	03/03/20(4)	—	—	—	—	—	—	19,920	1,149,982
	03/03/20(5)	—	—	—	9,960	19,920	39,840	—	1,149,982

(1)

For our executives to be eligible to receive a non-equity incentive plan (“EBP”) award based on our financial performance in 2020, as measured by adjusted EBITDA/segment operating profit, our performance had to exceed 70% of the applicable adjusted EBITDA/segment operating profit goal. The maximum award permitted under the EBP was 200% of the executive’s target. Upon achievement just over the 70% threshold (e.g., 70.0000001%), the amount of the EBP award payable would be negligible, and as such no amount is shown in the “Threshold” column. For a full description of our EBP awards, see “Compensation Discussion and Analysis—Components of Our Program—Elements of our compensation program” beginning on page 37.

(2)

The amounts shown represent the grant date fair value of the awards computed in accordance with ASC 718. For our Adjusted EPS Equity Awards granted in 2020, in this table we have assumed that achievement at 100% of target is the probable outcome of the related performance conditions, which was our assumption on the grant date. See Note 2 “Significant Accounting Policies” and Note 14 “Employee Benefit Plans” to our consolidated financial statements as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of the valuation of our stock awards. Our 2020 stock awards are further described under the heading “Compensation Discussion and Analysis—Components of Our Program—Elements of our compensation program” beginning on page 37.

(3)	The closing price of our common stock on March 3, 2020 was $57.73 per share.

(4)

Represents Time Vesting Equity Awards of restricted stock units that were granted to each of Mr. Sulentic, Ms. Stearns and Messrs. Durburg, Lafitte and Queenan, which are scheduled to vest 25% per year over four years (on each of March 3, 2021, 2022, 2023 and 2024).

(5)

Represents Adjusted EPS Equity Awards of restricted stock units that were granted to each of Mr. Sulentic, Ms. Stearns and Messrs. Durburg, Lafitte and Queenan, which are eligible to be earned based on our achievement against certain adjusted EPS targets (over a minimum threshold) as measured on a cumulative basis for the 2020 and 2021 fiscal years, with full vesting of any earned amount on March 3, 2023. Amounts shown in the “Threshold” column represent the number of shares (50% of the target unit amount) that would be issued upon achievement of the adjusted EPS performance measure at the adjusted EPS threshold level. Amounts shown in the “Target” column represent the number of shares (100% of the target unit amount) that would be issued upon achievement of the target adjusted EPS performance measure. Amounts shown in the “Maximum” column represent the number of shares (200% of the target unit amount) that would be issued upon achievement of the adjusted EPS performance measure at the highest level. The payout is linearly interpolated for performance between the various adjusted EPS performance goals.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock awards that remain unvested as of December 31, 2020 that are held by the persons named in the table under the heading “Summary Compensation Table.”

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested(1)(2) (3)(4)(5)(6)(7)(8) (#)	Market Value of Shares or Units of Stock That Have Not Vested(9) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(10)(11)(12)(13) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9) ($)
Robert E. Sulentic	305,410	19,155,315	192,619	12,081,064
Leah C. Stearns	86,855	5,447,545	66,906	4,196,343
John E. Durburg	108,330	6,794,457	89,398	5,607,042
Michael J. Lafitte	159,024	9,973,985	117,288	7,356,304
Daniel G. Queenan	101,008	6,335,221	89,398	5,607,042

(1)

With respect to the total number of unvested stock units listed in this column, 15,839, 4,461, 7,961 and 3,775 unvested stock units granted on March 3, 2017 (as Time Vesting Equity Awards) to Messrs. Sulentic, Durburg, Lafitte and Queenan, respectively, vested on March 3, 2021.

(2)

With respect to the total number of unvested stock units listed in this column, 36,208, 10,324, 19,617 and 8,112 unvested stock units granted on February 16, 2018 (as Time Vesting Equity Awards) to Messrs. Sulentic, Durburg, Lafitte and Queenan, respectively, vested 50% on February 16, 2021, and the other 50% will vest on February 16, 2022.

(3)

With respect to the total number of unvested stock units listed in this column, 30,871, 42,448 and 30,871 unvested stock units granted on December 1, 2017 (as Time Vesting Strategic Equity Awards) to Messrs. Durburg, Lafitte and Queenan, respectively, and 20,942 unvested stock units granted on May 15, 2019 (as Time Vesting Strategic Equity Awards) to Ms. Stearns will vest on December 1, 2023. For a full description of these awards, see “Compensation Discussion and Analysis—Components of Our Program—Elements of our compensation program” beginning on page 37 and “Executive Compensation—Employment Agreements” beginning on page 53.

(4)

With respect to the total number of unvested stock units listed in this column, 49,334, 22,106, 26,728 and 22,106 unvested stock units granted on February 28, 2019 (as Time Vesting Equity Awards) to Messrs. Sulentic, Durburg, Lafitte and Queenan, respectively, one-third vested on February 28, 2021, and the remaining shares will vest in equal increments on each of February 28, 2022 and 2023.

(5)

With respect to the total number of unvested stock units listed in this column, 14,580 unvested stock units granted on May 15, 2019 (as Time Vesting Equity Awards) to Ms. Stearns, will vest in equal increments on each of May 15, 2021, 2022 and 2023. For a full description of these awards, see “Compensation Discussion and Analysis—Components of Our Program—Elements of our compensation program” beginning on page 37.

(6)

With respect to the total number of unvested stock units listed in this column, 31,413 unvested stock units granted on May 15, 2019 (as Transition Equity Awards) to Ms. Stearns, will vest in equal increments on each of May 15, 2021, 2022 and 2023.

(7)

With respect to the total number of unvested stock units listed in this column, 59,199, 19,920, 19,920, 23,038 and 19,920 unvested stock units granted on March 3, 2020 (as Time Vesting Equity Awards) to Mr. Sulentic, Ms. Stearns and Messrs. Durburg, Lafitte and Queenan, respectively, 25% vested on March 3, 2021, and the remaining stock units will vest in equal increments on each of March 3, 2022, 2023 and 2024. For a full description of these awards, see “Compensation Discussion and Analysis— Components of Our Program—Elements of our compensation program” beginning on page 37.

(8)

With respect to the total number of unvested stock units listed in this column, 144,830, 20,648, 39,232 and 16,224 unvested stock units granted on February 16, 2018 (as 2018 Adjusted EPS Equity Awards) to each of Messrs. Sulentic, Durburg, Lafitte and Queenan, respectively, vested on February 16, 2021. These stock units were initially granted as 72,415, 10,324, 19,616 and 8,112 target performance stock units to each of Messrs. Sulentic, Durburg, Lafitte and Queenan, respectively, and were earned at 200% of target based on the level of adjusted EPS achieved (as certified by the Compensation Committee on March 3, 2020). However, the number of restricted units earned by Mr. Sulentic has been reduced by those earned restricted units for which vesting was accelerated by the company on December 14, 2020 in order to satisfy the tax withholding obligation that arose because he is retirement eligible and therefore deemed to have vested in all of the earned restricted units for employment tax purposes once the performance vesting condition no longer applies.

(9)

Amounts reflected in this column were calculated by multiplying the number of unvested stock units by $62.72, which was the per-share closing price of our common stock on December 31, 2020. For the Adjusted EPS Equity Awards, rTSR Strategic Equity Awards and rEPS Strategic Equity Awards, these figures assume that those awards are later issued at their target number of shares, except for the Adjusted EPS Equity Awards granted in 2019. As described below in footnote (12) to this table, the 2019 Adjusted EPS Equity Awards will be issued at a lesser number of shares than their target (52.5% of target), and we have reflected this lesser number of shares in this table.

(10)

With respect to the performance-based unvested stock units listed in this column, 30,871, 42,448 and 30,871 stock units granted on December 1, 2017 (as rTSR Strategic    Equity Awards) to each of Messrs. Durburg, Lafitte and Queenan, respectively and 20,942 stock units granted on May 15, 2019 (as rTSR Strategic Equity Awards) to Ms. Stearns, represents the target number of stock units, from zero to 175% of which are eligible to be earned based on our achievement against certain relative total shareholder return targets over a six-year performance measurement period that commenced on December 1, 2017 and ends on December 1, 2023, with full vesting of any earned amount no later than 60 days after December 1, 2023.

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(11)

With respect to the performance-based unvested stock units listed in this column, 30,871, 42,448 and 30,871 stock units granted on December 1, 2017 (as rEPS Strategic Equity Awards) to each of Messrs. Durburg, Lafitte and Queenan, respectively, and 20,942 stock units granted on May 15, 2019 (as rEPS Strategic Equity Awards) to Ms. Stearns, represents the target number of stock units, from zero to 175% of which are eligible to be earned based on our achievement against adjusted EPS targets over a six-year performance measurement period that commenced on January 1, 2018 and ends on December 31, 2023, with full vesting of any earned amount no later than 90 days after December 31, 2023.

(12)

With respect to the performance-based unvested stock units listed in this column, 132,636, 14,737, 17,818 and 14,737 stock units granted on February 28, 2019 (as 2019 Adjusted EPS Equity Awards) to Messrs, Sulentic, Durburg, Lafitte and Queenan, and 9,719 stock units granted on May 15, 2019 (as 2019 Adjusted EPS Equity Awards) to Ms. Stearns, represents the target number of stock units, from zero to 200% of which are eligible to be earned based on our achievement against certain adjusted EPS performance targets as measured on a cumulative basis for the 2019 and 2020 fiscal years, with full vesting of any earned amount on February 28, 2022 for Messrs. Sulentic, Durburg, Lafitte and Queenan, and May 15, 2022 for Ms. Stearns. On March 2, 2021, the Compensation Committee certified the company’s cumulative adjusted EPS performance for the performance period at $7.13, versus a cumulative adjusted EPS “target” in those grants of $7.52. As such, Messrs. Sulentic, Durburg, Lafitte and Queenan will vest on February 28, 2022 into 69,633, 7,736, 9,354 and 7,736 (52.5% of their target number of restricted stock units), respectively, and Ms. Stearns will vest on May 15, 2022 in 5,102 (52.5% of her target number of restricted stock units) subject to forfeiture in certain circumstances as set forth in their award agreement. We have reflected this lesser number of shares in this table.

(13)

With respect to the performance-based unvested stock units listed in this column, 122,986, 19,920, 19,920, 23,038 and 19,920 stock units granted on March 3, 2020 (as 2020 Adjusted EPS Equity Awards) to each of Mr. Sulentic, Ms. Stearns and Messrs. Durburg, Lafitte and Queenan, respectively, represents the target number of stock units, from zero to 200% of which are eligible to be earned based on our achievement against certain adjusted EPS performance targets as measured on a cumulative basis for the 2020 and 2021 fiscal years, with full vesting of any earned amount on March 3, 2023.

Option Exercises and Stock Vested

The following table sets forth information concerning stock option exercises and vesting of stock awards during the fiscal year ended December 31, 2020 for the persons named in the table under “Summary Compensation Table.” The dollar amounts in the table below are based on the market value of our common stock on the respective dates of vesting multiplied by the number of shares that vested on such date.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert E. Sulentic(1)	—	—	219,327	12,631,890
Leah C. Stearns	—	—	15,330	551,726
John E. Durburg	—	—	58,114	3,318,083
Michael J. Lafitte	—	—	100,068	5,721,629
Daniel G. Queenan	—	—	49,577	2,831,567

(1)

Includes the vesting of 7,906 shares for Mr. Sulentic, for which vesting was accelerated by the company on December 14, 2020 in order to satisfy the tax withholding obligation that arose because Mr. Sulentic is retirement eligible and therefore deemed to have vested in all of the earned restricted units for employment tax purposes once the performance vesting condition no longer applies.

CEO Pay Ratio

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance stockholder value. In 2020, the ratio of CEO pay of $12,006,114 to median employee pay of $65,509 was 183:1. As is permitted under the SEC rules, we identified the median employee by examining the annual base salary for all individuals, excluding our CEO, who were employed by us at the end of 2020. We included all active and on-leave employees, whether employed on a full-time, part-time or seasonal basis. We did not make any adjustments or estimates with respect to annual base salary compensation, and we did not annualize compensation for any full-time employees that were not employed by us for all of 2020. Under the de minimis exclusion, we excluded a total of 5% of our employee population from the following countries: Argentina, Austria, Bahrain, Bulgaria, Colombia, Costa Rica, Croatia, Denmark, Dominican Republic, Egypt, Finland, Greece, Hungary, Indonesia, Kenya, Luxembourg, Morocco, New Zealand, Norway, Oman, Pakistan, Panama, Peru, Portugal, Romania, Saudi Arabia, Serbia, Slovakia, Slovenia, Sri Lanka, Sweden, Taiwan, Turkey, United Arab Emirates, Uruguay and Venezuela. We employed statistical sampling to identify a group of employees within 2.5% of the median based on annual base salary, then selected the median

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employee from this group. We then calculated 2020 CEO pay, which includes Mr. Sulentic’s base salary, bonus, equity awards, employer-paid insurance premiums and 401(k) match. We used the same methodology in calculating 2020 pay for the median employee. We believe that our methodology results in a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. However, given the different methodologies that public companies will use to determine an estimate of their CEO pay ratio, the estimated CEO pay ratio reported above should not be used as a basis for comparison between us and other companies.

Summary of Plans, Programs and Agreements

2019 Equity Incentive Plan

Our 2019 Equity Incentive Plan, or the 2019 Plan, which was approved by our stockholders on May 17, 2019, authorizes the grant of stock-based awards to our employees, directors and independent contractors and is administered by our independent Compensation Committee. The 2019 Plan will terminate on March 1, 2029 unless earlier terminated. As of December 31, 2020, a total of 10,501,907 shares of our Class A common stock have been reserved for issuance under the 2019 Plan. The number of shares issued or reserved pursuant to the 2019 Plan, or pursuant to outstanding awards, is subject to adjustment on account of a stock split of our outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off or other similar occurrence. Stock options and stock appreciation rights granted under the 2019 Plan are subject to a maximum term of ten years from the date of grant. All awards granted under the 2019 Plan are generally subject to a minimum one-year vesting schedule.

As of December 31, 2020, assuming the maximum number of shares under our performance-based awards will later be issued (which includes shares that could be issued over target related to performance awards issued and outstanding under our 2017 Equity Incentive Plan), 6,265,195 shares remained available for future grants under the 2019 Plan.

Recent Share Price. On March 22, 2021, the closing price of our common stock on the NYSE was $75.93 per share.

2017 Equity Incentive Plan

Our 2017 Equity Incentive Plan, or the 2017 Plan, which authorized the grant of stock-based awards to our employees, directors and independent contractors was terminated in May 2019 in connection with the adoption of our 2019 Plan, which is described above. Given that our 2017 Plan terminated in May 2019, no new awards may be granted thereunder. However, as of December 31, 2020, assuming the maximum number of shares under our outstanding performance-based awards will later be issued, 4,677,453 outstanding restricted stock unit (RSU) awards granted under the 2017 Plan to acquire shares of our Class A common stock remain outstanding according to their terms, and we will continue to issue shares to the extent required under the terms of such outstanding awards (noting that any shares granted above target will get deducted from the 2019 equity incentive plan reserve described above).

2012 Equity Incentive Plan

Our 2012 Equity Incentive Plan, or the 2012 Plan, which authorized the grant of stock-based awards to our employees, directors and independent contractors was terminated in May 2017 in connection with the adoption of our 2017 Plan, which is described above. Given that our 2012 Plan terminated in May 2017, no new awards may be granted thereunder. However, as of December 31, 2020, assuming the maximum number of shares under our outstanding performance-based awards will later be issued, 310,023 outstanding restricted stock unit (RSU) awards granted under the 2012 Plan to acquire shares of our Class A common stock remain outstanding according to their terms, and we will continue to issue shares to the extent required under the terms of such outstanding awards.

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EXECUTIVE COMPENSATION

Executive Bonus Plan (“EBP”)

The EBP is designed to motivate and reward executives by aligning our annual performance awards with actual performance, and the amount of an EBP award is measured by the executive’s success against a combination of challenging financial and strategic performance objectives established by the Compensation Committee. The principal features of the EBP, as in effect in 2020, are summarized below.

Eligibility. Our executives who are designated by our Board as “Section 16 officers” are eligible to participate in the EBP. Currently, there are 8 executives designated as Section 16 officers.

Performance. Awards under the EBP are based on the achievement of certain financial and strategic performance objectives and a targeted level or levels of performance with respect to those objectives. Financial performance objectives under the EBP are based on adjusted EBITDA and segment operating profit performance, and target adjusted EBITDA/segment operating profit objectives are based on our annual financial and operating plan approved by our Board.

The strategic performance objectives are determined on a participant-by-participant basis and are based on the achievement of specific objectives in each participant’s area of responsibility. Strategic performance objectives for the CEO and other EBP participants are approved by our Compensation Committee.

Award Determination. The Compensation Committee establishes a target award amount for each participant in the EBP early in the performance period, and the Compensation Committee determines the actual amount awarded after the conclusion of the fiscal year. The Compensation Committee may also determine to issue to our CEO a supplemental and discretionary award under our EBP in exceptional and exceedingly deserving circumstances, and our CEO (subject to ratification by the Board or the Compensation Committee) may determine to issue to our other executive officers a supplemental and discretionary bonus under the EBP in such circumstances.

For a description of how the annual performance award payouts under the EBP were determined for 2020 as well as other features of the EBP, see “Compensation Discussion and Analysis—Components of Our Program—Elements of our compensation program” beginning on page 37 in our CD&A in this Proxy Statement. The process for calculating the strategic performance portion of the EBP award is also described in greater detail in that section.

Deferred Compensation Plan (“DCP”)

The DCP provides an opportunity for select management employees whose income exceeds a certain threshold (including our executive officers) and non-employee directors to elect to defer a portion of their compensation to future years. The DCP is administered by a committee of three or more individuals (the “DCP Committee”) selected by our CEO. The DCP Committee in its discretion selects which persons can participate in the DCP and the calendar year(s) in which they can participate. Participants in the DCP make an irrevocable election whether to defer a portion of their compensation with respect to a particular calendar year and whether to receive distributions of their deferred amounts from a certain calendar year in a lump sum payment on a specified date, or in installments over a period of two to five years, subject to earlier payment in the event of a separation of service prior to retirement. Participants may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments selected by them. Almost all of the investment options in the DCP are identical, subject to certain asset class variations, to the investment options in our 401(k) Plan described below. The DCP is an unfunded plan and is intended to comply both with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and with the Employee Retirement Income Security Act of 1974, as amended.

None of our named executive officers participated in, or had any account balance under, the DCP in 2020.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan. Most of our U.S. employees, other than certain qualified real estate agents having the status of independent contractors under Internal Revenue Code Section 3508 and non-plan electing unionized employees, are eligible to participate in this plan. The 401(k) plan provides for participant contributions as well as a company match. A participant is allowed to contribute to the 401(k) plan from 1% to 75% of his or her compensation, subject to limits imposed by applicable law. Participants are entitled to invest up to 25% of their 401(k) account balance in shares of our common stock, except that participants may not have more than 25% of their plan assets allocated to our common stock as measured at any year-end. As of December 31, 2020, approximately 1.2 million shares of our common stock were held through investments in our 401(k) plan.

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In 2020, we matched 67% of our employee’s contributions up to the first 6% of the employee’s annual compensation for participants with an annual base salary of less than $100,000 and we matched 50% of our employee’s contributions up to the first 6% of the employee’s annual compensation for participants with an annual base salary of $100,000 or more

(up to $150,000 of compensation). For all 401(k) plan participants hired after January 1, 2007, our matching contributions vest 20% per year for each plan year they are employed, until they are 100% vested after five years of service. All 401(k) plan participants hired before January 1, 2007 have full and immediate vesting in our matching contributions.

Severance Plan; Treatment of Death, Disability and Retirement Under 2017, 2018, 2019 and 2020 Equity Award Agreements; Treatment of Qualifying Termination and Retirement Under Strategic Equity Award Agreements

We have a Severance Plan for our executive officers in which all of our named executive officers participate, and as described below, provide for certain death, disability and retirement benefits for them in certain circumstances.

Severance Plan

We have a Severance Plan in which all of our executive officers participate, other than those executive officers from time to time who may be party to an employment agreement with the company that provides for severance pay. All of our named executive officers for 2020 participate in the Severance Plan. Participants in the Severance Plan (which we refer to as “Covered Employees” within this “Severance Plan” section) will not be eligible to participate in any other severance plan sponsored by us. Our CEO is designated as a “Tier I” participant, and all of our other current named executive officers are presently designated as “Tier II” participants under the Severance Plan. Covered Employees are eligible to receive under the Severance Plan (i) severance benefits upon a “Qualifying Termination” (which we describe below), including enhanced benefits for a Qualifying Termination that occurs within a window period surrounding a “Change in Control” (as defined in the Severance Plan) of the company, and (ii) accelerated and continued vesting in respect of equity awards held by them if they remain employed with us on the date of a change in control of the company, all subject to an effective release of claims against the company, compliance with restrictive covenants, and certain other conditions.

We describe these severance benefits in detail immediately below.

Severance Benefits under Severance Plan

The Severance Plan provides the Covered Employee with the following severance payments and benefits upon a termination of employment either (1) by us other than for “Cause” and other than for “Poor Performance” or (2) by the Covered Employee for “Good Reason” (each such capitalized term as defined in the Severance Plan) (a “Qualifying Termination”):

•	a lump-sum cash payment equal to (a) 2.0 for the Tier I participant or 1.5 for Tier II participants, multiplied by
(b) the sum of (1) the Covered Employee’s annual base salary plus (2) his or her target annual cash bonus award;

•	payment of a pro-rated portion of the Covered Employee’s annual cash bonus award for the year of termination (with the bonus calculated based on actual performance for our executive officers);

•

payment of any unpaid annual bonus in respect of a prior fiscal year (or other applicable performance) that ended on or before the date of termination (without any requirement to remain employed through the payment date to earn such bonus);

•	continued health-care coverage for up to 18 months post-termination, with the Covered Employee paying active employee premium rates;

•	outplacement assistance for up to 12 months post-termination; and

•

vesting of equity awards as follows (unless the underlying equity award agreement provides for more favorable vesting, in which case such agreement controls and except in the case of the Strategic Equity Awards, which are not subject to the Severance Plan):

•

If the Qualifying Termination occurs at any time outside of the Change in Control Protection Period (as defined below), accelerated vesting of a pro-rated portion of all outstanding unvested time-vesting equity awards or, if the award is subject to performance-based vesting conditions, continued eligibility to vest based on the actual achievement of the performance objectives following the completion of the applicable performance period with respect to a pro-rated portion of all outstanding unvested performance-vesting equity awards, in each case, based on the number of days employed from the grant date through the date of termination plus an additional number of days corresponding to the Covered Employee’s severance multiple (24 months for the Tier I participant or 18 months for Tier II participants), subject to the following deferred equity delivery requirements:

•	50% of the accelerated portion of time-vesting restricted stock units or time-vesting restricted stock

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will be delivered on the date of termination and the remaining 50% will be delivered at the end of the applicable period during which the Covered Employee is subject to the restrictive covenants under the Severance Plan as described below (which is 24 months following the termination date for the Tier I participant and 18 months following the termination date for the Tier II participants) (such period is referred to herein as the “restricted period”), subject to the Covered Employee’s compliance with such restrictive covenants during the restricted period;

•

50% of the accelerated portion of shares underlying time-vesting options will be forfeited if the Covered Employee does not comply with the restrictive covenants under the Severance Plan during the applicable restricted period;

•

With respect to the portion of performance-vesting restricted stock units or restricted stock that were subject to continued eligibility to vest and are actually earned based on the level of achievement of the applicable performance goals, 50% will be delivered at the end of the applicable performance period and the remaining 50% will be delivered at the later of the end of the performance period or the end of the restricted period, subject to the Covered Employee’s compliance with the restrictive covenants during the restricted period;

•

With respect to the portion of shares underlying performance-vesting options that were subject to continued eligibility to vest and are actually earned based on the level of achievement of the applicable performance goals, 50% will be forfeited if the Covered Employee does not comply with the restrictive covenants under the Severance Plan during the restricted period; and

•

Notwithstanding the foregoing, if a Covered Employee exercises any time-vesting options or performance-vesting options during the restricted period applicable, then the shares acquired upon such exercise will be held by us and may not be sold or transferred by such Covered Employee before the end of such restricted period, and, if such Covered Employee does not comply with the restrictive covenants, each such share will be automatically repurchased by us at a price equal to the lower of the fair market value of such share and the exercise price per share of such option.

•

Notwithstanding further the foregoing, if a Covered Employee is retirement eligible prior to the Qualifying Termination under the terms of an award, then with respect to any shares underlying restricted stock units subject to that award that would continue to vest following the Covered Employee’s retirement only, (i) the shares attributable to the accelerated portion of the above-described time-vesting restricted stock units shall instead be delivered to the Covered Employee on each of the remaining vesting dates for such time-vesting restricted stock units, as would be the case if the Covered Employee had retired and (ii) the shares attributable to any performance-vesting restricted stock units that remained eligible to vest as described above and for which the applicable performance goals are achieved but the restricted stock units would have otherwise continued to remain subject to a time-based vesting condition, such shares shall also be delivered to the Covered Employee on the date(s) on which the time-vesting condition would have been satisfied absent a Qualifying Termination.

•

If the Qualifying Termination occurs within a Change in Control Protection Period, immediate and fully accelerated vesting of all outstanding unvested equity awards (or their as-assumed, -converted or -replaced awards as described below under “Severance Plan Treatment of Equity Awards Held by Non-Terminated Participants upon a Change in Control”) with none of the equity underlying the to-be-vested awards subject to deferred delivery. If the award is subject to performance-based vesting conditions, the Compensation Committee will determine the number of shares subject to the award based on the projected achievement of the performance goals after taking into account actual achievement through the date of such Change in Control. The “Change in Control Protection Period” means the period beginning 120 days prior to the date of a Change in Control and ending on the second anniversary of such Change in Control.

The Covered Employee’s receipt of severance payments and benefits under the Severance Plan is conditioned upon his or her execution of an effective release of claims against the company and compliance with restrictive covenants set forth in the Severance Plan for the restricted period, including a covenant prohibiting the solicitation of the company’s customers and employees, as such restricted period may be reduced or eliminated (x) by the Compensation Committee or (y) if and to the extent required to comply with the laws of the jurisdiction in which the Covered Employee was primarily providing services to the company immediately prior to such termination.

Severance Plan Treatment of Equity Awards Held by Non-Terminated Participants upon a Change in Control

The Severance Plan provides that if the Covered Employee remains employed on the date on which a Change in Control occurs, then:

•	with respect to any outstanding time-vesting equity awards held by the Covered Employee (other than the Time Vesting Strategic Equity Awards, which are not subject to the Severance Plan):

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•

if the company’s successor does not assume, convert or replace such awards with publicly-traded equity securities (or their equivalent) having an equivalent value (and vesting schedule), the awards, to the extent unvested, will immediately vest in full; or

•

if the company’s successor so assumes, converts or replaces such awards, the awards will remain subject to vesting in accordance with their terms (including the provisions described above regarding the treatment of such award upon a Qualifying Termination); and

•

with respect to any outstanding performance-vesting equity awards held by the Covered Employee (other than the rTSR Strategic Equity Awards and the rEPS Strategic Equity Awards, neither of which are subject to the Severance Plan), the Compensation Committee will determine the projected achievement of the performance goals upon such Change in Control after taking into account actual achievement through the date of such Change in Control, and such projected performance will be used to determine the number of options or shares subject to such award that will remain eligible to vest as provided below (such options or shares, the “Vesting Eligible Shares”) (any shares that do not remain eligible to vest based on the Compensation Committee’s determination of projected performance being automatically forfeited on the date of such Change in Control); and

•

if the company’s successor does not assume, convert or replace the performance-based equity award of Vesting Eligible Shares with publicly-traded equity securities (or their equivalent) having an equivalent value, then each outstanding Vesting Eligible Share subject to such award will immediately vest in full; or

•

if the company’s successor so assumes, converts or replaces the performance-based equity award of Vesting Eligible Shares, then each outstanding award will convert into a time-vesting equity award that will vest in full on the date that the award would otherwise have fully vested in accordance with its terms (subject to the provisions described above regarding the treatment of such award upon a Qualifying Termination).

Hypothetical December 31, 2020 Termination under our Severance Plan

In the hypothetical event that any of our named executive officers for 2020 incurred a Qualifying Termination on December 31, 2020, they would have received the following severance benefits under the Severance Plan:

Name		Cash Severance ($)		Pro-Rata Bonus(1) ($)	Accelerated Vesting of RSUs(2) ($)	Health and Welfare Benefits(3) ($)	Total* ($)
Robert E. Sulentic	No Change in Control	6,000,000	(4)	1,089,677	29,497,844	24,608	36,612,129
	During Change in Control Protection Period	6,000,000	(4)	1,089,677	31,236,379	24,608	38,350,664
Leah C. Stearns	No Change in Control	2,550,000	(5)	544,838	5,476,961	30,258	8,602,057
	During Change in Control Protection Period	2,550,000	(5)	544,838	8,426,932	30,258	11,552,028
John E. Durburg	No Change in Control	2,550,000	(5)	937,783	8,462,434	30,258	11,980,475
	During Change in Control Protection Period	2,550,000	(5)	937,783	10,607,582	30,258	14,125,623
Michael J. Lafitte	No Change in Control	2,752,500	(5)	753,839	12,139,329	25,057	15,670,725
	During Change in Control Protection Period	2,752,500	(5)	753,839	14,863,573	25,057	18,394,969
Daniel G. Queenan	No Change in Control	2,550,000	(5)	373,349	8,003,198	30,258	10,956,804
	During Change in Control Protection Period	2,550,000	(5)	373,349	10,148,346	30,258	13,101,952

*	Figures in this table assume no reduction in severance benefits due to operation of Internal Revenue Code 280G.

(1)	Represents the actual annual cash bonus award for 2020.

(2)

Amounts shown are calculated by aggregating the sums determined by multiplying, for each outstanding unvested equity award (excluding the one-time Strategic Equity Awards, which are not subject to the Severance Plan), (x) the number of unvested stock units accelerating as a result of the Qualifying Termination (a portion of which may be subject to deferred delivery and continued compliance with restrictive covenants as described above), by (y) our per-share closing stock price on December 31, 2020 of $62.72. The value of accelerated Adjusted EPS Equity Awards is calculated assuming that the applicable performance measures are achieved at their target unit amount, except for (i) our Adjusted EPS Equity Awards granted in 2018, which were earned at 200% of target based on the level of adjusted EPS achieved (as certified by the Compensation Committee on March 3, 2020), and (ii) our Adjusted EPS Equity Awards granted in 2019, which were earned at 52.5% of target based on the level of adjusted EPS achieved (as later certified by our Compensation Committee on March 2, 2021). See footnotes (8) and (12) to our “Outstanding Equity Awards at Fiscal Year-End” table on page 55. See the discussion under the heading “Qualifying Termination or Retirement Under Strategic Equity Award Agreements” below for the treatment of Strategic Equity Awards under the applicable termination events.

(3)	Represents the approximate value of continued health-care coverage at active employee rates for a period of 18 months and the approximate value of outplacement assistance for 12 months.

(4)	Represents a lump-sum cash payment equal to two times (2x) the sum of (a) the annual base salary plus (b) the target annual cash bonus award for 2020.

(5)	Represents a lump-sum cash payment equal to one-and-a-half times (1.5x) the sum of (a) the annual base salary plus (b) the target annual cash bonus award for 2020.

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Death, Disability and Retirement Under 2017, 2018, 2019 and 2020 Annual Equity Award Agreements

Any unvested portion of our annual equity awards is generally forfeited upon termination of an executive’s employment with the company, except as provided for under our Severance Plan described above. In addition to the Severance Plan, the award agreements pursuant to which our 2017, 2018, 2019 and 2020 annual equity awards were granted provide for continued or accelerated vesting of the unvested portion of those awards in certain death, disability and retirement circumstances.

2017 Annual Equity Awards

•

For 2017 Time Vesting Equity Awards, if the grantee’s employment terminates due to death or disability, then any unvested portion of the award will become immediately vested. If the grantee’s employment terminates due to retirement, then any unvested portion of the award will continue to vest in 25% annual increments on the original vesting schedule, subject to the grantee’s compliance with non-competition, non-solicitation and confidentiality covenants through the applicable vesting date(s). However, if the grantee dies after retiring from the company, then any unvested portion of the award will become immediately vested. If the death, disability or retirement termination event occurs within twelve months following the vesting commencement date, then the unvested portion of the respective award that will immediately vest or continue to vest, as applicable, will be pro-rated based on the number of days worked during such 12-month period prior to the termination event.

2018 Annual Equity Awards

•

For 2018 Time Vesting Equity Awards, if the grantee’s employment terminates due to death or disability, then any unvested portion of the award will become immediately vested. If the death or disability termination event occurs within twelve months following the vesting commencement date, then the unvested portion of the respective award that will immediately vest will be pro-rated based on the number of days worked during such 12-month period prior to the termination event. If the grantee’s employment terminates due to retirement, then any unvested portion of the award will continue to vest in 25% annual increments on the original vesting schedule, subject to the grantee’s compliance with non-competition, non-solicitation and confidentiality covenants through the applicable vesting date(s). However, if the grantee dies after retiring from the company, then any unvested portion of the award will become immediately vested. If a retirement termination event occurs before December 31 of the year of the applicable vesting commencement date for such award, then the entire Time Vesting Equity Award is forfeited.

•

For 2018 Adjusted EPS Equity Awards, if the grantee’s employment terminates due to death, disability or retirement, then the award will vest on the date on which it would have otherwise vested under the original vesting schedule, but only if the company satisfies the minimum adjusted EPS performance threshold and, in the case of retirement subject to the grantee’s compliance with non-competition, non-solicitation and confidentiality covenants through the applicable vesting date(s). The number of shares underlying the award that ultimately vest (if any) will be based on our actual adjusted cumulative EPS over the performance period relative to the adjusted EPS targets set forth in the award. If the death, disability or retirement termination event occurs within twelve months following the vesting commencement date, then the unvested portion of the respective award that will continue to vest will be pro-rated based on the number of days worked during such 12-month period prior to the termination event.

2019 and 2020 Annual Equity Awards

•

For 2019 and 2020 Time Vesting Equity Awards, if the grantee’s employment terminates due to death or disability, then any unvested portion of the award will become immediately vested. If the death or disability termination event occurs within twelve months following the vesting commencement date, then the unvested portion of the respective award that will immediately vest will be pro-rated based on the number of days worked during such 12-month period prior to the termination event. If the grantee’s employment terminates due to retirement, then any unvested portion of the award will continue to vest in 25% annual increments on the original vesting schedule, subject to the grantee’s compliance with non-competition, non-solicitation and confidentiality covenants through the applicable vesting date(s). However, if the grantee dies after retiring from the company, then any unvested portion of the award will become immediately vested. If a retirement termination event occurs before December 31 of the year of the applicable vesting commencement date for such award, the entire Time Vesting Equity Award is forfeited.

•

For 2019 and 2020 Adjusted EPS Equity Awards, if the grantee’s employment terminates due to death, disability or retirement, then the award will vest on the date on which it would have otherwise vested under the original vesting schedule, but only if the company satisfies the minimum

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adjusted EPS performance threshold and, in the case of retirement subject to the grantee’s compliance with non-competition, non-solicitation and confidentiality covenants through the applicable vesting date(s). The number of shares underlying the award that ultimately vest (if any) will be based on our actual adjusted cumulative EPS over the performance period relative to the adjusted EPS targets set forth in the award. If the death or disability termination event occurs within twelve months following the grant date, then the unvested portion of the respective award that will immediately vest will be pro-rated based on the number of days worked during such 12-month period prior to the termination event. If a retirement termination event occurs on or after December 31 of the year of the applicable vesting commencement date for such award, then the unvested portion of the award will continue to vest without proration. However, if a retirement termination event occurs before December 31 of the year of the applicable vesting commencement date for such award, the entire Adjusted EPS Equity Award is forfeited.

Definitions

•

A “retirement” with respect to our named executive officers means that the grantee has voluntarily terminated employment at age 62 or older with at least ten years of continuous service to the company.

•

A “disability” means the grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months.

Hypothetical December 31, 2020 Termination Due to Death or Disability

In the hypothetical event that any of our named executive officers during 2020 had terminated employment on December 31, 2020 due to death or disability under the circumstances covered by our 2017, 2018, 2019 and 2020 annual award agreements, they would have received (either immediately or over time, depending on the circumstances of the termination) the following in respect of their unvested 2017, 2018, 2019 and 2020 annual equity awards:

Name	2017 Annual Equity Awards ($)	2018 Annual Equity Awards ($)	2019 Annual Equity Awards ($)	2020 Annual Equity Awards ($)	Total ($)
Robert E. Sulentic	993,422	11,354,704	7,461,610	9,492,923	29,302,659
Leah C. Stearns	—	—	3,204,678	2,081,050	5,285,728
John E. Durburg	279,794	1,942,564	1,871,690	2,081,050	6,175,098
Michael J. Lafitte	499,314	3,691,009	2,263,063	2,406,818	8,860,204
Daniel G. Queenan	236,768	1,526,354	1,871,690	2,081,050	5,715,862

The foregoing amounts assume: (i) the Adjusted EPS Equity Awards granted in 2018 were earned at 200% of target (as certified by the Compensation Committee on March 3, 2020), (ii) the Adjusted EPS Equity Awards granted in 2019 were earned at 52.5% of target (as certified by the Compensation Committee on March 2, 2021), (iii) the Adjusted EPS Equity Awards granted in 2020 are achieved at their “target” adjusted EPS performance level, and (iv) all awards were valued at the closing price of our common stock on December 31, 2020, which was $62.72 per share.

Hypothetical December 31, 2020 Termination Due to Retirement

In the hypothetical event that Mr. Sulentic during 2020 had terminated his employment on December 31, 2020 due to retirement under the circumstances covered by our 2017, 2018, 2019 and 2020 annual award agreements, he would have received (either immediately or over time, depending on the circumstances of the termination) the following in respect of his unvested 2017, 2018, 2019 and 2020 annual equity awards:

Name	2017 Annual Equity Awards ($)	2018 Annual Equity Awards ($)	2019 Annual Equity Awards ($)	2020Annual Equity Awards ($)	Total ($)
Robert E. Sulentic(1)	993,422	11,354,704	7,461,610	11,426,643	31,236,379

(1)

Mr. Sulentic became retirement eligible in September 2018. Ms. Stearns and Messrs. Durburg, Lafitte and Queenan were not retirement eligible on December 31, 2020 and therefore are not included in the table above.

The foregoing amounts assume (i) the Adjusted EPS Equity Awards granted in 2018 were earned at 200% of target (as certified by the Compensation Committee on March 3, 2020), (ii) the Adjusted EPS Equity Awards granted in 2019 were earned at 52.5% of target (as certified by the Compensation Committee on March 2, 2021), (iii) the Adjusted EPS Equity Awards granted in 2020 are achieved at their “target” adjusted EPS performance level, (iv) all awards were valued at the closing price of our common stock on December 31, 2020, which was $62.72 per share, and (v) that Mr. Sulentic complied with the applicable non-competition, non-solicitation and confidentiality covenants through all applicable vesting dates.

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Qualifying Termination or Retirement Under Strategic Equity Award Agreements

Any unvested portion of the Strategic Equity Awards is generally forfeited upon a termination of employment that occurs prior to, in the case of the Time Vesting Strategic Equity Awards, their December 1, 2023 vesting date, and, in the case of the rTSR Strategic Equity Awards and the rEPS Strategic Equity Awards, the date on which the Compensation Committee certifies the applicable performance percentile ranking achieved (which certification will occur as soon as practicable, but in no event more than 60 days in the case of the rTSR Strategic Equity Awards or 90 days in the case of the rEPS Strategic Equity Awards, following the end of the six-year performance period for such RSUs). However, the award agreements pursuant to which the Strategic Equity Awards were granted provide for continued or accelerated vesting of a pro-rata amount of the unvested portion of those awards in the event of a termination due to (i) retirement or (ii) death, disability, by the company without cause or by the grantee for good reason (collectively referred to hereafter as a “SEA Qualifying Termination”).

In summary:

•

For the Time Vesting Strategic Equity Awards, if the grantee’s employment is terminated due to a SEA Qualifying Termination, a pro rata portion of the Time Vesting Strategic Equity Awards will vest on the date of termination determined based on the number of days the grantee was employed during the six-year vesting period of the Time Vesting Strategic Equity Awards, with delivery of the underlying shares delayed until December 1, 2023 if required by Section 409A of the Internal Revenue Code in the event the grantee was retirement eligible prior to the SEA Qualifying Termination (or, if such SEA Qualifying Termination occurs following a change in control of the company (as defined in the 2017 Plan), all unvested Time Vesting Strategic Equity Awards will automatically vest on the date of such termination).

•

For the Time Vesting Strategic Equity Awards, if the grantee’s employment is terminated due to retirement at any time on or after the first anniversary of the grant date, then, so long as the grantee has not breached any restrictive covenants to which they are subject, a pro rata portion of the Time Vesting Strategic Equity Awards will vest on December 1, 2023 (with the remaining Time Vesting Strategic Equity Awards being forfeited). If the termination due to retirement occurs prior to the first anniversary of the grant date, all of the Time Vesting Strategic Equity Awards will be forfeited upon such termination without consideration.

•

For the rTSR Strategic Equity Awards, if the grantee’s employment is terminated during the performance period and prior to a change in control of the company due to a SEA Qualifying Termination at any time or due to retirement at any time on or after the first anniversary of the grant date, then, so long as the grantee has not breached any restrictive covenants to which they are subject, that number of rTSR Strategic Equity Awards will vest on the vesting measurement date as is determined by multiplying the number of rTSR Strategic Equity Awards that would have vested if the grantee had remained employed on the vesting measurement date by a fraction, the numerator of which is the number of days the grantee was employed from the grant date to the date of termination and the denominator of which is the total number of days from the grant date to the vesting measurement date.

•

For the rTSR Strategic Equity Awards, if a change in control of the company occurs during the performance period, then the performance period will end as of the closing date of the change in control, and the number of rTSR Strategic Equity Awards that will be earned (and therefore remain eligible to vest following such change in control) will be determined in accordance with the percentile ranking calculation above, but the closing date of the change in control will be used as the measurement date and the price per share payable in connection with such change in control will be the final value of the company’s Class A common stock. Any rTSR Strategic Equity Awards that are so earned will vest on December 1, 2023 (subject to the grantee’s continued employment on such date) or if the grantee’s employment is terminated at any time following the change in control and prior to December 1, 2023 due to a SEA Qualifying Termination or due to retirement (so long as such retirement occurs on or after the first anniversary of the grant date), then any rTSR Strategic Equity Awards so earned will vest on the date of such termination. Any rTSR Strategic Equity Awards not so earned will be automatically forfeited upon the closing of the change in control.

•

For the rEPS Strategic Equity Awards, if the grantee’s employment is terminated during the performance period and prior to a change in control of the company (due to a SEA Qualifying Termination or due to retirement on or after the first anniversary of the grant date), then, so long as the grantee has not breached any restrictive covenants to which they are subject, that number of rEPS Strategic Equity Awards will vest on the vesting measurement date as is determined by multiplying the number of rEPS Strategic Equity Awards that would have vested if the grantee had remained employed on the vesting measurement date by a fraction, the numerator of which is the number of days the grantee was employed from the grant date to the date of termination and the denominator of which is the total number of days from the grant date to the vesting measurement date.

•	For the rEPS Strategic Equity Awards, if a change in control of the company occurs during the performance period, then

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the performance period will end as of the most recent quarter-end prior to the closing date of the change in control, the number of rEPS Strategic Equity Awards that will be earned (and therefore remain eligible to vest following such change in control) will be determined in accordance with the percentile ranking calculation above but with the most recent quarter-end prior to the closing date of the change in control being used as the measurement date for purposes of measuring the growth in Adjusted EPS over the performance period. Any rEPS Strategic Equity Awards that are so earned will vest on December 31, 2023 (subject to the grantee’s continued employment on such date) or if the grantee’s employment is terminated at any time following the change in control and prior to December 1, 2023 due to a SEA Qualifying Termination or due to retirement (so long as such retirement occurs on or after the first anniversary of the grant date), then any rEPS Strategic Equity Awards so earned will vest on the date of such termination. Any rEPS Strategic Equity Awards not so earned will be automatically forfeited upon the closing of the change in control.

“Cause” means the occurrence of any one or more of the following events: (i) the grantee’s conviction of (or plea of guilty or no contest to) a felony involving moral turpitude; (ii) the grantee’s willful and continued failure to substantially perform their designated duties or to follow lawful and authorized directions of the company after written notice from or on behalf of the company; (iii) the grantee’s willful misconduct (including willful violation of the company’s policies that are applicable to such grantee) or gross negligence that results in material reputational or financial harm to the company; (iv) any act of fraud, theft, or any material act of dishonesty by the grantee regarding the company’s business; (v) the grantee’s material breach of fiduciary duty to the company (including without limitation, acting in competition with, or taking other adverse action against, the company during the period of the grantee’s employment with the company, including soliciting our employees for alternative employment); (vi) any illegal or unethical act (inside or outside of such grantee’s scope of employment) by the grantee that results in material reputational or financial harm to the company; (vii) the grantee’s material misrepresentation regarding personal and/or company performance and/or the company’s records for personal or family financial benefit; (viii) the grantee’s material or systematic unauthorized use or abuse of corporate resources of the company for personal or family financial benefit; or (ix) the grantee’s refusal to testify or cooperate in legal proceedings or investigations involving the company. For purposes of this definition, the “company” means the company and its subsidiaries and affiliates.

“Good reason” means the occurrence of any one or more of the following events without the grantee’s prior written consent: (i) a material adverse change in the grantee’s duties or responsibilities (such that the compensation paid to the grantee would not continue to be deemed rational based on their revised duties or responsibilities); (ii) a reduction of more than 10% in the grantee’s base salary as in effect for the 12-month period immediately prior to such reduction, other than in connection with an across-the-board reduction of the base salaries of similarly situated employees or due to changes in the grantee’s duties and responsibilities with the grantee’s prior written consent; (iii) a reduction of more than 10% in the grantee’s annual target bonus as in effect immediately prior to such reduction or the grantee becoming ineligible to participate in bonus plans applicable to similarly situated employees, other than in connection with an across-the-board reduction of the annual target bonuses of similarly situated employees or due to changes in the grantee’s duties and responsibilities with the grantee’s prior written consent; (iv) the failure by the company to make any annual equity grant to the grantee or a reduction of more than 10% of the grantee’s annual equity grant as compared to the annual equity grant made to the grantee in the preceding fiscal year of the company, unless (A) a reduction of annual equity grants or a change in equity philosophy or practice occurs that does not disproportionately affect the grantee relative to other similarly situated employees who receive equity grants, or (B) such failure to grant or reduction of such grants occurs due to changes in the grantee’s duties and responsibilities with the grantee’s prior written consent; (v) if the grantee is a participant in the Severance Plan, the failure of any successor to the company to assume the Severance Plan upon a change in control of the company; or (vi) a change in the grantee’s principal place of work to a location of more than 50 miles in each direction from their principal place of work immediately prior to such change in location, so long as such change increases the grantee’s commute from their principal residence by more than 50 miles in each direction and more than 3 times per week on average. In order to resign for “good reason,” a grantee must provide a notice of termination to the company within 90 days of the initial existence of the facts or circumstances constituting such event, the company must fail to cure such facts or circumstances within 30 days after receipt of such notice and the date on which the grantee’s termination occurs must be no later than 30 days after the expiration of the such cure period.

“Disability” has the same meaning it has under the Severance Plan and “retirement” has the same meaning it has for purposes of the company’s annual equity awards.

CBRE - 2021 Proxy Statement	65

EXECUTIVE COMPENSATION

Hypothetical December 31, 2020 Termination Due to SEA Qualifying Termination or Retirement (No Change in Control)

In the hypothetical event that any of our named executive officers (other than Mr. Sulentic, who declined the Compensation Committee’s offer of a Strategic Equity Award) during 2020 had terminated employment on December 31, 2020 due to a SEA Qualifying Termination or retirement, they would have received either immediately or over time, depending on the circumstances of the termination) the following in respect of their Strategic Equity Awards:

Name	Time Vesting Strategic Equity Awards ($)	rTSR Strategic Equity Awards ($)	rEPS Strategic Equity Awards ($)	Total ($)
Leah C. Stearns	471,780	471,780	463,438	1,406,998
John E. Durburg	995,931	995,931	982,007	2,973,869
Michael J. Lafitte	1,369,428	1,369,428	1,350,299	4,089,155

Daniel G. Queenan	995,931	995,931	982,007	2,973,869

The foregoing amounts assume (i) the level of performance achieved for both the rTSR Strategic Equity Awards and the rEPS Strategic Equity Awards will be the level which causes the target number of rTSR Strategic Equity Awards and rEPS Strategic Equity Awards to vest, (ii) all awards were valued at the closing price of our common stock on December 31, 2020, which was $62.72 per share, (iii) the named executive officer complied with the applicable restrictive covenants through all applicable vesting dates, and (iv) for each type of award, the actual number of awards that vested was determined using proration based on (x) with respect to Ms. Stearns, service from May 15, 2019 to December 31, 2020 and (y) with respect to all other named executive officers, service from December 1, 2017 through December 31, 2020.

Hypothetical December 31, 2020 Termination Due to SEA Qualifying Termination or Retirement (Change in Control)

In the hypothetical event that a change in control of the company had occurred on December 31, 2020 and any of our named executive officers (other than Mr. Sulentic, who declined the Compensation Committee’s offer of a Strategic Equity Award) during 2020 had terminated employment due to a SEA Qualifying Termination or retirement following such change in control, they would have received (either immediately or over time, depending on the circumstances of the termination) the following in respect of their Strategic Equity Awards:

Name	Time Vesting Strategic Equity Awards ($)	rTSR Strategic Equity Awards ($)	rEPS Strategic Equity Awards ($)	Total ($)
Leah C. Stearns	1,313,482	1,410,008	—	2,723,490
John E. Durburg	1,936,229	2,078,541	—	4,014,770
Michael J. Lafitte	2,662,339	2,857,962	—	5,520,301
Daniel G. Queenan	1,936,229	2,078,541	—	4,014,770

We have assumed that (i) all awards were valued at the closing price of our common stock on December 31, 2020, which was $62.72 per share and, for purposes of the rTSR Strategic Equity Awards, that this closing price was also the final value of the company’s Class A common stock for purposes of calculating the price per share payable in connection with the change in control and (ii) the named executive officer complied with the applicable restrictive covenants through all applicable vesting dates.

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PROPOSAL  4  STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

John Chevedden, residing at 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, has notified us that he intends to present Proposal 4 (set forth below) for stockholder consideration at our Annual Meeting. His proposal concerns the stock ownership threshold necessary for our stockholders to call special stockholder meetings. He has provided us with documentation indicating that he is the beneficial owner of at least 100 shares of our common stock. We refer to his proposal as “Proposal 4.” Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. We are not responsible for the contents of this proposal.

Mr. Chevedden has submitted the following resolution:

Proposal 4—Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. The Board of Directors would continue to have its existing power to call a special meeting.

It is important for CBRE shareholders to have the most durable right to call a special shareholder meeting because with the widespread use of online shareholder meetings in 2020, it has become much easier for management to conduct a special shareholder meeting. Management hardly needs to prepare for an online meeting because all challenging question can be screened out. And management can toss out casual answers because shareholders have absolutely no opportunity to talk back.

Our directors also have no need for preparation. Shareholders may no longer have the opportunity to discuss concerns with the directors at a special shareholder meeting using the online meeting format.

The 2020 management resistance to this proposal topic was not up-to-date in taking into consideration the ease with which a special shareholder meeting can now be conducted.

Special meetings are now convenient for management because shareholders are severely restricted in making their views known because all their challenging questions and comments can arbitrarily be screened out by management. In return for this convenience for management, the stock ownership threshold should be reduced to 10% in order to maintain a balance in shareholder rights.

For instance Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive criticism.

Plus AT&T management would not even allow the proponents of shareholder proposals to read their proposals by telephone at the 2020 AT&T online annual meeting during the pandemic. Please see: AT&T investors denied a dial-in as annual meeting goes online https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1 007928/

This proposal topic won more than 42% support at the 2020 CBRE annual meeting. This 42% vote may represent 51%-support from the shareholders who have access to independent proxy voting advice.

The current stock ownership threshold of 25% can mean that more than 50% of shareholders must be contacted during a short window of time to simply call a special meeting. Plus many shareholders, who are convinced that a special meeting should be called, can make a small paperwork error that will disqualify them from counting toward the 25% ownership threshold that is now needed for a special meeting.

Plus the current 25% stock ownership threshold represents 30% of shares that normally cast ballots at CBRE.

This proposal topic, sponsored by William Steiner, won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. This 78% support might have been even higher if more shareholders had access to independent proxy voting advice.

Please vote yes:

Special Shareholder Meeting Improvement—Proposal 4

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PROPOSAL 4

Board Statement in Opposition to Proposal 4

This is the fourth time in the last five years that Mr. Chevedden has asked our stockholders to consider this same issue. Each time, our stockholders have demonstrated a preference for a higher special meeting threshold.

Our Board continues to strongly recommend that stockholders vote “AGAINST” Proposal 4 for the following reasons:

First, the Board continues to believe that the current 25% threshold to call a special meeting is more appropriately tailored to our stockholders’ needs and reflects prevailing best practices on corporate governance standards for public companies.

Our Board recognizes that some stockholders view the ability to call special meetings as a good corporate-governance practice that enhances stockholder rights. Our Board also believes, however, that special meetings can be abused if exercised by a small minority of stockholders and therefore can be disruptive to our overall stockholders and business operations and can cause us to spend substantial and unnecessary time and expense. Our Board considers special meetings to be extraordinary events that a significant number of stockholders should support, and that special meetings should not be a mechanism that a small group of stockholders can misuse to advance agendas and interests that our broader stockholder base may not share. From time to time, we have had individual stockholders that have owned in excess of 10% of our common stock. Adoption of a 10% threshold would potentially permit a single stockholder to call a special meeting at will.

Our Board has weighed these competing considerations and sought stockholder feedback on the topic and determined that our current 25% ownership threshold is consistent with best practices across S&P 500 public companies. Our Board strongly believes that the current 25% ownership threshold strikes the appropriate balance between enhancing stockholder rights and protecting stockholder interests. As of March 4, 2021, 58% of companies in the S&P 500 that allow stockholders to call a special meeting use a 25% or higher threshold. Only about 16% of such companies have adopted a 10% threshold.

Second, our stockholders have consistently demonstrated a preference for a higher special meeting threshold.

This is the fourth time in the last five years that Mr. Chevedden has asked our stockholders to consider this same issue.

At our 2016 annual meeting of stockholders, our stockholders considered a proposal from Mr. Chevedden to reduce the ownership threshold for stockholders to call a special meeting to 10% as well as a competing Board-sponsored proposal to adopt a threshold of 30%. Significantly more stockholders supported the Board’s proposal for a 30% ownership threshold, which was adopted.

At our 2018 annual meeting of stockholders, our stockholders considered the same proposal from Mr. Chevedden to reduce the ownership threshold for stockholders to call a special meeting to 10% as well as a competing Board-sponsored proposal to adopt a threshold of 25%. Notably, an even larger percentage of our stockholders supported the Board’s proposal for a 25% ownership threshold, which was adopted.

Likewise, last year, at our 2020 annual meeting of stockholders, our stockholders once again considered the same proposal from Mr. Chevedden to reduce the ownership threshold for stockholders to call a special meeting to 10%, and the proposal failed once again.

During 2020, we engaged in discussions with a number of our large stockholders to solicit their views on this topic and confirmed that they generally did not prefer a 10% threshold for stockholders to call a special meeting.

Third, you should consider in your vote our already strong corporate-governance practices.

Our Board has an ongoing commitment to corporate-governance best practices that operate for the benefit of all stockholders. These practices include, among other things, the following:

•	We require that our directors be elected by a majority (versus a plurality) of votes cast in uncontested director elections.

•	All of our directors stand for election annually.

•	Stockholders may directly nominate directors for inclusion in the proxy statement through proxy access rights.

•	Our directors are subject to term limits.

•	Our focus on Board refreshment has resulted in the addition of 7 new directors since October 2015.

•	As of December 31, 2020, our average Board tenure is 5 years.

•	An independent director must serve as Chair of our Board.

•	Our Board may not nominate a member of management for election to the Board if another member of management already sits on the Board.

•	9 of our 10 director nominees are independent under NYSE standards, and our Audit, Compensation and Corporate Governance Committees consist of only independent directors.

•	We have no “poison-pill” takeover-defense plan.

•	We permit our stockholders to act by written consent.

Fourth, we provide significant opportunities for stockholders to engage with our management and the Board.

Company leaders meet regularly with stockholders to discuss our strategy, operational performance and business practices, including at Investor Day meetings. We also meet with stockholders throughout the year to share perspectives on

68	CBRE - 2021 Proxy Statement

PROPOSAL 4

corporate governance, executive compensation and sustainability matters, among other topics. We strongly believe that this commitment to ongoing dialogue with our stockholders provides our stockholders significant opportunities to engage with our management and the Board.

In summary, we believe that our existing governance structure and stockholder engagement program, coupled with our higher threshold, strikes the appropriate balance between enhancing stockholder rights and protecting our broader stockholder base from minority groups of stockholders that may abuse the special meeting process.

Required Vote

Approval of this Proposal 4 requires the affirmative vote (i.e., “FOR” votes) of a majority of the shares present or represented and entitled to vote thereon at our 2021 Annual Meeting. A vote to “ABSTAIN” will count as “present” for purposes of the vote and so will have the same effect as a vote “AGAINST” this Proposal 4. A broker non-vote will not count as “present,” and so will have no effect in determining the outcome with respect to this Proposal 4.

Recommendation

Our Board strongly recommends that stockholders vote “AGAINST” this Proposal 4.

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STOCK OWNERSHIP

Security Ownership of Principal Stockholders

Based on information available to us as of March 22, 2021, the only stockholders known to us to beneficially own more than five percent of the outstanding shares of our common stock are (all percentages in the table are based on 336,301,387 shares of common stock outstanding as of March 22, 2021):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	28,302,346	(1)	8.4%
55 East 52nd Street
New York, New York 10055
The Vanguard Group	50,620,625	(2)	15.1%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

(1)

Solely based on information in a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc. The Schedule 13G/A indicates that as of December 31, 2020, BlackRock, Inc. was the beneficial owner of 28,302,346 shares of our common stock, with sole voting power as to 24,850,887 shares and sole dispositive power as to 28,302,346 shares of our common stock.

(2)

Solely based on information in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Schedule 13G/A indicates that as of December 31, 2020, The Vanguard Group was the beneficial owner of 50,620,625 shares of our common stock, with shared voting power as to 537,036 shares, sole dispositive power as to 49,173,224 shares and shared dispositive power as to 1,447,401 shares of our common stock.

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STOCK OWNERSHIP

Security Ownership of Management and Directors

The following table below sets forth information as of the close of business on March 22, 2021 regarding the beneficial ownership of our common stock by: (i) each of our current directors and each nominee for director to our Board; (ii) each of our executive officers named in the “Summary Compensation Table”; and (iii) all current directors, director nominees and current executive officers as a group. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares. All percentages in the table are based on 336,301,387 shares of common stock outstanding as of March 22, 2021.

Name	Common Stock Beneficially Owned Directly or Indirectly(1)	Common Stock Acquirable Within 60 Days(2)	Total Common Stock Beneficially Owned(3)		Percentage of Shares of Common Stock Outstanding
Robert E. Sulentic	688,036	—	688,036	(4)	*
Leah C. Stearns	14,632	15,331	29,963		*
John E. Durburg	70,628	—	70,628		*
Michael J. Lafitte	179,097	—	179,097	(5)	*
Daniel G. Queenan	71,443	—	71,443		*
Brandon B. Boze	—	2,789	2,789	(6)	*
Beth F. Cobert	12,897	2,789	15,686	(7)	*
Curtis F. Feeny	42,133	2,789	44,922	(8)	*
Reginald D. Gilyard	6,521	2,789	9,310	(9)	*
Shira D. Goodman	6,828	2,789	9,617	(10)	*
Christopher T. Jenny	48,789	2,789	51,578		*
Gerardo I. Lopez	30,260	2,789	33,049		*
Oscar Munoz	—	857	857		*
Laura D. Tyson	39,815	2,789	42,604		*
Ray Wirta	1,043,483	2,789	1,046,272	(11)	*
Sanjiv Yajnik	13,040	2,789	15,829		*
All current directors, director nominees and current executive officers as a group (19 persons)	2,467,047	44,078	2,511,125		*

*	Less than 1.0%

(1)

Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the CBRE Stock Fund of our 401(k) Plan and the shares listed under “Common Stock Acquirable Within 60 Days.”

(2)

Includes shares that are deemed to be beneficially owned by virtue of the individual’s right to acquire the shares upon the exercise of outstanding stock options or restricted stock units within 60 days from March 22, 2021.

(3)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(4)

Mr. Sulentic is the direct beneficial owner of 658,036 shares. An additional 30,000 shares are held by the Sulentic Family Foundation. He is a co-trustee of the Sulentic Family Foundation, but does not have any pecuniary interest in the shares beneficially owned by the foundation.

(5)	Mr. Lafitte is the sole trustee of the Laffite 2020 Irrevocable Trust F/B/O Michael J. Lafitte, which owns 89,539 of the shares reflected.

(6)

Under an agreement with ValueAct Capital, Mr. Boze directly is deemed to hold 2,789 restricted stock units (which vest within 60 days following March 22, 2021) for the benefit of the limited partners of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. as the sole owner of the membership interests of ValueAct Capital Management, LLC and as the majority owner of the limited partnership interests of ValueAct Capital Management, L.P., and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. Mr. Boze is a member of the management board of ValueAct Holdings GP, LLC. Mr. Boze is affiliated with ValueAct Capital Master Fund, L.P. and its related entities (the “Value Act Group”), but he does not have voting or dispositive power over shares beneficially owned by the ValueAct Group and therefore disclaims beneficial ownership of all shares held by or on behalf of them except to the extent of any pecuniary interest therein. The business address of each of the above named is c/o ValueAct Capital, One Letterman Drive, Building D, Fourth Floor, San Francisco, California 94129.

(7)	Ms. Cobert is a co-trustee of the Cioth/Cobert Family Trust U/D/T dated June 5, 1996, which owns 12,897 of the shares reflected.

(8)	Mr. Feeny is a co-trustee of the 1990 Feeny Family Trust A, which owns 42,133 of the shares reflected.

(9)	Mr. Gilyard is a co-trustee of the Gilyard Family Trust UDT March 27, 2015, which owns 6,521 of the shares reflected.

(10)	Ms. Goodman is a co-trustee of the Shira D. Goodman 2014 Family Trust DTD March 5, 2014, which owns 6,828 of the shares reflected.

(11)	Mr. Wirta is a co-trustee of the Wirta Family Trust, which owns 1,043,483 of the shares reflected.

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STOCK OWNERSHIP

Certain of our directors and executive officers may beneficially own shares in brokerage accounts subject to customary margin arrangements. Shares held in such accounts may be deemed to be pledged to secure those margin arrangements irrespective of whether there are margin loans then outstanding. None of these margin arrangements is designed to shift or hedge any economic risk associated with ownership of our common stock. As of March 22, 2021, none of our current executive officers or directors has pledged any of our shares, except for Mr. Wirta, whose shares are held in a brokerage account subject to a customary margin arrangement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no

Forms 5 were required for such persons, we believe that during the fiscal year 2020 all of our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, with the exception of a Form 4 to report a bona fide gift transaction by Mr. Midler that occurred during fiscal year 2020. Mr. Midler has subsequently filed a Form 4 with respect to such transaction.

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RELATED-PARTY TRANSACTIONS

Related-Party and Other Transactions Involving Our Officers and Directors

None of our executive officers and directors were involved in related-party transactions with us during 2020.

Review and Approval of Transactions with Interested Persons

We have operated under our Standards of Business Conduct since 2004. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Policy Regarding Transactions with Interested Parties and Corporate Opportunities governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of the following persons had or will have a direct or indirect material interest (other than relating to an employment relationship or transaction involving Board- or Compensation Committee-approved executive officer compensation):

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities; and
•	any immediate family member of any of the foregoing natural persons.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction potentially covered by the policy in advance of participating in such transaction. Our General Counsel is responsible for determining whether the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, he will report such transaction to the Audit Committee. The Audit Committee (or in certain cases, the Chair of the Audit Committee) is responsible for evaluating and approving such transactions, and in doing so, the Audit Committee may take into account, among other factors that it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

The policy is published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. The information contained on or accessible through our corporate websites is not part of or incorporated by reference into this Proxy Statement.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Instructions and Information

How to attend the Annual Meeting

We will be hosting the 2021 Annual Meeting live via the internet on May 19, 2021 at 10:00 a.m. (Central Time). You will be able to attend the 2021 Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/CBRE2021. You will be able to attend the 2021 Annual Meeting from any location with internet connectivity. You will not be able to attend the 2021 Annual Meeting in person.

Appointing a proxy in response to this solicitation will not affect your right to attend the Annual Meeting and to vote during the 2021 Annual Meeting. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Stockholders may submit questions and comments before and during the meeting. During the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of procedure. The rules of procedure will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on the Investor Relations page on our website at www.cbre.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The Annual Meeting webcast will begin promptly at 10:00 a.m. (Central Time). We encourage you to access the meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 9:45 a.m. (Central Time), and you should allow ample time for the check-in procedures.

Matters to be presented

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, then proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, then proxies can vote your shares at the adjournment or postponement as well.

Why is the 2021 Annual Meeting being held online?

Due to the ongoing public health impact of the Covid-19 pandemic, and to support the health and well-being of our stockholders and other participants at the Annual Meeting, this year the Annual Meeting will be a virtual meeting of stockholders held via a live webcast. The virtual meeting will provide the same rights and advantages of a physical meeting. Stockholders will be able to present questions online during the meeting, providing our stockholders with the opportunity for meaningful engagement with the company.

How do stockholders participate in the virtual meeting?

To participate in the meeting, you must have the 16-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/CBRE2021. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Will stockholders be able to participate in the virtual meeting on the same basis stockholders would be able to participate in an in-person annual meeting?

The virtual meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world that has internet connection at little to no cost, while protecting the health and well-being of our stockholders and other participants at the Annual Meeting.

We designed the format of the virtual meeting to ensure that stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:

•	providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;

•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website; and

•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.

Stockholders entitled to vote

You may vote if you owned shares of our common stock as of March 22, 2021, which is the record date for the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock that you owned on that date. As of March 22, 2021, we had 336,301,387 shares of common stock outstanding.

Vote tabulation

Broadridge Financial Solutions, Inc., an independent third party, will tabulate the votes, and our Assistant Secretary will act as the inspector of the election.

Confidential voting

Your proxy card, ballot and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure or your vote is cast in a contested election (which last exception is not applicable for the 2021 Annual Meeting). If you write comments on your proxy card, then your comments will be provided to us, but how you voted will remain confidential.

How do I vote?

If you plan to attend the Annual Meeting, you may vote and submit questions while attending the meeting via live webcast. You will need the 16-digit number included on your Notice of Availability or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the meeting. Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/CBRE2021 during the meeting.

If your common stock is held in your name, there are three ways for you to vote by proxy:

•	If you received a paper copy of the proxy materials by mail, mail the completed proxy card in the enclosed return envelope;

•	Call 1-800-690-6903; or
•	Log on to the internet at www.proxyvote.com and follow the instructions at that site. The website address for internet voting is also provided on your Notice of Availability.

Telephone and internet proxy voting will close at 8:59 p.m. (Pacific Time) on May 18, 2021, unless you are voting common stock held in our 401(k) plan, in which case the deadline for voting is 8:59 p.m. (Pacific Time) on May 16, 2021. Proxies submitted by mail must be received prior to the meeting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your common stock:

•	FOR all of the nominees for director named in this Proxy Statement;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021;

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

•	FOR the advisory approval of our named executive officer compensation for 2020; and

•	AGAINST the stockholder proposal regarding special stockholder meetings.

If your common stock is held in the name of your broker, bank or other nominee, then you should receive separate instructions from the holder of your common stock describing how to vote your common stock.

Even if you plan to attend the Annual Meeting via live webcast, we recommend that you vote your common stock in advance as described above so that your vote will be counted if you later decide not to participate in the virtual Annual Meeting.

If you do not vote/effect of broker non-votes

If you are a stockholder of record, then your shares will not be voted if you do not provide your proxy, unless you attend the live webcast and vote online during the Annual Meeting.

If (i) you are the beneficial owner of shares held in the name of a broker, trustee or other nominee, (ii) you do not provide that broker, trustee or other nominee with voting instructions, (iii) such person does not have discretionary authority to vote on such proposal, and (iv) you do not attend the live webcast and vote online during the Annual Meeting, then a “broker non-vote” will occur. Under the NYSE rules, brokers, trustees or other nominees may generally vote on routine matters but cannot vote on non-routine matters. Our Proposal 2 (ratify the appointment of our independent registered public accounting firm for 2021) is the only proposal in this Proxy Statement that is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares. For all other proposals, broker non-votes are not considered “present,” and as such, broker non-votes will not affect the outcome of any such other proposals.

Vote levels required to pass an item of business

•

Quorum. Holders of a majority in voting power of the stock entitled to vote at the Annual Meeting must be present or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by broker non-votes, as described above, and votes to “ABSTAIN” are counted as present and entitled to vote for purposes of determining a meeting quorum. No business may be conducted at the Annual Meeting if a quorum is not present. Stockholders attending the Annual Meeting through the live webcast will be considered present for the purposes of determining a meeting quorum.

•

Proposal 1—Elect Directors. Our by-laws require a “majority vote” requirement in uncontested director elections. Under this requirement, in order for a nominee to be elected in an uncontested election, the nominee must receive the affirmative vote of a majority of the votes cast on his or her election (i.e., votes cast “FOR” a nominee must exceed votes cast as “AGAINST”). In contested elections (i.e., elections involving director nominees submitted by our stockholders in accordance with our by-laws) directors are elected by a plurality of the votes cast. The “majority vote” requirement will apply at our Annual Meeting because our director nominee slate is “uncontested.” In addition, for the purposes of tabulating the results of director elections, shares that are not voted, votes to “ABSTAIN” and broker non-votes are not considered votes cast and so will not affect the election outcome. Under our by-laws, votes cast as “withheld” in uncontested elections are treated the same as votes cast “AGAINST” director nominees, whereas votes to “ABSTAIN” do not affect the election outcome. In order to minimize investor confusion, we have omitted the “withheld” voting option this year, and stockholders wishing to cast a negative vote for a director nominee should vote “AGAINST” such nominee.

•

All Other Proposals. Approval of each of the other proposals that do not relate to director elections (Proposal 1) requires the affirmative vote (i.e., a “FOR” vote) of a majority of the shares present or represented and entitled to vote thereon. A vote to “ABSTAIN” will have the same effect as a vote “AGAINST” these items, and a broker non-vote will have no effect in determining whether these items are approved. Our Proposal 2 (ratify the appointment of our independent registered public accounting firm for 2021) is the only proposal on which your broker is entitled to vote your shares if no instructions are received from you.

76	CBRE - 2021 Proxy Statement

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Shares in the 401(k) plan

If you hold common stock in our 401(k) plan as of March 22, 2021, the enclosed proxy card also serves as your voting instruction to Fidelity Management Trust Company, the trustee of our 401(k) plan, provided that you furnish your voting instructions over the internet or by telephone, or that the enclosed proxy card is signed, returned and received, by 8:59 p.m. (Pacific Time) on May 16, 2021. If your voting instructions are not received by such deadline, Fidelity Management Trust Company will not vote the shares attributable to your 401(k) plan account.

The Board’s voting recommendations

•	FOR election of our Board-nominated slate of directors (see Proposal 1);

•

FOR the ratification of the appointment of KPMG LLP, an independent registered public accounting firm, to be the auditors of our annual financial statements for the fiscal year ending December 31, 2021 (see Proposal 2);

•	FOR the advisory approval of our named executive officer compensation for 2020 (see Proposal 3); and

•	AGAINST the stockholder proposal regarding special stockholder meetings (see Proposal 4).

Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the Board.

Revoking your proxy

You can revoke your proxy if your common stock is held in your name by:

•	Filing written notice of revocation before our Annual Meeting with our Secretary, Laurence H. Midler, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date and delivering it before our Annual Meeting; or
•	Attending the live webcast and voting online during the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

Cost of proxy solicitation

Our Board solicits proxies on our behalf, and we will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where you can find our corporate governance materials

Current copies of our Board’s Corporate Governance Guidelines, Categorical Independence Standards, Standards of Business Conduct, Policy Regarding Transactions with Interested Parties and Corporate Opportunities, Equity Award Policy, Anti-Corruption Policy and the charters for the Audit Committee, Compensation Committee, Governance

Committee and Executive Committee are published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. We are not, however, including the other information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

CBRE - 2021 Proxy Statement	77

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Elimination of Paper and Duplicative Materials

Internet availability—Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

Important Notice: Our 2021 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available free of charge on the Investors Relations page on our website at www.cbre.com. We will provide by mail, without charge, a copy of our Annual Report on Form 10-K at your request. Please direct all inquiries to our Investor Relations Department at CBRE Group, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, or by email at investorrelations@cbre.com.

Householding—Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. If you wish to receive a separate copy of the Annual Report and Proxy Statement or of future annual reports and proxy statements, then you may contact our Investor Relations Department by (i) mail at CBRE Group, Inc., Attention: Investor Relations, 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, (ii) telephone at (214) 863-3145, or (iii) e-mail at investorrelations@cbre.com. You can also contact your broker, bank or other nominee to make a similar request. If we did not household your proxy materials for the 2021 Annual Meeting but you would like us to do so in the future, please contact our Investor Relations Department by mail, telephone or email as listed above.

Incorporation by Reference

The Audit Committee Report and Compensation Committee Report contained herein shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein. In addition, we are not including any information contained on or available through our corporate website or any other website that we may maintain as part of, or incorporating such information by reference into, this Proxy Statement.

Transfer Agent Information

Broadridge Corporate Issuer Solutions, Inc., or Broadridge, is the transfer agent for the common stock of CBRE Group, Inc. Broadridge can be reached at (855) 627-5086 or via email at shareholder@broadridge.com. You should contact Broadridge if you are a registered stockholder and have a question about your account, if your stock certificate has been lost or stolen, or if you would like to report a change in your name or address. Broadridge Corporate Issuer Solutions, Inc. can be contacted as follows:

Regular, Registered or Overnight Mail	Telephone Inquiries

Broadridge Corporate Issuer Solutions, Inc. Attention: Interactive Workflow System 1155 Long Island Avenue Edgewood, New York 11717	(855) 627-5086, or TTY for hearing impaired: (855) 627-5080 Foreign Shareowners: (720) 378-5662, or TTY Foreign Shareowners: (720) 399-2074 Website: www.shareholder.broadridge.com

78	CBRE - 2021 Proxy Statement

ANNEX A

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

We use non-GAAP financial measures within this Proxy Statement. We provide below reconciliations to their corresponding financial measure computed in accordance with GAAP. As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, our Board and management use non-GAAP financial measures to evaluate our performance and manage our operations. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

In addition, note that we refer to “adjusted EBITDA,” “adjusted net income” and “adjusted EPS” from time to time in our public reporting as “EBITDA, as adjusted,” “net income attributable to CBRE Group, Inc., as adjusted” and “diluted income per share attributable to CBRE Group, Inc. stockholders, as adjusted,” respectively.

1.	Fee Revenue

A reconciliation of fee revenue to revenue is shown below (dollars in thousands). Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, both of which are excluded from fee revenue.

	Year Ended December 31,
	2020	2019
Revenue:
Fee revenue	$10,890,911	$11,860,845
Plus: Pass through costs also recognized as revenue	12,935,284	12,033,246

Total Revenue	$23,826,195	$23,894,091

2.	Adjusted Net Income and Adjusted EPS

A reconciliation of net income computed in accordance with GAAP to net income attributable to CBRE Group, Inc., as adjusted (“adjusted net income”), and to diluted income per share attributable to CBRE Group, Inc. stockholders, as adjusted (“adjusted EPS”), in each case for the fiscal years ended December 31, 2020 and 2019, is set forth below (dollars in thousands, except share data):

	Year Ended December 31,
	2020	2019
Net income attributable to CBRE Group, Inc.	$751,989	$1,282,357
Plus / minus:
Costs associated with transformation initiatives (1)	155,148	—
Asset impairment	88,676	89,787
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	76,015	81,005
Costs associated with our reorganization, including cost-savings initiatives (2)	—	49,565
Integration and other costs related to acquisitions	1,756	15,292
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	(22,912)	13,101
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	11,598	9,301
Costs incurred related to legal entity restructuring	9,362	6,899
Write-off of financing costs on extinguished debt	75,592	2,608
Costs associated with workforce optimization efforts (3)	37,594	—
Depreciation expense related to transformation initiatives	20,692	—
Tax impact of adjusted items and tax benefit attributable to outside basis differences as a result of a legal entity restructuring	(97,880)	(286,945)
Impact of U.S. tax reform	—	—

Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$1,107,630	$1,262,970

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$3.27	$3.71

Weighted average shares outstanding for diluted income per share	338,392,210	340,522,871

(1)

During 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.

CBRE - 2021 Proxy Statement	A-1

(2)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

(3)

Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort and were included in the “Operating, administrative and other” line in the accompanying consolidated statements of operations for the year ended December 31, 2020. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative and other” line item in the accompanying operating results for the twelve months ended December 31, 2020.

3.	Cumulative Adjusted EPS, as certified by the Compensation Committee

A reconciliation of cumulative Adjusted EPS for 2019 and 2020, as publicly reported, to cumulative Adjusted EPS for 2019 and 2020, as certified by the Compensation Committee is set forth below:

Cumulative Diluted income per share for 2019 and 2020 attributable to CBRE Group, Inc. shareholders, as adjusted	$6.98

Diluted income per share impact due to Covid-19 costs not adjusted in above results	$0.15

Cumulative Diluted income per share for 2019 and 2020 attributable to CBRE Group, Inc. shareholders, as certified by the Compensation Committee	$7.13

4.	Adjusted EBITDA

A reconciliation of net income computed in accordance with GAAP to adjusted EBITDA for the fiscal years ended December 31, 2020 and 2019 is set forth below (dollars in thousands):

	Year Ended December 31,
	2020	2019
Net income attributable to CBRE Group, Inc.	$751,989	$1,282,357
Add:
Depreciation and amortization	501,728	439,224
Asset impairment	88,676	89,787
Interest expense, net of interest income	67,753	85,754
Write-off of financing costs on extinguished debt	75,592	2,608
Provision for income taxes	214,101	69,895

EBITDA	1,699,839	1,969,625
Adjustments:
Costs associated with transformation initiatives(1)	155,148	—
Costs associated with workforce optimization efforts(2)	37,594
Costs associated with our reorganization, including cost-savings initiatives(3)	—	49,565
Integration and other costs related to acquisitions	1,756	15,292
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	(22,912)	13,101
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	11,598	9,301
Costs incurred related to legal entity restructuring	9,362	6,899

Adjusted EBITDA	$1,892,385	$2,063,783

(1)

During 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.

(2)

Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort and were included in the “Operating, administrative and other” line in the accompanying consolidated statements of operations for the year ended December 31, 2020. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative and other” line item in the accompanying operating results for the twelve months ended December 31, 2020.

(3)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

A-2	CBRE - 2021 Proxy Statement

5.	Segment Operating Profit

A reconciliation of segment adjusted EBITDA to segment operating profit for fiscal year ended December 31, 2020 is set forth below (dollars in millions):

	Adjusted EBITDA ($)	Corporate Costs ($)	Segment Operating Profit ($)
Advisory Services	1,143	211	1,354
Global Workplace Solutions	517	63	580
Real Estate Investments	232	23	255
Corporate	—	(297)	(297)

Total	1,892	—	1,892

CBRE - 2021 Proxy Statement	A-3

CBRE GROUP, INC.

C/O BROADRIDGE

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. (Pacific Time) on May 18, 2021, unless you are voting shares held in CBRE Group, Inc.’s 401(k) plan, in which case the deadline is 8:59 p.m. (Pacific Time) on May 16, 2021 (the “401(k) cut-off time”). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CBRE2021

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. (Pacific Time) on May 18, 2021 or the 401(k) cut-off time, as applicable. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by mail must be received prior to the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D40603-P51554-Z79337	KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  CBRE GROUP, INC.

The Board of Directors recommends you vote FOR the following proposal:
1.	Elect Directors
	Nominees:	For	Against	Abstain
	1a. Brandon B. Boze	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
	1b. Beth F. Cobert	☐	☐	☐	2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021.	☐	☐	☐
	1c. Reginald H. Gilyard	☐	☐	☐	3.	Advisory vote to approve named executive officer compensation for 2020.	☐	☐	☐
	1d. Shira D. Goodman	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain
	1e. Christopher T. Jenny	☐	☐	☐	4.	Stockholder proposal regarding our stockholders’ ability to call special stockholder meetings.	☐	☐	☐
	1f. Gerardo I. Lopez	☐	☐	☐	NOTE: To transact any other business properly introduced at the Annual Meeting.
	1g. Oscar Munoz	☐	☐	☐
	1h. Robert E. Sulentic	☐	☐	☐
	1i. Laura D. Tyson	☐	☐	☐
	1j. Sanjiv Yajnik	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

D40604-P51554-Z79337

CBRE GROUP, INC.

Annual Meeting of Stockholders

May 19, 2021 10:00 a.m. (Central Time)

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert E. Sulentic and Leah C. Stearns, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CBRE GROUP, INC. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. (Central Time) on May 19, 2021 at www.virtualshareholdermeeting.com/CBRE2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side